Exhibit 10.18

Certain identified information has been excluded from this Exhibit 10.18 because it is both not material and would likely cause competitive harm to MEI Pharma, Inc. if publicly disclosed. The redacted portions are marked as [*CONFIDENTIAL*].

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

by and between

MEI PHARMA, INC.,

and

KYOWA KIRIN CO., LTD.

EFFECTIVE DATE:

APRIL 10, 2020

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES

•	Schedule 1.35 (Compound Structure)

•	Schedule 1.59 (Financial Exhibit)

•	Schedule 1.98 (KKC Patents)

•	Schedule 1.112 (MEI Patents)

•	Schedule 3.7(c) (Manufacturing Technology Transfer Plan)

•	Schedule 4.1(a) (U.S. – Development Plan)

•	Schedule 4.3 (Co-Promotion Terms)

•	Schedule 5.1(a) (JP – Development Plan)

•	Schedule 10.6 (Joint Press Release)

-i-

Confidential	EXECUTION VERSION

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”), dated as of April 10, 2020 (the “Effective Date”), is made by and between MEI Pharma, Inc., a Delaware corporation having an office at 3611 Valley Centre Drive STE 500, San Diego, CA 92130 (“MEI”), and Kyowa Kirin Co., Ltd. (formerly known as Kyowa Hakko Kirin Co., Ltd.), a Japanese corporation having an office at 1-9-2 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan (“KKC”). MEI and KKC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, MEI has certain rights to and is developing the Compounds and Products (each as defined below);

WHEREAS, KKC has extensive experience in developing, promoting and marketing pharmaceutical products throughout the world;

WHEREAS, MEI and KKC believe that a global collaboration and license arrangement between the Parties regarding the Compounds and Products would be desirable and would be of benefit to both Parties;

WHEREAS, the Parties entered into a License, Development and Commercialization Agreement dated October 31, 2018 (“JP Agreement”) pursuant to which MEI granted a license to KKC under certain intellectual property rights related to the Compound to Develop and Commercialize the Compound and Product in Japan;

WHEREAS, MEI and KKC desire to terminate the JP Agreement in order to, among other things, expand the scope of the JP Agreement to encompass the Development and Commercialization of the Compound and Product in the U.S. and RoW (each as defined below), while maintaining substantially similar terms for Japan contained in the JP Agreement, as set forth herein; and

WHEREAS, the Parties entered into a Mutual Confidentiality Agreement dated July 1, 2019 (“Prior CDA”) to facilitate the discussion and evaluation of a possible transaction between the Parties subsequent to the JP Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

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ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “AAA” has the meaning set forth in Section 14.12(b) (Dispute Resolution).

1.2 “Acquiring Party” has the meaning set forth in Section 14.1(b) (Non-Compete).

1.3 “Affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person; provided, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such person. For purposes of this Section 1.3 (Affiliate), “person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

1.4 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.5 “Alliance Managers” has the meaning set forth in Section 2.12 (Alliance Managers).

1.6 “Alliance Manager Expenses” means the Commercial FTE Costs for the Alliance Manager and the Out-of-Pocket costs incurred by the Alliance Manager in performing his/her responsibilities for the U.S. in accordance with this Agreement.

1.7 “Annual Report” has the meaning set forth in Section 7.1(b) (Development Reports).

1.8 [*CONFIDENTIAL*] means any protein derived from [*CONFIDENTIAL*] that binds to or inhibits the human protein [*CONFIDENTIAL*].

1.9 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, and any similar anti-corruption-related Applicable Laws or Applicable Laws related to the prevention of fraud, racketeering, money laundering or terrorism.

1.10 “Applicable Laws” means any applicable United States federal, state or local or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or

Confidential	EXECUTION VERSION

similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof, shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto, including all applicable “good laboratory practices,” “good clinical practices,” “good manufacturing practices,” and “good distribution practices” as such terms are most broadly defined in the industry.

1.11 “Audit” has the meaning set forth in Section 8.6 (Financial Records and Audit).

1.12 “Authorized Generic” means a listed drug as defined in §314.3 that has been approved under subsection 505(c) of the U.S. Federal Food, Drug and Cosmetic Act and is marketed, sold, or distributed directly or indirectly to retail class of trade with either labeling, packaging (other than repackaging as the listed drug in blister packs, unit doses, or similar packaging for use in institutions), product code, labeler code, trade name, or trademark that differs from that of the listed drug first approved under the same Regulatory Approval.

1.13 “Blocking Third Party Intellectual Property” means, with respect to a Compound or Product, Patent or Know-How owned or controlled by a Third Party (but not then included in MEI Technology or KKC Technology) that Cover (with respect to Patent) or are necessary or useful to Develop, Manufacture, have Manufactured, Package, have Packaged, or Commercialize (with respect to Know-How) such Compound or Product in the Field in the U.S.

1.14 “Blocking Third Party Intellectual Property Costs” means Out-of-Pocket Costs comprising upfronts, milestones, royalties, and any portion of other license fees or other payments reasonably related to the Development, Manufacture, Packaging or Commercialization of a Product and paid to a Third Party who owns or controls Blocking Third Party Intellectual Property to license or acquire the relevant Patents or Know-How for the Development, Manufacture, Packaging or Commercialization of a Product in the Field in or for the U.S. For clarity, the Parties acknowledge and agree that inclusion of Blocking Third Party Intellectual Property Costs within U.S. Commercialization Costs shall be subject to Section 9.5 (Third Party Intellectual Property Rights).

1.15 “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Japan or California.

1.16 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided, that, the first Calendar Quarter hereunder will be deemed to commence on the Effective Date and end on June 30, and the final Calendar Quarter will be deemed to end on the date that this Agreement expires or is terminated.

1.17 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31; provided, that, the first Calendar Year hereunder will be deemed to commence on the Effective Date and end on December 31, and the final Calendar Year will be deemed to end on the date that this Agreement expires or is terminated.

Confidential	EXECUTION VERSION

1.18 “CFR” means the U.S. Code of Federal Regulations.

1.19 “Change of Control” means (a) a merger or consolidation of a Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its Affiliates’ assets.

1.20 “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, legal costs and other expenses of any nature.

1.21 “Clinical Trial” means any clinical study of pharmaceutical product on human subjects to assess the dosing, safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such pharmaceutical product, including any phase I trial, phase II trial, Pivotal Study, or phase IV trial (as such trials, with the exception of Pivotal Study which is defined herein, is defined by any applicable Regulatory Authority); provided, that, post-marketing surveillance studies are not Clinical Trials.

1.22 “CLL/SLL” means chronic lymphocytic leukemia/small-cell lymphocytic lymphoma.

1.23 “CMC” means chemistry, manufacturing, and controls.

1.24 “CMO” means a contract manufacturing organization.

1.25 “Co-Exclusive” with respect to a license granted by a Party hereunder, means that: (a) the rights subject to such license shall be granted by such Party only to the other Party and not to any Third Party, and (b) such rights described in the foregoing clause (a) and any rights retained by the granting Party to the MEI Technology (in the case of MEI as the granting Party) or KKC Technology (in the case of KKC as the granting Party) shall be retained and exerciseable only by the granting Party; provided that, notwithstanding the foregoing, a Party may grant a Sublicense of a Co-Exclusive license to a Sublicensee in accordance with Section 3.3 (Sublicense Rights) or a subcontractor in accordance with Section 14.3 (Subcontractor).

1.26 “COGS” means, with respect to a Product, the manufacturing cost for such Product, which (a) to the extent such Product is manufactured by a Party or its Affiliates, shall approximate a reasonable definition of cost of goods sold for such Product with no markup, assuming full utilization of Manufacturing capacity, and (b) to the extent such Product is manufactured by a Third Party in an arms-length transaction, the Out-of-Pocket Costs paid to such Third Party for the manufacture of such Product.

Confidential	EXECUTION VERSION

1.27 “Collaboration Losses” means losses, damages, legal costs and other expenses of any nature resulting from a Claim that arise out of the performance, in good faith, of Development, Manufacture, Packaging, Commercialization or other exploitation of Products following the Effective Date in the U.S. in accordance with this Agreement.

1.28 “Combination Product” means any Product comprising the following, either formulated together (i.e., a fixed dose combination) or packaged together and sold for a single price: (a) a Compound and (b) at least one other active pharmaceutical ingredient that is not Controlled by MEI.

1.29 “Commercial FTE Costs” means the relevant Commercial FTEs times the sum of (a) the Incentive Compensation and (b) the appropriate Commercial FTE Rate, where,

(a) “Commercial FTE” means personnel directly engaged in performing Commercialization activities under the U.S. Commercialization Plan whose time and effort, in the aggregate, is equivalent to the time and effort of one (1) employee devoted exclusively to Commercialization activities based on 1880 person hours per year.

(b) “Incentive Compensation” means any cash or non-cash incentive compensation awarded to a personnel directly engaged in performing Commercialization activities under the U.S. Commercialization Plan paid or awarded pursuant to any incentive plan or arrangement maintained, contributed to or sponsored by the applicable Party, as each may be amended from time to time, and as such incentive compensation is further described in the Co-Promotion Agreement.

(c) “Commercial FTE Rate” means the “Commercial FTE Rate” as defined by the JCC for all roles included as billable under this Agreement with geographic adjustments as deemed appropriate by the JCC, which rates will be [*CONFIDENTIAL*] for each of MEI and KKC and will increase or decrease January 1 of each Calendar Year (starting with January 1, 2021) in accordance with the percentage year-over-year increase or decrease of the Mercer Human Resource Consulting Base Pay Increase for the Pharmaceutical/Biotechnology Industry.

1.30 “Commercialization” means to promote, market, distribute, sell (and offer for sale or contract to sell), import, conduct post-marketing surveillance, or otherwise commercially exploit or provide product support for a Product and to conduct activities, other than Development, Packaging, or Manufacturing, in preparation for conducting the foregoing activities, including activities to produce commercialization support data and to secure and maintain market access and reimbursement. “Commercializing” and “Commercialization” shall have correlative meanings.

1.31 “Commercialization Plan” means the U.S. Commercialization Plan, the JP Commercialization Plan, and/or the RoW Commercialization Plan, as applicable.

1.32 “Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by a Party with respect to the Compound and Product hereunder, the level of efforts and resources consistent with the efforts and resources a pharmaceutical company of similar size and situation in the exercise of its reasonable business judgment typically devotes to its own product candidates of similar market potential, at a similar stage in development or

Confidential	EXECUTION VERSION

product lifecycle, taking also into account the stage of development or product lifecycle of other products in such Party’s portfolio candidates, issues of safety and efficacy, product profile, the proprietary position of the Compound and Product, cost of goods, the competitiveness of the marketplace, the regulatory structure involved, the likelihood of regulatory approval, the anticipated or actual profitability of the applicable product, and other technical, legal, scientific and medical considerations; provided, that in any event each Party shall use no less than those efforts it uses with respect to its other high priority assets. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party: (a) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set objectives for carrying out such obligations, and (c) allocate resources designed to advance progress with respect to such objectives.

1.33 “Committee” means the JSC, JDC, JMC, JCC, and/or JFC, as applicable.

1.34 “Competitive Program” has the meaning set forth in Section 14.1(b) (Non-Compete).

1.35 “Compound” means the small molecule referred to by MEI as ME-401, generic name “zandelisib”, having the structure set forth on Schedule 1.35 and [*CONFIDENTIAL*].

1.36 “Conducting Party” has the meaning set forth in Section 4.1(e)(ii) (Exception).

1.37 “Confidential Information” of a Party means all Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational, scientific, clinical, medical or technical nature of such Party that is disclosed or made available by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic or other form, under this Agreement, the JP Agreement, or the Prior CDA. The terms of this Agreement, the JP Agreement, and the Prior CDA are the Confidential Information of both Parties.

1.38 “Control” and “Controlled by” means, with respect to any Know-How, Invention, Patent, technology, copyright, trademark or other intellectual property right, the possession by a Party or its Affiliates (whether by ownership, license grant or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, Invention, Patent, technology, copyright, trademark or other intellectual property right as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Party (or any of its Affiliates) and any Third Party.

1.39 “Co-Promotion Agreement” has the meaning set forth in Section 4.3 (Co-Promotion Agreement).

1.40 “Cover”, “Covered” or “Covering” means, with respect to a Patent, that, in the absence of a license granted to a Person under a Valid Claim included in such Patent, the Manufacture, Packaging, use, practice, distribution or sale of the subject matter of such Patent by such Person would infringe, or contribute to or induce the infringement of, such Valid Claim, or with respect to a Patent application, as if such Valid Claim was contained in an issued Patent.

Confidential	EXECUTION VERSION

1.41 “Deductions” has the meaning set forth in Section 1.117 (Net Sales).

1.42 “Develop” means to research, develop, analyze, test and conduct preclinical trials, Clinical Trials, any preclinical/clinical/CMC commitments following Regulatory Approval and all other regulatory trials, for the Compound or a Product, including new Indications, new formulations and all other activities, including regulatory activities, related to securing and maintaining Regulatory Approval, for the Compound or a Product. For the avoidance of doubt, Develop shall include activities such as conducting in vitro, in vivo or in silico studies for the purpose of determining which Indication to pursue. “Developing” and “Development” shall have correlative meanings.

1.43 “Development Plan” means the U.S. Development Plan, the JP Development Plan, and/or the RoW Development Plan, as applicable.

1.44 “Direct Licensee” means a service provider or subcontractor (including academic and medical institutions or the like) engaged by MEI as set forth in Section 14.3 for the performance of MEI’s obligations under this Agreement, and which receives a license by MEI to MEI Technology solely for the purpose of performing such obligations for the benefit of MEI.

1.45 “Disclosing Party” has the meaning set forth in Section 10.1(a) (Duty of Confidence).

1.46 “Distribution Costs” means all Out-of-Pocket Costs and Commercial FTE Costs identifiable to the distribution of Products, including customer and wholesaler services, collection of data about sales to hospitals and other customers, order entry, billing, shipping, logistics, warehousing, product insurance, freight not paid by customers, credit and collection and other like activities the costs of which are includable in “Distribution Costs” in accordance with GAAP, which shall not otherwise be included in U.S. Commercialization Costs. For clarity, “Distribution Costs” shall not include costs of activities included within: (a) gross-to-net calculations included in Net Sales, (b) Marketing Expenses, (c) Medical Affairs Expenses, or (d) Selling Expenses.

1.47 “DLBCL” means diffuse large B-cell lymphoma.

1.48 “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.49 “Early Access Program” means any program to provide patients with a Product prior to Regulatory Approval in any country in the Territory, including treatment INDs/protocols, named patient programs and compassionate use programs. For clarity, an Early Access Program with respect to a Product may continue to be performed following Regulatory Approval of such Product and costs may continue to be incurred in accordance with the performance of such Early Access Program after Regulatory Approval.

1.50 “Early Access Program Expenses” means the Out-of-Pocket Costs and Commercial FTE Costs to conduct Early Access Programs for the Product in accordance with this Agreement.

1.51 “Effective Date” has the meaning set forth in the preamble to this Agreement.

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1.52 “EMA” means the European Medicines Agency or any successor agency thereto.

1.53 “Excluded Claim” has the meaning set forth in Section 14.12(g) (Dispute Resolution).

1.54 “Executive Officer” has the meaning set forth in Section 14.12(a) (Dispute Resolution).

1.55 “Existing Data Agreement” means the GDPR Joint Controller and Onward Transfer Agreement between the Parties dated October 31, 2018.

1.56 “Expiration Date” means, on a country-by-country basis, the latest of: (a) expiration of the last-to-expire Valid Claim of the MEI Patents that Covers the composition of matter, pharmaceutical composition, Manufacture, use or sale of a Product (or the Compound contained therein) in such country; (b) expiration of Regulatory Exclusivity for such Product in such country; or (c) [*CONFIDENTIAL*] after the First Commercial Sale of such Product in such country.

1.57 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.58 “Field” means all prophylactic, diagnostic and therapeutic uses for any human disease.

1.59 “Financial Exhibit” means Schedule 1.59 attached hereto, as may be amended from time to time by mutual written agreement of the Parties.

1.60 “First Commercial Sale” means the first shipment of the Product by or on behalf of a Party (as applicable) or its Affiliate or its Sublicensee to a Third Party in a given/applicable country in the Territory for end use or consumption of the Product after Regulatory Approval of the Product in such country or, if earlier, the invoicing of a Third Party for such shipment. Sales or transfers of reasonable quantities of the Product for Clinical Trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.61 “FL” means follicular lymphoma.

1.62 “GAAP” means the then-current Generally Accepted Accounting Principles or International Financial Reporting Standards (IFRS), whichever is adopted as the standard financial accounting guideline in the United States for public companies, as consistently applied.

1.63 “GDPR” has the meaning set forth in Section 14.2 (Personally-Identifiable Data / GDPR Compliance).

1.64 “GDPR Agreement” has the meaning set forth in Section 14.2 (Personally-Identifiable Data / GDPR Compliance).

1.65 “Generic Product” means any pharmaceutical product that is distributed by a Third Party (that is not licensed or otherwise permitted by KKC or its Affiliates or its Sublicensees) in a country (a) under a Regulatory Approval approved by a Regulatory Authority in reliance, in

Confidential	EXECUTION VERSION

whole or in part, on the Regulatory Approval for the Product, including any product authorized for sale (i) in the United States pursuant to Section 505(b)(2) or 505(j) of the FD&C Act (21 U.S.C. 355(b)(2) and 355(j), respectively), (ii) in the EU pursuant to Article 10 of Directive 2001/83/EC as amended, or (iii) in other countries in the Territories all equivalents of such provisions in (i) and (ii), and (b) which product (i) contains the same active pharmaceutical ingredient(s) as the Product, (ii) is approved based in significant part upon clinical data generated and used for obtaining Regulatory Approval of the Product and (iii) is approved for at least one of the same Indication(s) as the Product in such country.

1.66 “Government Authority” means any United States federal, state or local, or any foreign, government or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority shall be a Governmental Authority.

1.67 “Gross Sales” has the meaning set forth in Section 1.117 (Net Sales).

1.68 “Health Care Reform Fees” means Out-of-Pocket Costs representing the annual fee paid to the U.S. government as defined in the Affordable Care Act and similar Taxes and governmental fees in the United States, in each case to the extent directly attributable to the Product. If any similar governmental fee is legislated, or analogous rule created, in any jurisdiction in the Territory, to the extent directly attributable to the Product, this shall also be included as Health Care Reform Fee.

1.69 “IND” means an investigational new drug application, clinical trial authorization or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority including the Clinical Trial Notification to the MHLW.

1.70 “Indemnified Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.71 “Indemnifying Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.72 “Indication” means a separate and distinct disease, disorder, illness or health condition for which [*CONFIDENTIAL*].

1.73 “Infringement Claim” has the meaning set forth in Section 9.5(a) (Third Party Intellectual Property Rights).

1.74 “Invention” means any improvement, addition, refinement, modification, development, discovery or invention, whether or not patentable, that is conceived, reduced to practice or otherwise developed by either Party, or by both Parties, under this Agreement.

1.75 “JCC” has the meaning set forth in Section 2.5 (Joint Commercialization Committee).

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1.76 “JDC” has the meaning set forth in Section 2.3 (Joint Development Committee).

1.77 “JFC” has the meaning set forth in Section 2.6 (Joint Finance Committee).

1.78 “JMC” has the meaning set forth in Section 2.4 (Joint Manufacturing Committee).

1.79 “Joint Inventions” has the meaning set forth in Section 9.1(b) (Ownership of Inventions).

1.80 “Joint Patents” has the meaning set forth in Section 9.1(b) (Ownership of Inventions).

1.81 “JPY” means the Japanese Yen (i.e., the currency in Japan).

1.82 “JP Aggregate Annual Net Sales” has the meaning set forth in Section 5.3(d)(i) (JP - Royalty Payments).

1.83 “JP and RoW Quality Agreement” has the meaning set forth in Section 7.3(b)(i) (JP and RoW – Supply Terms).

1.84 “JP and RoW Supply Agreement” has the meaning set forth in Section 7.3(b)(i) (JP and RoW – Supply Terms).

1.85 “JP and RoW Supply Items” has the meaning set forth in Section 7.3(b) (JP and RoW – Supply).

1.86 “JP Clinical Quality Agreement” means the quality agreement executed between the Parties dated December 21, 2018.

1.87 “JP Clinical Supply Agreement means the supply agreement executed between the Parties dated December 21, 2018.

1.88 “JP Commercialization Plan” has the meaning set forth in Section 5.2(a) (JP – Commercialization Plan).

1.89 “JP Development Costs” has the meaning set forth in Section 5.1(c) (JP – Development Costs).

1.90 “JP Development Plan” has the meaning set forth in Section 5.1(a) (JP – Development Plan).

1.91 “JP Promotional Materials” has the meaning set forth in Section 5.2(c) (JP – Creation of Promotional Materials).

1.92 “JP Royalty Term” has the meaning set forth in Section 5.3(d)(ii) (JP - Royalty Term).

1.93 “JSC” has the meaning set forth in Section 2.2(a) (Purpose; Formation).

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1.94 “KKC” has the meaning set forth in the preamble to this Agreement.

1.95 “KKC Data” has the meaning set forth in Section 9.1(a) (Data).

1.96 “KKC Indemnitees” has the meaning set forth in Section 13.1 (Indemnification by MEI).

1.97 “KKC Know-How” means all Know-How that KKC Controls as of the Effective Date or during the Term that is necessary for the Development, Packaging, and/or Manufacture of the Compound or Product and/or Commercialization of any Product in the Field, including KKC Data. Notwithstanding the foregoing, “KKC Know-How” does not include any Know-How that is owned or in-licensed by a Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates (a) prior to the closing of such Change of Control, except to the extent that any such Know-How was Controlled by KKC or any of its Affiliates prior to such Change of Control, or (b) after such Change of Control (other than arising from (i) KKC’s or any of its Affiliates’ performance of activities hereunder or (ii) the use of any KKC Technology).

1.98 “KKC Patents” means all Patents that KKC Controls as of the Effective Date or during the Term that Cover the Development, Packaging, and/or Manufacture of the Compound or Product and/or Commercialization of any Product in the Field in the Territory. The KKC Patents existing as of the Effective Date are listed on Schedule 1.98; provided, that “KKC Patents” do not include any Joint Patent. Notwithstanding the foregoing, “KKC Patent” does not include any Patent that is owned or in-licensed by a Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates [*CONFIDENTIAL*].

1.99 “KKC Technology” means the KKC Know-How, the KKC Patents, and KKC’s interest in the Joint Patents.

1.100 “KKC Trademarks” has the meaning set forth in Section 9.8(b) (KKC Trademarks). For clarity, KKC Trademarks do not include KKC’s name and logo.

1.101 “Know-How” means all secret and substantial technical, scientific, regulatory and other information, results, knowledge, techniques, in whatever form and whether or not confidential or patentable, Inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and Manufacturing data or descriptions. Know-How does not include any Patent claiming any of the foregoing.

1.102 “Manufacture” or “Manufacturing” or “Manufactured” means, with respect to the Compound and Product, the receipt, handling and storage of active pharmaceutical ingredients, drug substance or drug product and other materials, the manufacturing, processing, holding (including storage), quality assurance and quality control testing (including release) of the Compound and Product (other than quality assurance and quality control related to development of the Manufacturing process, which activities shall be considered Development activities) and

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shipping of the Compound and Product. For the avoidance of doubt, Manufacturing does not include Development, Packaging, and Commercializing.

1.103 “Manufacturing Technology Transfer Plan” has the meaning set forth in Section 3.7(c) (Technology Transfer to KKC).

1.104 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market and sell the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.105 Marketing Authorization Holder” means, on a country-by-country basis, the Party or other entity that owns the applicable Regulatory Approval following the approval of the Marketing Authorization Application for and in such country.

1.106 “Marketing Expenses” means Out-of-Pocket Costs and Commercial FTE Costs identifiable to the advertising, promotion and marketing of a Product in the Field, and related professional education, in each case to the extent incurred specifically with respect to a Product (and to the extent not performed by sales representatives), including:

(a) Advertising, which includes Out-of-Pocket Costs and Commercial FTE Costs associated with media costs, direct mails, production expenses, agency fees, and medical congresses and meetings and other advertising activities;

(b) Promotion, which includes Out-of-Pocket Costs and Commercial FTE Costs associated with professional samples, reimbursement of patient assistance programs, public relations and communications expenses, development of information and data for national accounts, managed care organizations and group purchasing organizations and other promotional activities;

(c) Market research, which includes Out-of-Pocket Costs and Commercial FTE Costs associated with market information, focus groups, and market research professional staff and related Out-of-Pocket Costs such as travel, and business meals;

(d) Marketing management, which includes the Out-of-Pocket Costs and Commercial FTE Costs of product management Commercial FTEs, to the extent directly performing activities with respect to the marketing and brand strategy development of Products;

(e) Reimbursement/access services, which includes Out-of-Pocket Costs incurred to manage marketing programs, marketing costs (educational material) as well as coupon or co-pay programs directly attributable to a Product; provided, however, that, if employees of MEI or KKC or any of their respective Affiliates provide this service, then the Commercial FTE Costs of such employees and the related Out-of-Pocket Costs such as travel, business meals, and entertainment will be included;

(f) Health policy/advocacy, which includes expenses reasonably necessary and identifiable to a Product, such as advocacy sponsorships for the Product’s specific disease state as well as any specific policy lobbying and trade and government relations related expenses, in each case to the extent attributable to and specifically conducted with respect to such Product;

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(g) Activities involving opinion leaders;

(h) Launch meetings;

(i) Conducting advisory board meetings or other consultant programs, the purpose of which is to obtain advice and feedback related to the Commercialization of a Product; and

(j) Web site (product or disease state) development, implementation and fees.

1.107 “Medical Affairs Expenses” means Out-of-Pocket Costs and Commercial FTE Costs reasonably necessary and identifiable to the Product incurred with respect to: medical and scientific information and response to external inquiries or complaints; pharmacovigilance, investigator initiated research if not covered in the U.S. Development Plan, medical education, Health Economics and Outcomes Research (HECOR, HEMAR), speaker programs, advisory boards, educational grants and fellowships, drug safety, local country government affairs, generating health economics and outcomes research data from patient reported outcomes, prospective observational studies and retrospective observational studies, and economic models and reimbursement dossiers; and field based medical science liaisons, medical affairs clinical trial management, medical doctors in field (separate from medical science liaisons), publications, medical communications and field medical education.

1.108 “MEI” has the meaning set forth in the preamble to this Agreement.

1.109 “MEI Data” has the meaning set forth in Section 9.1(a) (Data).

1.110 “MEI Indemnitees” has the meaning set forth in Section 13.2 (Indemnification by KKC).

1.111 “MEI Know-How” means all Know-How that MEI Controls as of the Effective Date or during the Term that is necessary for the Development, Packaging, and/or Manufacture of the Compound or Product and/or Commercialization of any Product in the Field, including MEI Data. Notwithstanding the foregoing, “MEI Know-How” does not include any Know-How that is owned or in-licensed by a Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates (a) prior to the closing of such Change of Control, except to the extent that any such Know-How was Controlled by MEI or any of its Affiliates prior to such Change of Control, or (b) [*CONFIDENTIAL*].

1.112 “MEI Patents” means all Patents that MEI Controls as of the Effective Date or during the Term that Cover the Development, Packaging, and/or Manufacture of the Compound or Product and/or Commercialization of any Product in the Field in the Territory. The MEI Patents existing as of the Effective Date are listed on Schedule 1.112; provided, that “MEI Patents” do not include any Joint Patent. Notwithstanding the foregoing, “MEI Patent” does not include any Patent that is owned or in-licensed by a Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates (a) prior to the closing of such Change of Control, except to the extent that any such Patent was Controlled by MEI or any of its Affiliates prior to such Change of Control, or [*CONFIDENTIAL*].

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1.113 “MEI Technology” means the MEI Know-How, the MEI Patents, and MEI’s interest in the Joint Patents.

1.114 “MEI Trademarks” means trademark(s) registered or created by MEI for use with the Product. For clarity, MEI Trademarks do not include MEI’s name and logo.

1.115 “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

1.116 “MZL” means marginal zone B-cell lymphoma.

1.117 “Net Sales” means, with respect to a Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of a Party, its Affiliates and Sublicensees (“Selling Party”) to Third Parties in the Territory (“Gross Sales”), less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise paid or incurred by such Selling Party, with respect to the sale or other disposition of such Product, in each and every case solely to the extent permitted to be taken as a deduction in accordance with GAAP (“Deductions”):

(a) normal and customary trade and quantity discounts, allowances, and credits actually allowed and properly taken with respect to sales of such Product;

(b) credits or allowances given or made for defects, rejection, recalls or return of previously sold Products or for retroactive price reductions and billing errors;

(c) discounts, rebates, reimbursements, and chargeback payments granted to managed health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or similar programs, pharmacy benefit managers (or equivalents thereof), wholesalers and other distributors, pharmacies and other retailers, group purchasing organizations or other buying groups, health maintenance organizations, national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, any other providers of health insurance coverage, or to trade customers;

(d) transportation costs and related insurance charges actually incurred; and

(e) any Taxes levied on or with respect to such Product (excluding Taxes imposed on or with respect to net income, however, denominated).

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among the relevant products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the Selling Party’s existing allocation method; provided that any such allocation to a Product shall: (i) be done in accordance with Applicable Law, including any price reporting laws, rules and regulations and (ii) subject to clause (i), in no event, be greater than a pro rata allocation, such that the portion of each of the foregoing rebates, discounts and other forms of reimbursements shall not be included as deductions from invoiced sales hereunder in any amount greater than the proportion of the number

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of units of such Product sold by the Selling Party to Third Parties hereunder compared to the number of units of all the products sold by the Selling Party to Third Parties to which such foregoing rebate, discount or other form of reimbursement, as applicable, are granted.

If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s length transactions in the relevant jurisdiction in the relevant Calendar Quarter.

Such amounts shall be determined in accordance with GAAP, consistently applied.

All deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a jurisdiction-by-jurisdiction basis, as incurred in the ordinary course of business in type and amount consistent with the Selling Party’s normal practices (as the payment is accrued by such entity); provided, however, that, if the accrued amount with respect to such deduction is determined in a subsequent Calendar Quarter to have been greater than the actual amount of such deduction, the amount over-accrued shall be included in Net Sales in such subsequent Calendar Quarter. For purposes of determining Net Sales, a Product shall be deemed to be sold when billed or invoiced and a sale shall not include transfers or dispositions of such Product for pre-clinical or clinical purposes or provided in good faith as samples or through patient assistance programs, in each case, without charge.

In the event that a Product is sold as part of a Combination Product, then Net Sales for such product shall be determined by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of such Product when sold separately in finished form, and B is the weighted average sale price of the other active compound or ingredient in the Combination Product sold separately in finished form.

In the event that the weighted average sale price of a Product can be determined but the weighted average sale price of the other active compound or ingredient in the Combination Product cannot be determined, then Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other active compounds or ingredients in the Combination Product can be determined but the weighted average sale price of such Product cannot be determined, Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the weighted average sale price of the other active compound or ingredient in the Combination

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Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both a Product and the other active compound or ingredient in the Combination Product cannot be determined in the Territory, then, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in the Territory that takes into account all factors reasonably relevant to the relative value of the Compound, on the one hand, and all of the other active ingredient(s), collectively, on the other hand.

Upon the sale or other disposal of a Product, such sale, disposal or use will be deemed to constitute a sale with the consideration for the sale being the consideration for the relevant transaction and constituting Net Sales hereunder, or if the consideration is not a monetary amount, a sale will be deemed to have occurred for a price assessed on the value of whatever consideration has been provided in exchange for the sale. Disposal of a Product for or use of a Product in Clinical Trials or as free samples will not give rise to any deemed sale under this definition. Such amounts will be determined from the books and records of the Selling Party maintained in accordance with GAAP or corresponding accounting standards in any other jurisdiction, consistently applied throughout the organization.

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

1.118 “Net Profit or Loss” means the amount calculated in accordance with the Financial Exhibit.

1.119 “NHI” means the Japanese national health insurance system, or its successor system.

1.120 “NHI Price” means the reimbursement price of the Product for purposes of the NHI.

1.121 “NHI Price Approval” means approval of the NHI Price by the MHLW.

1.122 “Non-Appointing Party” has the meaning set forth in Section 2.10 (Appointment Not an Obligation).

1.123 “Non-Conducting Party” has the meaning set forth in Section 4.1(e)(ii) (Exception).

1.124 “Other Allowable Expense” means any Out-of-Pocket Costs and Commercial FTE Costs approved by the JSC and included in the applicable U.S. Commercialization Plan and the applicable U.S. Commercialization Budget that is not otherwise included in any other U.S. Commercialization Cost category. It is understood that Other Allowable Expenses shall not include costs associated with U.S. Development activities.

1.125 “Other Income” means any payment or income (other than Net Sales) received by a Party or its Affiliate from a Third Party that is attributable to a Product or is received in connection with the grant of a Sublicense or other right or activity with respect to the Products.

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1.126 “Out-of-Pocket Costs” means amounts paid to Third Party vendors or contractors for services or materials provided by them directly in the performance of activities under the U.S. Development Plan or the U.S. Commercialization Plan, as applicable, to the extent such services or materials apply directly to a Compound or Product (or such amounts paid to Third Parties for other activities not included in determination of U.S. Development Costs or U.S. Commercialization Costs, but for which sharing of Out-of-Pocket Costs is otherwise specified in this Agreement). For clarity, Out-of-Pocket Costs do not include payments for the following internal expenses: salaries or benefits; travel expenses; facilities; utilities; general office or facility supplies; insurance; information technology, capital expenditures or the like.

1.127 “Package” and “Packaging” means all final Product labeling and packaging (whether in commercial or clinical packaging presentation), including packaging the capsules to its primary package, secondary packaging, insertion of materials such as package inserts, providing patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product and considered to be part of the finished Product packaging and labeling, and handling storage, quality control, quality assurance, testing and release of Product with respect to a given country.

1.128 “Partial Termination” means, a termination of this Agreement in part with respect to a Territory (i.e., the U.S., Japan, or the entire RoW in the case of termination for material breach as set forth in Section 11.2(b)) or with respect to a country (in the case of termination for force majeure as set forth in Section 11.2(f)) (such Territory or country, as applicable, a “Terminated Jurisdiction”).

1.129 “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

1.130 “Patent” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, Patent Term Extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

1.131 “Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.132 “Payee” means the Party receiving the payment under this Agreement.

1.133 “Payor” means the Party making the payment under this Agreement.

1.134 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

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1.135 “Pharmacovigilance Agreement” has the meaning set forth in Section 7.5 (Pharmacovigilance).

1.136 “Pivotal Study” means a human clinical trial (a) on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for an Indication or label expansion of the compound or product, (b) that would otherwise satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations) or any equivalent regulations in the countries in the Territory, regardless of where such clinical trial is conducted, or (c) that the data from which is actually used for registration purposes.

1.137 “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan, which is an extra-ministerial bureau of the MHLW and is responsible for, among other things, the evaluation of new drugs, and offers face-to-face consultation services, or a successor agency thereto.

1.138 “Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical products, receipt of such reimbursement or access authorization or pricing approval or determination (as the case may be), including the NHI Price Approval.

1.139 “Process Validation” means the development of a Manufacturing process for the applicable Compound and Product that, when operated within established parameters, performs effectively and reproducibly to allow commercial Manufacture the Compound and Product meeting the Specifications in accordance with Applicable Laws. For clarity, Process Validation is limited to process qualification and does not include continued process verification, as these terms are defined in FDA Guidance for Industry (Process Validation: General Principles and Practices, January 2011).

1.140 “Product” means any pharmaceutical product, containing the Compound, whether or not as the sole active ingredient, and in any dosage, form or formulation. For clarity, (a) the Compound in drug substance form (as opposed to the drug dosage form) shall constitute the Compound, but not the Product, and (b) the term “Product” shall not be construed to include any proprietary compounds of MEI or any of its Affiliates other than the Compound.

1.141 “Product Agreements” has the meaning set forth in Section 11.3(g) (Effect of Termination).

1.142 “Product Infringement” has the meaning set forth in Section 9.4(a) (Notice).

1.143 “Product Liability” means any liability in respect of any personal injury or death (or risk of personal injury or death) arising from, relating to or otherwise in respect of, the use or ingestion of, or exposure to, a Product, whether based on negligence, strict product liability or any other product liability theory, including liability predicated on any alleged or actual

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Manufacturing, design or formulation defect or failure to warn or any breach of any express or implied warranties.

1.144 “Product Liability Claims” means any and all Claims in respect of Product Liability or alleged Product Liability in the Territory.

1.145 “Product Trademark Costs” means all costs of establishment, maintenance and enforcement efforts relating to MEI Trademarks in the U.S.

1.146 “Profit Reconciliation Procedures” has the meaning set forth in Section 4.4(b)(i) (Net Profit or Loss).

1.147 “Publication” has the meaning set forth in Section 10.4(b) (Publication).

1.148 “Recall Expenses” means Out-of-Pocket Costs and Commercial FTE Costs directly associated with notification, retrieval and return of a Product, destruction of such returned Product, replacement Product and distribution of the replacement Product, in each case that are incurred with respect to a recall conducted in accordance with Section 7.2(d) (Remedial Actions) of this Agreement. The Parties acknowledge that if the recall was not anticipated at the time the applicable U.S. Commercialization Budget was established for a Calendar Year, then the Recall Expenses shall not be included for determining whether the Party conducting such recall has exceeded the amounts budgeted to be incurred by such Party in such Calendar Year for U.S. Commercialization Costs. Notwithstanding the foregoing, for clarity, Recall Expenses that are entitled to indemnification under Article 13 (Indemnification; Liability) shall be solely borne by the relevant Indemnifying Party, and shall not be shared hereunder.

1.149 “Receiving Party” has the meaning set forth in Section 10.1(a) (Duty of Confidence).

1.150 “Reconciliation Procedures” has the meaning set forth in Section 4.4(b)(i) (Net Profit or Loss).

1.151 “Regulatory Approval” means, with respect to any pharmaceutical product in any regulatory jurisdiction for a given Indication, approval from the applicable Regulatory Authority permitting the distribution, use and sale of such pharmaceutical product in such regulatory jurisdiction for such Indication in accordance with Applicable Law.

1.152 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or Pricing Approval of a pharmaceutical product in such country or regulatory jurisdiction.

1.153 “Regulatory Data” means any and all research data, pharmacology data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product (including any applicable Drug Master Files, CMC data, CDISC electronic data and relevant documents, or similar documentation).

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1.154 “Regulatory Exclusivity” means, with respect to each Product in any jurisdiction in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such jurisdiction that confers exclusive marketing rights with respect to such Product in such jurisdiction or prevents another Person from using or otherwise relying on any data supporting the approval of the Marketing Authorization Application with respect to such Product in such jurisdiction without the prior written consent of the Marketing Authorization Holder, as applicable, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

1.155 “Regulatory Maintenance Costs” means Out-of-Pocket Costs and Commercial FTE Costs for maintenance fees relating to Regulatory Approval for the Products in the Field, personnel engaged in the filing and maintenance of Regulatory Approval and incurred to establish, maintain and enforce the MEI Trademarks.

1.156 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, discussion/meeting minutes, registrations, Regulatory Approvals and/or other filings made or related to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, have Manufactured, Package, have Packaged, obtain marketing authorization, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, presentations, responses, and applications for other Regulatory Approvals.

1.157 “Remedial Action” has the meaning set forth in Section 7.2(d) (Remedial Actions).

1.158 “RoW” means worldwide, but excluding Japan and the U.S.

1.159 “RoW Aggregate Annual Net Sales” has the meaning set forth in Section 6.3(c)(i) (RoW - Royalty Rates).

1.160 “RoW Commercialization Plan” has the meaning set forth in Section 6.2(a) (RoW – Commercialization Plan).

1.161 “RoW Development Plan” has the meaning set forth in Section 6.1(a) (RoW – Development Plan).

1.162 “RoW Promotional Materials” has the meaning set forth in Section 6.2(c) (RoW – Creation of Promotional Materials).

1.163 “r/r” means relapsed or refractory.

1.164 “Selling Expenses” means Out-of-Pocket Costs and Commercial FTE Costs reasonably necessary and identifiable to the Product incurred with respect to: sales representatives, sales managers, sales deployment planning, sales training, customer tracking and targeting, payor and reimbursement activities, hospital and managed health care activities, performance reporting, and sales incentive planning. Costs for sales force automation (SFA) tools and hardware, such as laptops or tablets used to track activity, are not Selling Expenses, and not billable costs under this Agreement unless shared systems are developed and mutually agreed as a billable cost.

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1.165 “Selling Party” has the meaning set forth in Section 1.117 (Net Sales).

1.166 “Sole Inventions” has the meaning set forth in Section 9.1(b) (Ownership of Inventions).

1.167 “Sublicense” means a sublicense granted by a Party to a Third Party or an Affiliate of such Party of any rights granted hereunder to such Party by the other Party, including, without limitation, the right to Develop, Manufacture, have Manufactured, Package, have Packaged, or Commercialize any Compound or Product.

1.168 “Sublicensee” means with respect to a Party, a Third Party or Affiliate to whom such Party has granted a Sublicense in accordance with the terms of this Agreement.

1.169 “Tax” or “Taxes” means any (a) all federal, provincial, territorial, state, municipal, local, foreign or other Taxes, imposts, rates, levies, assessments and other charges in the nature of a Tax (and all interest and penalties thereon and additions thereto imposed by any Government Authority), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding Taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any liability for the payment of any amounts as a result of being party to any Tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

1.170 “Term” has the meaning set forth in Section 11.1 (Term).

1.171 “Terminated Jurisdiction” has the meaning set forth in Section 1.128.

1.172 “Territory” means collectively or individually, as applicable, U.S., Japan, and/or the RoW.

1.173 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.174 “Third Party Patent” has the meaning set forth in Section 9.5(c)(i) (Third Party Intellectual Property Rights).

1.175 “Trademark Infringement” has the meaning set forth in Section 9.8(c) (Trademarks).

1.176 “United States” or “U.S.” means the United States of America including its territories and possessions.

1.177 “Update Report” has the meaning set forth in Section 7.1(b) (Development Reports).

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1.178 “U.S. Commercialization Budget” means the budget for conducting Commercialization activities for the Products in the Field for the U.S. pursuant to the U.S. Commercialization Plan for the relevant Calendar Years, as developed, approved and amended concurrently with the U.S. Commercialization Plan in accordance with this Agreement.

1.179 “U.S. Commercialization Costs” means the sum of the following costs and expenses incurred following the Effective Date by the Parties or their Affiliates, in the course of Manufacturing, Packaging or Commercialization of the Products in or for the U.S. in accordance with this Agreement during the applicable Calendar Quarter or the applicable Calendar Year, in each case, that are incurred in accordance with the U.S. Commercialization Budget:

(a) Blocking Third Party Intellectual Property Costs;

(b) Distribution Costs;

(c) Early Access Program Expenses;

(d) Health Care Reform Fees;

(e) Marketing Expenses;

(f) Medical Affairs Expenses;

(g) Other Allowable Expenses;

(h) [*CONFIDENTIAL*]

(i) Recall Expenses;

(j) Regulatory Maintenance Costs;

(k) Selling Expenses;

(l) Alliance Manager Expenses; and

(m) COGS of Products for Commercialization.

For clarity, it is understood that U.S. Commercialization Costs shall include only Out-of-Pocket Costs and Commercial FTE Costs, and that internal costs of a Party and its Affiliates shall be reimbursed only as reflected in Commercial FTE Costs. Notwithstanding anything to the contrary in this Agreement (or the Financial Exhibit), to the extent that any activity is conducted (or an Out-of-Pocket Cost or Commercial FTE Cost is incurred) in support of both a Product and other products, services or efforts of a Party, or are not solely attributable to a Product, then the Out-of-Pocket Costs and Commercial FTE Costs thereof shall be included in U.S. Commercialization Costs only to the extent included in the applicable U.S. Commercialization Budget, or expressly and specifically included under the Financial Exhibit. In connection with the JCC’s review of a proposed U.S. Commercialization Budget for approval, upon request by either Party, the JCC shall review the methodology used to allocate to the U.S. Commercialization Costs

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the Commercial FTE Costs and Out-of-Pocket Costs of such combined activity, and if the JCC does not approve such methodology, the matter shall be resolved by the JSC.

1.180 “U.S. Commercialization Plan” has the meaning set forth in Section 4.2(a) (U.S. – Commercialization Plan).

1.181 “U.S. Development Budget” means the budget for conducting Development of Compounds and Products pursuant to the U.S. Development Plan for the relevant Calendar Years, as developed, approved and amended concurrently with the U.S. Development Plan in accordance with this Agreement.

1.182 “U.S. Development Costs” means Development FTE Costs and Out-of-Pocket Costs incurred by the Parties and their Affiliates in Developing the Products in the Field in or for the U.S. (including costs incurred in connection with U.S. Global Studies), in each case to the extent incurred in accordance with this Agreement, the U.S. Development Plan and the U.S. Development Budget, including:

(a) “Development FTE Costs”, which equals the relevant Development FTEs times the applicable Development FTE Rate, where:

(i) a “Development FTE” means a scientific, medical, technical, or other individual directly engaged in performing Development activities under the U.S. Development Plan, whose time and effort, in the aggregate, is equivalent to the time and effort of one (1) employee devoted exclusively to Development activities based on 1880 person hours per year.

(ii) “Development FTE Rate” means the “Development FTE Rate” as defined by the JDC for all roles included as billable under this Agreement with geographic adjustments as deemed appropriate by the JDC, which rates will be [*CONFIDENTIAL*] for each of MEI and KKC and will increase or decrease January 1 of each Calendar Year (starting with January 1, 2021) in accordance with the percentage year-over-year increase or decrease of the Mercer Human Resource Consulting Base Pay Increase for the Pharmaceutical/Biotechnology Industry;

(b) Out-of-Pocket Costs (if not otherwise captured above) of Manufacturing or having Manufactured clinical supplies for such efforts as set forth in the U.S. Development Plan, including, as applicable, (i) the COGS of clinical supply of the Products; (ii) costs and expenses incurred to purchase or package Third Party comparator or Third Party combination drugs or devices; and (iii) costs and expenses of disposal of clinical samples;

(c) Out-of-Pocket Costs representing fees incurred in connection with regulatory filings with respect to Products in the Field;

(d) Out-of-Pocket Costs (if not otherwise captured above) associated with pre- and post-approval commitments mandated by Governmental Authorities, to the extent incurred with respect to Products;

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(e) Out-of-Pocket Costs (if not otherwise captured above) incurred in connection with CMC Development or qualification and validation of Third Party contract manufacturers, and if a Party or an Affiliate of a Party is established as a supplier, the Out-of-Pocket Costs and Development FTE Costs to do so, including the Parties’ costs for transfer of process and manufacturing technology and analytical methods, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections;

(f) Out-of-Pocket Costs paid to contract research organizations;

(g) Out-of-Pocket Costs (if not otherwise captured above) identifiable to establishing, updating and maintaining a global safety database for Products;

(h) Out-of-Pocket Costs (if not otherwise captured above) associated with diagnostic products, if applicable to the Development of a Product;

(i) [*CONFIDENTIAL*] costs specified as “U.S. Development Costs” in [*CONFIDENTIAL*]; and

(j) any other Out-of-Pocket Costs incurred for activities specified in the U.S. Development Plan and included in the U.S. Development Budget.

For clarity, U.S. Development Costs shall exclude all of the payments set forth in Section 4.4 (U.S. – Financial Terms) 5.3 (JP – Financial Terms), and 6.3 (RoW – Financial Terms), and U.S. Commercialization Costs as defined in the Financial Exhibit and capital expenditures, and costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other overhead activities.

1.183 “U.S. Development Plan” has the meaning set forth in Section 4.1(a) (U.S. – Development Plan).

1.184 “U.S. Development Reconciliation Procedures” has the meaning set forth in Section 4.1(e)(iii) (U.S. Development Cost Reports).

1.185 “U.S. Global Study” means a Clinical Trial that (a) is intended to generate data that will be submitted to the relevant Regulatory Authorities in the United States and (b) is conducted, in whole or in part, in Japan and/or the RoW; provided, that U.S. Global Studies shall not include any Clinical Trial that is required by one or more Regulatory Authorities in Japan or the RoW but is not required by relevant Regulatory Authorities in the United States.

1.186 “U.S. Supply Items” has the meaning set forth in Section 7.3(a) (U.S. – Supply).

1.187 “Valid Claim” means, with respect to a country, a claim of (a) an issued and unexpired Patent in such country which has not been revoked, held unenforceable, unpatentable or invalid by an administrative agency, court or other governmental agency of a competent jurisdiction in a final and non-appealable decision (or decision unappealed within the time allowed for appeal), and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a pending Patent application in such country that is being prosecuted

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in good faith and has not been pending for more than [*CONFIDENTIAL*] from the first office action date with respect to such Patent application (for clarity, a Patent application pending longer than such [*CONFIDENTIAL*] period would become a Valid Claim after such period upon the issuance of the relevant Patent).

1.188 “VAT” has the meaning set forth in Section 8.5(b) (VAT).

1.189 “Working Group” has the meaning set forth in Section 2.7 (Working Group).

ARTICLE 2

MANAGEMENT OF COLLABORATIVE ACTIVITIES

2.1 Overview of Collaboration. Prior to the Effective Date, MEI has initiated Clinical Trials of Product containing the Compound, including in conjunction with KKC under the JP Agreement. The Parties have agreed to Develop and Commercialize Products in the Field in the Territory under the terms of this Agreement in accordance with Development Plan(s) and Commercialization Plan(s), as applicable.

2.2 Joint Steering Committee.

(a) Purpose; Formation. The Parties acknowledge and agree that the joint steering committee established under the JP Agreement is hereby disbanded in connection with the termination of the JP Agreement pursuant to Section 14.6(b) (Entire Agreement; Modification; JP Agreement and Prior CDA). Within [*CONFIDENTIAL*] after the Effective Date, the Parties shall establish a new joint steering committee (the “JSC”), composed of [*CONFIDENTIAL*] of each Party (or such other equal number of representative from each Party as the Parties may agree in writing from time-to-time), to coordinate and oversee the activities of the Parties under this Agreement. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The purposes of the JSC shall be (i) to serve as a forum to review, discuss and oversee (which, for clarity, shall not include approval rights except as explicitly set forth below in subsections (ii) and (iii)) the overall Development, Manufacture, Packaging and Commercialization strategies with respect to the Compounds and Products in the applicable Territories pursuant to this Agreement, (ii) to review, discuss and oversee the Development, Manufacture, Packaging and Commercialization strategies, plans and budgets in or for the U.S. (including in connection with U.S. Global Studies) by reviewing and approving the U.S. Development Plan, U.S. Development Budgets, U.S. Commercialization Plan and U.S. Commercialization Budgets, (iii) to review, discuss and oversee the Development strategies and plans with respect to the Compounds and Products in or for Japan or RoW by reviewing and approving the JP Development Plan and RoW Development Plan, (iv) to review, discuss and oversee the Manufacturing, Packaging, and Commercialization of Products in the Field in or for Japan and RoW, including by reviewing the Manufacturing, Packaging, and Commercialization strategy for Japan and RoW, reviewing the JP Commercialization Plan and RoW Commercialization Plan and amendments and updates to such plans, (v) to oversee the JDC, JMC, JCC and JFC, and the Working Groups which report to the JSC, and (vi) in accordance with

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Section 2.8 (Committee Decision Making), to resolve matters on which the JDC, JMC, JCC or JFC are unable to reach consensus. The Parties agree that the JSC will not be involved in day-to-day implementation of activities under this Agreement, and, for clarity, a Party assigned responsibility for a task will have control over day-to-day decisions related to operationalizing such task.

(b) Specific Responsibilities of the JSC. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the JSC shall in particular:

(i) oversee the collaborative activities of the Parties under this Agreement;

(ii) review and discuss, as necessary, performance of each Party, Affiliate or Sublicensee in performing the activities under the Development Plans or the Commercialization Plans, including compliance with Applicable Laws and any agreed-upon standards for conduct of such activities and progress of the Clinical Trials then on-going;

(iii) review and approve publication and communication strategies, global brand positioning or global trademarks proposed by the JDC and/or JCC, in each case when requested by the chairpersons of the JSC;

(iv) review strategies for obtaining, maintaining, defending and enforcing patent and trademark protection for Products in the Territory;

(v) review and approve each Development Plan and the U.S. Commercialization Plan, including budgets contained therein, and amendments thereto, as such are referred to the JSC by the JDC and JCC, as applicable;

(vi) review and discuss the JP Commercialization Plan and RoW Commercialization Plan and amendments thereto;

(vii) monitor progress and evaluate performance of the Parties under this Agreement, including a review of actual financial results versus budget or plan;

(viii) oversee any Working Group that reports into the JSC;

(ix) attempt to resolve disputes within the JDC, JMC, JCC, JFC and any other Working Group that reports to the JSC; and

(x) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement as agreed to in writing by the Parties.

(c) JSC Membership and Meetings.

(i) JSC Members. Each Party shall designate one of its JSC representatives to act as co-chairpersons of the JSC. Each Party may replace its JSC representatives (and its chairperson) on written notice to the other Party, but each Party shall strive

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to maintain continuity. The JSC members shall jointly prepare an agenda and shall direct the preparation of reasonably detailed minutes for each JSC meeting, respectively, which shall be circulated within [*CONFIDENTIAL*] of such meeting and thereafter be approved by both Parties as soon as possible; provided, that in the event of any disagreement it shall be noted in the minutes and finalized with such notation(s).

(ii) JSC Meetings. The JSC will hold its first meeting as soon as practicable but no [*CONFIDENTIAL*] of Effective Date. Thereafter, the JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [*CONFIDENTIAL*]. Meetings may be held in person, or by audio or video teleconference; provided, that unless otherwise agreed by both Parties, at [*CONFIDENTIAL*] per Calendar Year shall be held in person, and all in-person JSC meetings shall be held at locations mutually agreed upon by the Parties. Each Party shall be responsible for all of its own expenses of participating in JSC meetings.

(iii) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representative, to attend JSC meetings in a non-voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least [*CONFIDENTIAL*] prior written notice (to the extent practicable, and otherwise as soon as possible) to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

2.3 Joint Development Committee. Within [*CONFIDENTIAL*] after the Effective Date, the Parties shall establish a joint Development committee (the “JDC”), composed of three (3) representatives of each Party (or such other equal number of representative from each Party as the Parties may agree in writing from time-to-time), to coordinate and oversee the Development of the Compound and Products in the Field in or for the U.S., Japan, and RoW. Each JDC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities.

(a) Specific Responsibilities of the JDC. In addition to its general responsibilities, the JDC shall in particular:

(i) review and discuss applicable Development Plans and material amendments and updates to such Development Plans, including, with respect to the U.S., the U.S. Development Budget, and strategy for Development set forth therein, and present such Development Plans to the JSC for the JSC’s review and approval;

(ii) work with the JFC to develop and review budgets for Development Plans;

(iii) provide regular reports to the JSC regarding the Development of the Products;

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(iv) discuss and manage the implementation of the initial Development Plans;

(v) oversee the conduct of Development in the Territory, including all Clinical Trials and nonclinical studies;

(vi) create, implement and review the design of all Clinical Trials and nonclinical studies conducted under each Development Plan;

(vii) establish trial/project-specific addenda to the U.S. Development Plan that will set forth applicable Development FTE Rates and an allocation of time by such Development FTEs to be spent on such activities;

(viii) decide whether and when to initiate or discontinue any Clinical Trial and any nonclinical study under each Development Plan;

(ix) determine the amount of Product to be distributed free of charge annually for regulatory or Clinical Trials, including investigator-initiated trials;

(x) allocate budgeted resources and determine priorities for each Clinical Trial and nonclinical study under each Development Plan;

(xi) facilitate the flow of information between the Parties with respect to the Development of Products, including with respect to obtaining Regulatory Approval for Products;

(xii) discuss whether to Develop Products for new Indications and propose any such Indications to the JSC;

(xiii) allocate primary responsibility as between the Parties for tasks relating to Development of Products in or for the U.S. where not already specified in the Development Plan;

(xiv) discuss the requirements for Regulatory Approval in the Territory and oversee regulatory matters, including regulatory communication strategies with respect to Products in the Territory in conjunction with the regulatory department of the Party which holds or will hold the relevant Regulatory Approval;

(xv) establish a publication strategy for publications and presentations related to the Product in the Territory in cooperation with the JCC; and

(xvi) perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC.

(b) JDC Membership and Meetings.

(i) JDC Members. Each Party shall designate one of its JDC representatives to act as co-chairpersons of the JDC. Each Party may replace its JDC

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representatives (and its chairperson) on written notice to the other Party, but each Party shall strive to maintain continuity. The JDC members shall jointly prepare an agenda and shall direct the preparation of reasonably detailed minutes for each JDC meeting, respectively, which shall be circulated within [*CONFIDENTIAL*] of such meeting and thereafter be approved by both Parties as soon as possible; provided, that in the event of any disagreement it shall be noted in the minutes and finalized with such notation(s).

(ii) JDC Meetings. The JDC will hold its first meeting as soon as practicable but no later than [*CONFIDENTIAL*] of Effective Date. Thereafter, the JDC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [*CONFIDENTIAL*]. Meetings may be held in person, or by audio or video teleconference; provided, that unless otherwise agreed by both Parties, at least [*CONFIDENTIAL*] per Calendar Year shall be held in person, and all in-person JDC meetings shall be held at locations mutually agreed upon by the Parties. Each Party shall be responsible for all of its own expenses of participating in JDC meetings.

(iii) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representative, to attend JDC meetings in a non-voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least [*CONFIDENTIAL*] prior written notice (to the extent practicable, and otherwise as soon as possible) to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

2.4 Joint Manufacturing Committee. Within [*CONFIDENTIAL*] after the Effective Date, the Parties shall establish a joint Manufacturing committee (the “JMC”), composed of three (3) representatives of each Party (or such other equal number of representative from each Party as the Parties may agree in writing from time-to-time), to coordinate and oversee the Manufacturing of the Compound and Products in the Field in the U.S., Japan, and RoW. Each JMC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JMC’s responsibilities.

(a) Specific Responsibilities of the JMC. In addition to its general responsibilities, the JMC shall in particular:

(i) oversee clinical and commercial supply of the Products (in accordance with any supply or quality agreements entered into connection with this Agreement);

(ii) oversee any CMC related development activities, e.g. stability studies or packaging development, in the Territory;

(iii) review capital investments relating to the Compound and Products;

(iv) review, in conjunction with the JSC and JFC, COGS, including yields, success rates and other relevant production statistics;

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(v) review other operational issues relating to the manufacture or supply of the Compound and Products (including health, safety and environmental issues related thereto);

(vi) review and approve any updates to the Manufacturing Technology Transfer Plan from time-to-time, including amendments to timelines;

(vii) coordinate the transition of Manufacturing from MEI to KKC for Japan and the RoW;

(viii) develop and implement a supply chain assurance plan, pursuant to which each Party shall act as a back-up supplier of Compound and Product for the other Party (i.e., MEI shall act as a back-up supplier for KKC for Japan and RoW, and KKC shall act as a back-up supplier for MEI for the U.S.);

(ix) make recommendations regarding results of regulatory inspections related to the Compound and Products and review steps to be taken by either Party to address any deficiencies noted;

(x) make recommendations regarding capacity planning, supply plans and supply continuity planning for each Product for consistency with the forecasts, including consultation with the JDC regarding clinical supply Manufacturing;

(xi) make recommendations regarding changes in Manufacturing sites, testing sites, and responsibilities in the supply chain for each Compound and Product, it being understood that decisions regarding selection of which of internal or Third Party manufacturing and testing sites shall be used to manufacture the Compound and Product shall remain in the sole control of MEI, with respect to the U.S., and KKC, with respect to Japan and RoW;

(xii) make recommendations regarding Product enhancements through lifecycle management process;

(xiii) make recommendations regarding any material quality-related issues concerning any Compound and Product; and

(xiv) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC.

(b) JMC Membership and Meetings.

(i) JMC Members. Each Party shall designate one of its JMC representatives to act as co-chairpersons of the JMC. Each Party may replace its JMC representatives (and its chairperson) on written notice to the other Party, but each Party shall strive to maintain continuity. The JMC members shall jointly prepare an agenda and shall direct the preparation of reasonably detailed minutes for each JMC meeting, respectively, which shall be circulated within [*CONFIDENTIAL*] of such meeting and thereafter be approved by both Parties as soon as possible; provided, that in the event of any disagreement it shall be noted in the minutes and finalized with such notation(s).

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(ii) JMC Meetings. The JMC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [*CONFIDENTIAL*] per Calendar Year. Meetings may be held in person, or by audio or video teleconference; provided, that unless otherwise agreed by both Parties, at least [*CONFIDENTIAL*] per Calendar Year shall be held in person, and all in-person JMC meetings shall be held at locations mutually agreed upon by the Parties. Each Party shall be responsible for all of its own expenses of participating in JMC meetings.

(iii) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representative, to attend JMC meetings in a non-voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least [*CONFIDENTIAL*] prior written notice (to the extent practicable, and otherwise as soon as possible) to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

2.5 Joint Commercialization Committee. Within [*CONFIDENTIAL*] after the Effective Date, the Parties shall establish a joint Commercialization committee (the “JCC”), composed of three (3) representatives of each Party (or such other equal number of representative from each Party as the Parties may agree in writing from time-to-time), to coordinate and oversee the Commercialization of the Compound and Products in the Field in or for the U.S., Japan, and RoW. Each JCC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities.

(a) Specific Responsibilities of the JCC. In addition to its general responsibilities, the JCC shall in particular:

(i) review and discuss applicable Commercialization Plans and material amendments and updates to such Commercialization Plans, including, with respect to the U.S., the U.S. Commercialization Budget, and strategy for Commercialization set forth therein, and present such Commercialization Plans to the JSC for the JSC’s review and, with respect to the U.S. Commercialization Plan, for the JSC’s approval;

(ii) work with the JFC to develop and review budgets for Commercialization Plans;

(iii) oversee implementation of the Commercialization Plan(s);

(iv) establish and oversee a Commercialization strategy in the Territory, including pricing strategies for Product and MEI Trademark and KKC Trademark (to the extent applicable);

(v) regularly report to the JSC regarding the Commercialization strategy for the Product;

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(vi) establish a publication strategy for publications and presentations related to the Product in the Territory in cooperation with the JDC;

(vii) coordinate the global Commercialization strategy and activities of MEI and KKC with respect to Products, including pre-launch and post-launch activities to build and establish a global brand; and

(viii) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC.

(b) JCC Membership and Meetings.

(i) JCC Members. Each Party shall designate one of its JCC representatives to act as co-chairpersons of the JCC. Each Party may replace its JCC representatives (and its chairperson) on written notice to the other Party, but each Party shall strive to maintain continuity. The JCC members shall jointly prepare an agenda and shall direct the preparation of reasonably detailed minutes for each JCC meeting, respectively, which shall be circulated within [*CONFIDENTIAL*] of such meeting and thereafter be approved by both Parties as soon as possible; provided, that in the event of any disagreement it shall be noted in the minutes and finalized with such notation(s).

(ii) JCC Meetings. The JCC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [*CONFIDENTIAL*] per Calendar Year. Meetings may be held in person, or by audio or video teleconference; provided, that unless otherwise agreed by both Parties, at least [*CONFIDENTIAL*] per Calendar Year shall be held in person, and all in-person JCC meetings shall be held at locations mutually agreed upon by the Parties. Each Party shall be responsible for all of its own expenses of participating in JCC meetings.

(iii) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representative, to attend JCC meetings in a non-voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least [*CONFIDENTIAL*] prior written notice (to the extent practicable, and otherwise as soon as possible) to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

2.6 Joint Finance Committee. Within [*CONFIDENTIAL*] after the Effective Date, the Parties shall establish a joint finance committee (the “JFC”), composed of three (3) representatives of each Party (or such other equal number of representative from each Party as the Parties may agree in writing from time-to-time), to provide support to all other Committees with respect to accounting and financial matters relating to the activities under this Agreement. Each JFC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JFC’s responsibilities.

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(a) Specific Responsibilities of the JFC. In addition to its general responsibilities, the JFC shall in particular:

(i) work with the other Committees to assist in financial, forecasting, budgeting and planning matters as required, including (A) assisting in the preparation, for approval by the JSC, of such reports on financial matters as are requested by the JSC for the implementation of the financial aspects of the activities under this Agreement, (B) overseeing the preparation by the Parties of the budgets in U.S. Development Plan and U.S. Commercialization Plan for submission to the JSC for review and approval, (C) assisting in the preparation of other budgets and annual and long-term plans for JSC approval, (D) as requested by a Party, coordinating the preparation of Calendar Quarterly updates to annual budgets, (E) assisting the JCC in developing the long-range forecast for commercial supply of the Compounds and Products, (F) supporting the development of the revenue forecast model or methodology and (G) supporting development and review of the Product revenue forecasts at each official submission and update;

(ii) recommend, for approval by the Parties, procedures, formats and timelines consistent with this Agreement for reporting financial data and assist in resolving differences that relate to the financial terms of this Agreement;

(iii) recommend any changes to or additional items to be included within U.S. Development Costs, Out-of-Pocket Costs, COGS, Deductions, and U.S. Commercialization Costs accounted for under this Agreement;

(iv) review calculations of the amount of any payments to be made by the Parties (or their Affiliates) hereunder, review the reconciliation of payments and provide guidance regarding the most appropriate and Tax effective methods of cost sharing and determination and distribution of the Net Profit or Loss to a Party or its Affiliates consistent with this Agreement;

(v) on an annual basis, review the Development FTE Rates and Commercial FTE Rates and discuss and approve (if applicable) any modifications thereof;

(vi) coordinate audits of data where appropriate and required or allowed by this Agreement;

(vii) coordinate with the other Committees as appropriate and applicable;

(viii) perform such other duties as are expressly assigned to the JFC in this Agreement; and

(ix) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC.

2.7 Working Group. The Parties may establish under the JSC, JDC, JMC, JCC, or JFC one or more working groups to focus on discussions, information sharing and day-to-day conduct of activities concerning Development, Commercialization, Packaging, and Manufacturing and supply of the Product or any other areas of concern (the “Working Group”). Each Party may appoint its own members of working group with expertise and responsibilities of the areas relevant

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to the purpose of the Working Group and such member may be replaced from time to time. For clarity, any Committee may decide to establish a Working Group; provided, that, once established, Working Groups will report to the Committee it is established under, and any disagreements within a Working Group not resolved within [*CONFIDENTIAL*] may be referred to such Committee for resolution as provided in Section 2.8(a) (Within Operating Committees).

2.8 Committee Decision Making.

(a) Within Operating Committees. All decisions within any Committee other than the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before such Committee, the representatives of the Parties cannot reach an agreement within [*CONFIDENTIAL*], then either Party may cause such matter to be referred to the JSC for resolution as provided in Section 2.8(b) (Within the JSC).

(b) Within the JSC. In addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve any disputes within the Parties’ collaboration not resolved by any other Committees, except where expressly specified elsewhere in this Agreement. Subject to the exceptions specified below in this Section 2.8(b) (Within the JSC), all decisions within the JSC (whether originating there, or referred to it by an operating Committee) shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. A Party’s representative may indicate that its vote on an issue within the JSC is on a contingent basis pending internal approval of the applicable Party regarding the vote; provided, however, that such Party shall as promptly as possible report back to the JSC the outcome of such internal approval process and the meeting minutes shall reflect the ultimate vote. If a matter is referred by an operating Committee to the JSC, it shall use good faith efforts to resolve promptly such matter. If the JSC is unable to reach consensus on any issue for which it is responsible, within [*CONFIDENTIAL*] after a Party affirmatively states that a decision needs to be made, either Party may invoke the dispute resolution provisions of Section 14.12 (Dispute Resolution) and the status quo shall be maintained until resolution is reached.

2.9 General Committee Authority. Each Committee shall have solely the powers expressly assigned to it in this Article 2 (Management of Collaborative Activities) and elsewhere in this Agreement. No Committee shall have any right, power or authority: (a) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (b) to amend, modify, or waive compliance with this Agreement. It is expressly understood and agreed that the control of decision-making authority by MEI or KKC, as applicable, pursuant to Section 2.8 (Committee Decision Making), so as to resolve a disagreement or deadlock on a Committee for any matter will not authorize either Party to perform any function not delegated to a Committee, and that neither MEI nor KKC shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement or any other agreement between the Parties.

2.10 Appointment Not an Obligation. The appointment of members to a Committee is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21. Each Party shall be free to determine not to appoint members to the Committee. If a Party (the “Non-Appointing Party”) does not appoint members to a Committee, it shall not

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be a breach of this Agreement, nor shall any consideration be required to be returned, and the other Party shall have the votes and the decision-making power of the Non-Appointing Party unless and until such members are appointed by the Non-Appointing Party.

2.11 Discontinuation; Disbandment. Once established, each Committee shall continue to exist until the Parties mutually agree to disband the Committee. Upon the occurrence of the foregoing, (a) such Committee shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties and (b) any requirement of a Party to provide information or other materials to the Committee shall be deemed a requirement to provide such information or other materials to the other Party and the Parties shall retain their respective decision making authority in accordance with Section 2.8 (Committee Decision Making) over matters that are subject to the review or approval by the Committee hereunder; provided that MEI shall have final decision making authority with respect to the U.S. and KKC shall have final decision making authority with respect to Japan and RoW so long as MEI is Commercializing Product in the U.S., and KKC is Commercializing Product in Japan and Row, as applicable.

2.12 Alliance Managers. Each Party has appointed a representative to act as its alliance manager under the JP Agreement, who shall, as of the Effective Date, act as such Party’s alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as a key contact point between the Parties to facilitate the collaboration hereunder. A Party may replace its Alliance Managers at any time by providing notice in writing to the other Party.

ARTICLE 3

LICENSES

3.1 Licenses to KKC. Subject to the terms and conditions of this Agreement, MEI hereby grants to KKC:

(a) U.S. a Co-Exclusive (solely with MEI and subject to Section 11.3(a) (Effect of Termination)) license, with the right to grant Sublicenses (through multiple tiers) in accordance with Section 3.3 (Sublicense Rights) and with the right to grant subcontracts in accordance with Section 14.3 (Subcontractor), under the MEI Technology to Develop and use Compound and Product, and Commercialize Product, in the Field in or for the U.S. to the extent applicable to the activities delegated to KKC under this Agreement (including any ancillary agreement entered in connection with this Agreement).

(b) JP and RoW. (i) a Co-Exclusive (solely with MEI and subject to Section 11.3(a) (Effect of Termination)) license, with the right to grant Sublicenses (through multiple tiers) in accordance with Section 3.3 (Sublicense Rights) and with the right to grant subcontracts in accordance with Section 14.3 (Subcontractor), under the MEI Technology to Develop, Manufacture, have Manufactured, Package, have Packaged and use Compound and Product in the Field in Japan and in the RoW to the extent applicable to the activities delegated to MEI under this Agreement (including any ancillary agreement entered in connection with this Agreement), and (ii) an exclusive (subject to Section 11.3(a) (Effect of Termination)), royalty-bearing license, with the right to grant Sublicenses (through multiple tiers) in accordance with Section 3.3 (Sublicense Rights), under MEI Technology to Commercialize Product, in the Field in Japan and in the RoW.

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3.2 Licenses to MEI. Subject to the terms and conditions of this Agreement, KKC hereby grants to MEI:

(a) U.S. a Co-Exclusive (solely with KKC) license, with the right to grant Sublicenses (through multiple tiers) in accordance with Section 3.3 (Sublicense Rights) and with the right to grant subcontracts in accordance with Section 14.3 (Subcontractor), under the KKC Technology to Develop, Manufacture, have Manufactured, Package, have Packaged, use, and Commercialize Compound and Product, in the Field in or for the U.S.

(b) JP and RoW. a Co-Exclusive (solely with KKC) license, with the right to grant Sublicenses (through multiple tiers) in accordance with Section 3.3 (Sublicense Rights) and with the right to grant subcontracts in accordance with Section 14.3 (Subcontractor), under the KKC Technology to Develop, Manufacture, have Manufactured, Package, have Packaged, and use Compound and Product in the Field in Japan and in the RoW to the extent applicable to the activities delegated to MEI under this Agreement (including any ancillary agreement entered in connection with this Agreement).

3.3 Sublicense Rights.

(a) Subject to the terms of this Section 3.3 (Sublicense Rights), each Party as applicable licensee may grant a Sublicense of the licenses granted to it in Section 3.1 (Licenses to KKC), Section 3.2 (Licenses to MEI), or Section 3.4 (Rights of Reference), as applicable, to an Affiliate of such Party without notice to or the prior consent of the other Party. Upon [*CONFIDENTIAL*]

(b) Each authorized Sublicense granted under this Section 3.3 (Sublicense Rights), if any, whether to an Affiliate or Sublicensee, shall be in writing and shall incorporate terms and conditions sufficient to enable the sublicensing Party to comply with this Agreement. The sublicensing Party shall remain responsible for the performance by any of its Sublicensees and shall cause its Sublicensees to comply with the provisions of this Agreement in connection with such performance, including the non-compete, reporting, audit, inspection and confidentiality provisions hereunder, and shall terminate all relevant agreements with any such Sublicensee in the case of any uncured material breach of such terms and conditions by such Sublicensee. For the avoidance of doubt, the sublicensing Party will remain directly responsible for all amounts owed to the other Party under this Agreement and such sublicensing Party hereby expressly waives any requirement that such other Party exhaust any right, power or remedy, or proceed against a Sublicensee for any obligation or performance hereunder prior to proceeding directly against the sublicensing Party.

3.4 Rights of Reference. MEI hereby grants KKC the right to use and reference all Regulatory Materials (including data contained therein) Controlled by MEI, and all Regulatory Approvals for the Compound and Products submitted by or on behalf of MEI, its Affiliates or Sublicensees, which right may be used by KKC [*CONFIDENTIAL*]. MEI shall use Commercially Reasonable Efforts to cause all relevant Sublicensees of MEI to grant such cross reference rights, with right to sublicense (through multiple tiers) to KKC. KKC hereby grants MEI the right to use and reference all Regulatory Materials (including data contained therein) Controlled by KKC, and all Regulatory Approvals for the Compound and Products submitted by

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or on behalf of KKC, its Affiliates or Sublicensees which right may be used by MEI with [*CONFIDENTIAL*]. KKC shall cause all relevant Sublicensees of KKC to grant such cross reference rights, with right to sublicense (through multiple tiers) to MEI. Each Party shall execute any documentation that is reasonably requested by the other Party to facilitate the exercise of such rights of reference.

3.5 Retained Rights. MEI retains the right under the MEI Technology, and KKC retains the right under the KKC Technology, in each case, to exercise its rights and perform its obligations under this Agreement, including, for clarity, in connection with undertaking any U.S. Global Studies for the Compound and Product.

3.6 No Implied Licenses; Negative Covenant. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Know-How, Patents, trademarks or other intellectual property rights owned or controlled by the other Party. Each Party hereby covenants not to practice, and not to permit or cause any of its Affiliate or any Third Party to practice, any MEI Technology or any KKC Technology (as the case may be) for any purpose other than as expressly authorized in this Agreement, including Developing and Commercializing Products in accordance with the applicable Development Plan or Commercialization Plan, as applicable.

3.7 Technology Transfer to KKC.

(a) The Parties acknowledge and agree that, prior to the Effective Date, MEI has disclosed and made available to KKC, and KKC has received, the MEI Know-How and materials pursuant to the JP Agreement.

(b) If, during the Term, (i) MEI becomes aware of any Know-How or Patents MEI Controls that are necessary for KKC to Develop, Manufacture, have Manufactured, Package, have Packaged, and use Compound and Product, and Commercialize Product, MEI shall promptly notify KKC; and (ii) upon reasonable request by KKC, MEI shall disclose such MEI Know-How or MEI Patents and make available such Know-How or Patents to KKC with no additional cost and shall use Commercially Reasonable Efforts to provide reasonable technical assistance, subject to Section 3.7(c) (Technology Transfer to KKC), including making appropriate employees available at reasonably agreed times and frequency, for the purpose of assisting KKC to understand and use such Know-How in connection with KKC’s Product-related activities.

(c) The Parties shall conduct Manufacturing technology transfer of the Compound and Products in accordance with a Manufacturing technology transfer plan (as amended in accordance with this Agreement, the “Manufacturing Technology Transfer Plan”), including the timelines set forth therein, the initial version of which is attached to this Agreement as Schedule 3.7(c), provided that in the event of any inconsistency between the Manufacturing Technology Transfer Plan and this Agreement, the terms of this Agreement shall prevail. MEI shall provide assistance for each of KKC’s CMOs in compliance with Section 7.3(b)(ii) (Third Party Manufacturer) until such CMO completes Process Validation. MEI shall provide support for the Manufacturing technology transfer in accordance with the Manufacturing Technology Transfer Plan for [*CONFIDENTIAL*]. For clarity, subject to the foregoing obligation to provide assistance and other terms and conditions of this Agreement, KKC shall be solely responsible for

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any costs associated with its CMO(s), including the costs of any “bridging study(ies)” that are needed to establish the interchangeability of any such CMO(s)’s Manufacturing sites for regulatory purposes.

(d) The Parties acknowledge and agree that none of the technology transfer assistance required by this Section 3.7 (Technology Transfer to KKC) will require either Party to provide such assistance in person.

3.8

(a) KKC shall make the KKC Technology available to MEI at no additional cost and shall use Commercially Reasonable Efforts to provide reasonable technical assistance, including making appropriate employees available at reasonably agreed times and frequency, for the purpose of assisting MEI to understand and use such Know-How in connection with MEI’s Product-related activities; provided, that KKC shall have no obligation under this Section 3.8(a) (Technology Transfer to MEI) to provide such assistance in excess of [*CONFIDENTIAL*] and any such assistance provided by KKC in excess of [*CONFIDENTIAL*] at a rate of [*CONFIDENTIAL*].

(b) Notwithstanding the foregoing Section 3.8(a) (Technology Transfer to MEI), during the Term, with no additional costs to MEI, KKC shall, as soon as reasonably practicable following reasonable request by MEI, provide MEI with copies of all data, as well as all other information requested by MEI, generated by KKC in the conduct of any Clinical Trials involving the Compound and Product (including all of KKC’s Regulatory Data and KKC Data) that MEI determines would be necessary or useful to Package, have Packaged, Manufacture, have Manufactured, Develop or Commercialize the Products in or for the U.S.

(c) The Parties acknowledge and agree that none of the technology transfer assistance required by this Section 3.8 (Technology Transfer to MEI) will require either Party to provide such assistance in person.

ARTICLE 4

U.S. SPECIFIC TERMS

4.1 U.S. – Development. Subject to the terms and conditions of this Agreement, the Parties shall be jointly responsible for the Development of the Compound and Products in the Field in or for the U.S., and for U.S. Global Studies, including conduct of preclinical studies and Clinical Trials that are required by Regulatory Authority(ies) in the U.S. to support Regulatory Approval of the Compound and Products in the Field in the U.S.

(a) U.S. – Development Plan. The Parties shall conduct all Development of the Compound and Products in the Field in or for the U.S., and all U.S. Global Studies, in accordance with a comprehensive development plan (as amended in accordance with this Agreement, the “U.S. Development Plan”), including the timelines set forth therein, the initial version of which is attached to this Agreement as Schedule 4.1(a). For clarity, the Parties acknowledge and agree that such attachment may be subject to further discussion and updates, as agreed upon by the Parties through the JDC and approved by the JSC, following the execution of

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this Agreement. The U.S. Development Plan will include, among other things, the Indications for which the Product is to be Developed, allocation of responsibilities between the Parties, critical activities to be undertaken, certain timelines, go/no go decision points and relevant decision criteria, and feedback from the FDA, EMA and/or PMDA (which, to the extent applicable, FDA, EMA and/or PMDA feedback will be reflected in a promptly updated U.S. Development Plan, including applicable updates to U.S. Global Studies, that is reviewed and discussed by the JDC, and presented to the JSC for final approval), if applicable. The Parties may also discuss and consider the feedbacks from the other Regulatory Authorities with respect to the U.S. Development Plan. The U.S. Development Plan shall be focused on efficiently obtaining Regulatory Approval for the Product in the Field in the U.S., but may consider its impact on Regulatory Approval for the Product in EU and Japan. The U.S. Development Plan will be associated with the U.S. Development Budget. Each U.S. Development Plan shall include a three (3) Calendar Year plan for Developing the Products and shall be prepared in good faith; provided, however that the Parties acknowledge and agree that the initial U.S. Development Plan does not include a corresponding U.S. Development Budget, and that the initial U.S. Development Budget shall be deemed to equal and include any costs incurred for activities to be undertaken after the Effective Date by MEI under such initial U.S. Development Plan and any such costs shall, accordingly, be deemed to be U.S. Development Costs that are subject to Section 4.1(e)(iv) (U.S. – Development Costs) until such time as the Parties approve a U.S. Development Budget through the JSC in accordance with applicable provisions of this Agreement. In the event of any inconsistency between the U.S. Development Plan and this Agreement, the terms of this Agreement shall prevail.

(b) Amendments to the U.S. Development Plan. On an annual basis (no later than September 30th of the preceding Calendar Year), or more often as the Parties deem appropriate, the JDC shall prepare amendments to the then-current U.S. Development Plan and U.S. Development Budget for approval by the JSC. Each such amended U.S. Development Plan shall specify, with a reasonable level of detail, the items described in Section 4.1(a) (U.S. – Development Plan). Such amended U.S. Development Plan shall cover the next three (3) Calendar Years (and additional periods as reasonably determined by the Parties) and shall contain a corresponding U.S. Development Budget. Such updated and amended U.S. Development Plan shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to the then-current U.S. Development Plan. In addition, the JDC may prepare amendments for approval by the JSC to the U.S. Development Plan and corresponding U.S. Development Budget from time to time during the Calendar Year in order to reflect changes in such plan and budget for applicable Calendar Years, in each case, in accordance with the foregoing. Each Party may, [*CONFIDENTIAL*], propose necessary amendments to the U.S. Development Budget to the JSC for approval. Once approved by the JSC, the amended U.S. Development Plan and U.S. Development Budget shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify). Any JSC-approved amended U.S. Development Plan and U.S. Development Budget shall supersede the previous U.S. Development Plan and U.S. Development Budget for the applicable period.

(c) U.S. – Development Diligence. The Parties, directly and/or with or through Affiliates or Sublicensees (or Direct Licensees with respect to MEI), shall use Commercially Reasonable Efforts to Develop, and to obtain Regulatory Approval for, the Compound and Product in the Field in the U.S. in accordance with the then-current U.S. Development Plan for the

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Indications of [*CONFIDENTIAL*] in accordance with the U.S. Development Plan shall be deemed to be a material breach (which, for clarity, shall be subject to the terms of Section 11.2(b) including the cure period thereunder) of such Party’s Development diligence obligations under this Section 4.1(c) (U.S. - Development Diligence).

(d) U.S. - Development Budget. The U.S. Development Budget shall set forth the budgeted amounts for U.S. Development Costs with respect to activities allocated to the Parties under the U.S. Development Plan, and shall include for each Party a budget for U.S. Development Costs for the Development activities allocated to such Party, broken down by Calendar Quarter with respect to at least the then-current Calendar Year. The U.S. Development Budget shall also include a breakout of costs by functional area or category as determined by the JDC. Concurrently with the annual update of the U.S. Development Plan in accordance with Section 4.1(b) (Amendments to the U.S. Development Plan), the Parties shall also prepare, and the JSC shall review and approve, an updated U.S. Development Budget.

(e) U.S. - Development Costs.

(i) Cost Sharing. Subject to Section 4.1(e)(ii) (Exception), U.S. Development Costs incurred for activities to be undertaken after the Effective Date by a Party shall be borne [*CONFIDENTIAL*]. For the avoidance of double-counting, the Parties acknowledge and agree that (A) U.S. Development Costs shall not be included in U.S. Commercialization Costs for purposes of calculating Net Profit or Loss in accordance with the Financial Exhibit (and, likewise, that any amounts included in U.S. Commercialization Costs shall not be included in U.S. Development Costs), and (B) in the case of [*CONFIDENTIAL*] and be deducted from the total cost of the U.S. Development Costs, and the remaining cost shall be borne [*CONFIDENTIAL*].

(ii) Exception. If one Party (“Conducting Party”) desires to conduct a Clinical Trial of the Product for an Indication outside the scope of the then-current U.S. Development Plan that the other Party (“Non-Conducting Party”) does not, and the Parties are unable to reach an agreement under the JDC, and under the JSC following escalation, then such Conducting Party shall be permitted to conduct such Clinical Trial at its sole cost and expense (i.e., such costs for conducting such Clinical Trial shall not be considered a U.S. Development Cost), provided that:

(1) if the Non-Conducting Party subsequently agrees in writing to the Parties’ conducting a Pivotal Study of the Product for such Indication prior to initial submission of the study protocol of such Pivotal Study to the relevant Regulatory Authority, then the Non-Conducting Party shall be obligated to reimburse the [*CONFIDENTIAL*] of the cost of such earlier Clinical Trial that was not agreed upon, and the costs for conducting such Pivotal Study shall be considered a U.S. Development Cost subject to cost sharing as provided in Section 4.1(e)(i) (Cost Sharing); and

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(2) if a Regulatory Approval is obtained for the Product for such Indication without the Non-Conducting Party agreeing as provided in Section 4.1(e)(ii)(1) (Exception), then the Non-Conducting Party shall be obligated to reimburse [*CONFIDENTIAL*] of the cost of the related earlier Clinical Trial that was not agreed upon. Without limiting the foregoing, (A) in the case of MEI conducting such Pivotal Study at its own cost and expense as a Conducting Party, any Development milestone associated with such Indication as provided in Section 4.4(a) [*CONFIDENTIAL*]; and (B) in the case of KKC conducting Pivotal Study at its own cost and expense as a Conducting Party, any [*CONFIDENTIAL*].

(iii) U.S. Development Cost Reports. U.S. Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 4.1(e)(iv) (Reimbursement of U.S. Development Costs). Each Party shall calculate and maintain records of U.S. Development Costs incurred by it and its Affiliates in accordance with procedures to be established by the JFC and approved by the JSC, and the procedures for monthly reporting of actual results, monthly review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to U.S. Development Costs will be determined by the JSC (the “U.S. Development Reconciliation Procedures”). Such procedures will provide the ability to comply with financial reporting requirements of each Party under Applicable Laws. Without limiting the foregoing, the JFC shall establish reasonable procedures for the Parties to share estimated U.S. Development Costs for each Calendar Quarter prior to the end of such Calendar Quarter, to enable each Party to appropriately accrue its share of U.S. Development Costs for financial reporting purposes.

(iv) Reimbursement of U.S. Development Costs.

(1) The U.S. Development Reconciliation Procedures shall provide (A) for each Party to provide a monthly written report to the other Party setting forth in reasonable detail the total actual U.S. Development Costs for the Products incurred by such Party, and (B) that, within [*CONFIDENTIAL*] after the end of each Calendar Quarter, each Party shall submit to the JDC a report, in such reasonable detail and format as is established by the JDC, of all U.S. Development Costs incurred by such Party during such Calendar Quarter. Within [*CONFIDENTIAL*] following the receipt of such report by the JDC, each Party shall have the right to request reasonable additional information related to the other Party’s and its Affiliates’ U.S. Development Costs during such Calendar Quarter in order to confirm that such other Party’s spending is in conformance with the approved U.S. Development Budget.

(2) The Party (with its Affiliates) that incurs more than its share of the total actual U.S. Development Costs for the Products shall be paid by the other Party an amount of cash sufficient to reconcile to its agreed percentage of actual U.S. Development Costs in each Calendar Quarter. Notwithstanding the foregoing, on a Calendar Year basis, the Parties shall not share any U.S. Development Costs in excess of the amounts allocated for such Calendar Year in the U.S. Development Budget and each Party will be solely responsible for U.S. Development Costs it incurs in excess of the amounts set forth in the U.S. Development Budget; provided, however, that U.S. Development Costs in excess of the U.S. Development Budget shall be included in the calculation of U.S. Development Costs to be shared by the

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Parties if (A) such excess U.S. Development Costs do not exceed by more than [*CONFIDENTIAL*] the total U.S. Development Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year in accordance with the applicable U.S. Development Budget for such Calendar Year, or (B) the JSC approves such excess U.S. Development Costs (either before or after they are incurred) (to the extent exceeding the limit set forth in the forgoing clause (A)), which approval shall not be unreasonably withheld to the extent the U.S. Development Costs in excess of the U.S. Development Budget were not within the reasonable control of the Party (or Affiliate) incurring such expense.

(3) The U.S. Development Reconciliation Procedures shall provide for the JFC to develop a written report setting forth in reasonable detail the calculation of any net amount owed by KKC to MEI or by MEI to KKC, as the case may be, as necessary to accomplish the sharing of U.S. Development Costs set forth in Section 4.1(e)(i) (Cost Sharing) and this Section 4.1(e)(iv) (Reimbursement of U.S. Development Costs), and to prepare such report promptly following delivery of the report described in Section 4.1(e)(iii) (U.S. Development Cost Reports) and in a reasonable time (to be defined in the U.S. Development Reconciliation Procedures) in advance of payment. The net amount payable to accomplish the sharing of U.S. Development Costs as provided under this Agreement shall be paid by MEI or KKC, as the case may be, within [*CONFIDENTIAL*] after the end of the applicable Calendar Quarter. In the event of any dispute regarding the reconciliation payments due from one Party to the other, the Parties shall work together in good faith to resolve such dispute as expeditiously as possible.

(f) U.S. - Regulatory Responsibilities. MEI shall be responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval of Products in the Field in the U.S. as the Marketing Authorization Holder. MEI shall keep KKC informed of regulatory developments related to the Compound and Products in the Field in or for the U.S. both via the JDC and MEI’s reports pursuant to Section 7.1(b) (Development Reports), including by keeping KKC informed of scheduled MEI regulatory strategy discussions and meetings with Regulatory Authorities. MEI shall allow (i) to the extent permitted by Regulatory Authorities and without reducing the number of representatives of MEI and/or its Affiliates, up to three (3) representative(s) of KKC and/or its Affiliates to attend any such meetings as a silent observer (without any obligation on KKC to do so) with Regulatory Authorities, and (ii) representative(s) of KKC and/or its Affiliates to participate in MEI’s internal meeting preparation process.

(g) U.S. - Regulatory Materials. MEI shall prepare and submit all Regulatory Materials for Products in the Field in the U.S. and shall own all Regulatory Materials and Regulatory Approvals for Products in the Field in the U.S. MEI shall timely notify KKC of all material submissions, filings with any Regulatory Authority and all material notices, correspondences, communications, or other filings received from any Regulatory Authority that are related to any Product in the U.S. Moreover, with respect to submission of (i) Marketing Authorization Application in the U.S., MEI will provide KKC with drafts of such filing not less than [*CONFIDENTIAL*] prior to submission so that KKC may review and comment, and (ii) other Regulatory Materials to any Regulatory Authority in the U.S., MEI will provide KKC with drafts of such submissions not [*CONFIDENTIAL*] (except in exigent circumstances) prior to document finalization so that KKC may review and comment on them; provided, that any failure by KKC to provide comments within the applicable review period shall not delay MEI’s submission date. MEI shall consider all comments of KKC in good faith, taking into account the

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best interests of the Development and/or Commercialization of the Product in the U.S. MEI shall also provide to KKC copies of the final submitted version of each Regulatory Material and each granted Regulatory Approval in the U.S. In addition, upon reasonable request by KKC, MEI shall also provide KKC with any Regulatory Material(s) not previously provided under this Section 4.1(g) (U.S. - Regulatory Materials). Upon request by MEI, KKC shall assist MEI in seeking and obtaining Regulatory Approvals with respect to Product in the U.S., including through: [*CONFIDENTIAL*].

(h) U.S. - Regulatory Inspections. If a Regulatory Authority in the U.S. desires to conduct an inspection or audit of KKC’s facilities or facilities under contract with KKC with regard to Manufacturing of the Compound or Product, KKC shall cooperate with such Regulatory Authority during such inspection or audit and shall [*CONFIDENTIAL*]. As reasonably requested by MEI in a timely manner KKC shall allow representative(s), details of which shall be discussed under quality agreement governing KKC’s supply of Compound and Product to MEI, from MEI to attend any inspection or audit required by Regulatory Authority (as and to the extent permitted by such Regulatory Authority and any applicable CMOs) as a silent observer. MEI shall reimburse KKC for [*CONFIDENTIAL*] of any costs KKC incurs under this Section 4.1(h) (U.S. - Regulatory Inspections) promptly following receipt of an invoice for any such costs. Notwithstanding anything to the contrary herein, and without limiting Section 13.5 (Special Indirect and Other Losses), KKC’s liability toward MEI caused by such a CMO’s failure to perform its obligation under this Section 4.1(h) (U.S. - Regulatory Inspections) [*CONFIDENTIAL*] shall be limited to [*CONFIDENTIAL*]. For the avoidance of any doubt, this limitation of liability in the previous sentence shall not affect KKC’s liability toward MEI under any other Sections of this Agreement.

(i) Authorized Generic. During the Term, if MEI determines to Develop an Authorized Generic of the Product for the U.S., then MEI shall promptly notify KKC thereof and the Parties shall negotiate exclusively in good faith regarding a potential commercial partnership for [*CONFIDENTIAL*] following such notification.

4.2 U.S. – Commercialization. Subject to the terms and conditions of this Agreement, and the Co-Promotion Agreement (as and to the extent applicable), the JCC shall oversee the Commercialization of Products in the Field in the U.S.

(a) U.S. - Commercialization Plan. The Parties shall conduct all Commercialization of Products in the Field in the U.S. in accordance with a comprehensive commercialization plan that is consistent with this Agreement (as amended in accordance with this Agreement, the “U.S. Commercialization Plan”), the initial version of which MEI will prepare and provide to the JCC for review and discussion (and subsequently present to the JSC for final approval), [*CONFIDENTIAL*] prior to the anticipated Regulatory Approval of Product in the Field in the U.S. From time to time, but at least once every Calendar Year, the JCC will update the U.S. Commercialization Plan and submit such updated plan to the JSC for final

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approval. Notwithstanding anything to the contrary herein, if the terms of the U.S. Commercialization Plan contradict, or create actual or potential inconsistencies with, the terms of this Agreement, then the terms of this Agreement shall govern and the Parties shall perform relevant activities in accordance with this Agreement and not the U.S. Commercialization Plan to the extent of such conflict. The U.S. Commercialization Plan will be associated with the U.S. Commercialization Budget.

(b) U.S. - Commercialization Budget. The U.S. Commercialization Budget associated with a U.S. Commercialization Plan shall set forth the budgeted amounts for costs with respect to activities allocated to the Parties under such U.S. Commercialization Plan, and shall include for both Parties a budget for applicable Commercial FTE Costs and Out-of-Pocket Costs, broken down by Calendar Quarter for the then-current Calendar Year. The Commercialization Budget shall also include a breakout of costs by functional area or category as determined by the JCC.

(c) U.S. - Commercialization Costs. Subject to Section 4.4(b)(i) (Net Profit or Loss), U.S. Commercialization Costs incurred after the Effective Date by a Party shall be borne [*CONFIDENTIAL*].

(d) U.S. - Commercial Diligence. The Parties, directly and/or with or through Affiliates or Sublicensees (or Direct Licensees with respect to MEI), shall use Commercially Reasonable Efforts to Commercialize, and optimize the commercial potential for, the Products that received Regulatory Approval in the Field in the U.S., and shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities assigned to it under the U.S. Commercialization Plan.

4.3 Co-Promotion Agreement. Following submission of the first MAA for a Product in the U.S. or at such earlier time as either Party may request, the Parties will negotiate in good faith and enter into an agreement governing the Parties’ conduct of activities for co-promoting Products in the Field in the U.S. (the “Co-Promotion Agreement”). The Co-Promotion Agreement will be consistent with the terms of Schedule 4.3 (provided that primary responsibilities of each Party described in Schedule 4.3 may be reviewed and discussed under the JCC and may be revised, amended, added or deleted from time to time and then presented to the JSC for final approval), the U.S. Commercialization Plan most recently approved by the JSC, other terms agreed by the Parties, and other customary terms for such an agreement.

4.4 US – Financial Terms.

(a) U.S. - Milestone Payments. Within [*CONFIDENTIAL*] after a Party becomes aware that the milestone event below by or on behalf of MEI, KKC or any of their respective Affiliates or Sublicensees (or Direct Licensees with respect to MEI), has been first achieved, it shall notify the other Party thereof in writing. After receipt of such notice, MEI shall submit an invoice to KKC with respect to the corresponding milestone payment, and within [*CONFIDENTIAL*] after the receipt of such invoice, KKC shall pay to MEI the applicable non-refundable, non-creditable milestone payment corresponding to such milestone event as shown below.

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Milestone Events	Milestone Payments (in U.S. Dollars)
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

[*CONFIDENTIAL*]

[*CONFIDENTIAL*]

(b) U.S. – Net Profit or Loss.

(i) Net Profit or Loss. Each Party shall bear (and be entitled to) [*CONFIDENTIAL*]. The JCC shall establish procedures for quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters, to the extent not set forth in the Financial Exhibit (the “Profit Reconciliation Procedures,” and together with the Development Reconciliation Procedures, the “Reconciliation Procedures”). Such procedures shall be designed to provide each Party with the ability to comply with its financial reporting requirements and should be consistent with the reporting and reconciliation process described in Section 4.4(b)(ii) (Quarterly Reconciliation and Payments).

(ii) Quarterly Reconciliation and Payments. Except to the extent otherwise agreed by the JCC, the Profit Reconciliation Procedures shall provide that within [*CONFIDENTIAL*] after the end of each Calendar Quarter, each Party shall submit to the JCC and JFC a report, in such reasonable detail and format as is established by the JFC, of all Gross Sales, Net Sales and U.S. Commercialization Costs and other amounts necessary to calculate Net Profit or Loss. Following receipt of such report, each Party shall reasonably cooperate to provide additional information as necessary to permit calculation and reconciliation of Net Profit or Loss for the applicable Calendar Quarter, and to confirm that, to the extent applicable, the U.S. Commercialization Costs are in conformance with the applicable U.S. Commercialization Budget. The Profit Reconciliation Procedures shall provide for the JCC to develop a written report setting forth in reasonable detail the calculation of Net Profit or Loss for the applicable month, amounts owed by one Party to the other as necessary to accomplish the sharing of Net Profit or Loss for the applicable month in accordance with Section 4.4(b)(i) (Net Profit or Loss), and to prepare such report promptly following delivery of the reports from the Parties as described above in this Section 4.4(b)(ii) (Quarterly Reconciliation and Payments) and in a reasonable time (to be defined in the Profit Reconciliation Procedures) in advance of applicable payments to accomplish the sharing of Net Profit or Loss for the applicable month. Payments to reconcile Net Profit or Loss such that the relevant reconciliation amounts shall be paid within [*CONFIDENTIAL*] after the end of each Calendar Quarter.

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(iii) Net Profit or Loss Term. Net Profit or Loss shall be allocated and shared under this Section 4.4(b) (U.S. – Net Profit or Loss) on a Product-by-Product basis from the Effective Date until the Expiration Date for such Product in the U.S.

ARTICLE 5

JAPAN SPECIFIC TERMS

5.1 JP – Development. Subject to the terms and conditions of this Agreement, KKC shall be responsible for the Development of the Compound and Products in the Field in Japan, including conduct of preclinical studies and Clinical Trials that are required by Regulatory Authority in Japan to support Regulatory Approval of the Compound and Products in the Field in Japan.

(a) JP - Development Plan. KKC shall conduct all Development of the Compound and Products in the Field in Japan in accordance with a comprehensive development plan (as amended in accordance with this Agreement, the “JP Development Plan”), including the timelines set forth therein, the current version of which is attached to this Agreement as Schedule 5.1(a). The JP Development Plan shall be focused on efficiently obtaining Regulatory Approval for the Product in the Field in Japan, while taking into consideration actual and potential Development, Regulatory Approval or commercial impacts on the Product outside of Japan and/or the Field. During the Term, KKC will review the JP Development Plan from time to time, not less than [*CONFIDENTIAL*], and amend such JP Development Plan on an ongoing basis as necessary. Any such amendment to the JP Development Plan will be reviewed and discussed by the JDC, and presented to the JSC for final approval; provided, that, (i) under no circumstances shall KKC conduct any Development activities as part of a JP Development Plan that would reasonably be expected to have a material adverse safety effect on the Development or Commercialization of the Compound in the U.S. and (ii) if the terms of the JP Development Plan contradict, or create actual or potential inconsistencies with, the terms of this Agreement, then the terms of this Agreement shall govern and KKC shall perform relevant activities in accordance with this Agreement and not the JP Development Plan. The then-current JP Development Plan will at all times contain at least that level of detail and cover at least the same matters (to the extent applicable) as the prior iteration of the JP Development Plan.

(b) JP - Development Diligence. KKC, directly and/or with or through Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop, and to obtain Regulatory Approval for the Compound and Product in the Field in Japan in accordance with the JP Development Plan for the Indications of [*CONFIDENTIAL*]. The Parties acknowledge and agree that KKC’s failure to undertake any Development activities for a period [*CONFIDENTIAL*] shall be deemed to be a material breach (which, for clarity, shall be subject to the terms of Section 11.2(b) including the cure period thereunder) of this Agreement to the extent that there are no unexpected material delays in U.S. Global Studies conducted by MEI that affect KKC’s Development in Japan.

(c) JP - Development Costs. Subject to the terms and conditions of this Agreement, KKC shall be solely responsible for the cost for the Development of Compounds and Products in the Field in Japan, including all of the costs in connection with seeking Regulatory

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Approval of the Product in Japan and as otherwise set forth in Section 7.3(b) (JP and RoW - Supply) of this Agreement. For clarity, in the case of KKC joining [*CONFIDENTIAL*] or its designees, KKC shall [*CONFIDENTIAL*]. In such case, MEI shall invoice KKC from time-to-time in connection with JP Development Costs incurred in connection with the foregoing, and KKC shall pay such invoices within [*CONFIDENTIAL*] of receipt of an invoice thereof.

(d) JP - Regulatory Responsibilities. KKC shall be responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval of Products in the Field in Japan as the Marketing Authorization Holder. KKC shall keep MEI informed of regulatory developments related to the Compound and Products in the Field in Japan both via the JDC and KKC’s reports pursuant to Section 7.1(b). (Development Reports).

(e) JP - Regulatory Materials. KKC shall prepare and submit all Regulatory Materials for Products in the Field in Japan and shall own all Regulatory Materials and Regulatory Approvals for Products in the Field in Japan. KKC shall timely notify MEI of all material submissions, filings with any Regulatory Authority and all material notices, correspondences, communications, or other filings received from any Regulatory Authority that are related to any Product in Japan. Moreover, with respect to submission of (i) Marketing Authorization Application in Japan, KKC will provide MEI with drafts of such filing and a reasonable English summary of such filing (which summary will include key information) not less than [*CONFIDENTIAL*] prior to submission so that MEI may review and comment, and (ii) other Regulatory Materials to any Regulatory Authority in Japan, KKC will provide MEI with drafts of such submissions and reasonable English summaries of such submissions (which summaries will include key information) not [*CONFIDENTIAL*] (except in exigent circumstances) prior to document finalization so that MEI may review and comment on them; provided, that any failure by MEI to provide comments within the applicable review period shall not delay KKC’s submission date. KKC shall consider all comments of MEI in good faith, taking into account the best interests of the Development and/or Commercialization of the Product. For clarity, such English summaries to be provided prior to document submission or finalization, as applicable, shall include [*CONFIDENTIAL*]. KKC shall also provide to MEI copies of the final submitted version of each Regulatory Material and each granted Regulatory Approval in Japan and an English translation of such Regulatory Approval. In addition, upon reasonable request by MEI, KKC shall also provide MEI with any Regulatory Material(s) not previously provided under this Section 5.1(e) (JP - Regulatory Materials). Upon request by KKC, MEI shall, subject to the reasonable availability of MEI’s relevant personnel, assist KKC in seeking and obtaining Regulatory Approvals with respect to Product in Japan, including through: [*CONFIDENTIAL*], and shall, subject to the reasonable availability of MEI’s relevant personnel, use Commercially Reasonable Efforts to provide additional support requested by KKC thereafter, at a rate of [*CONFIDENTIAL*] per hour in excess of [*CONFIDENTIAL*].

(f) JP - Regulatory Inspections. If a Regulatory Authority in Japan desires to conduct an inspection or audit of MEI’s facilities or facilities under contract with MEI with regard to Manufacturing of the Compound or Product, MEI shall cooperate with such Regulatory Authority during such inspection or audit and shall [*CONFIDENTIAL*]. As reasonably requested by KKC in a timely manner MEI shall allow representative(s), details of which shall be discussed under the JP and RoW Quality Agreement, from KKC to attend any inspection or audit required by Regulatory Authority (as and to the extent permitted by such Regulatory Authority

Confidential	EXECUTION VERSION

and any applicable CMOs) as a silent observer. KKC shall reimburse MEI for any costs MEI incurs under this Section 5.1(f) (JP - Regulatory Inspections) promptly following receipt of an invoice for any such costs. Notwithstanding anything to the contrary herein, and without limiting Section 13.5 (Special Indirect and Other Losses), MEI’s liability toward KKC caused by such a CMO’s failure to perform its obligation under this Section 5.1(f) (JP - Regulatory Inspections) [*CONFIDENTIAL*] (shall be limited to [*CONFIDENTIAL*]. For the avoidance of any doubt, this limitation of liability in the previous sentence shall not affect MEI’s liability toward KKC under any other Sections of this Agreement.

(g) JP - Pricing Approval Documentation. Upon MEI’s reasonable request, from time-to-time, KKC shall provide to MEI KKC’s, its Affiliates’, and its Sublicensees’ materials, including correspondence and submissions, related to negotiating for, obtaining, and maintaining Pricing Approval in Japan and shall discuss the same with MEI upon MEI’s request.

5.2 JP - Commercialization. Subject to the terms and conditions of this Agreement, KKC shall be responsible for all aspects of the Commercialization of the Products in the Field in Japan, including, solely with respect to the Products in the Field in Japan: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Government Authorities in Japan regarding the price and reimbursement status of the Products and obtaining and maintaining the NHI Price Approvals; (c) marketing, medical affairs, and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Law relating to the marketing, detailing and promotion of Products in the Field in Japan. As between the Parties, KKC shall be solely responsible for the costs and expenses of Commercialization of the Products in the Field in Japan.

(a) JP - Commercialization Plan. KKC shall conduct all Commercialization of Products in the Field in Japan in accordance with a comprehensive commercialization plan that is consistent with this Agreement (as amended in accordance with this Agreement, the “JP Commercialization Plan”), the initial version of which KKC will prepare and provide to the JCC for review and discussion, and subsequent presentation to the JSC for review, no later than [*CONFIDENTIAL*] after initial submission of the Marketing Authorization Application of Product in the Field in Japan, and such plan will include a pricing strategy for the Product; provided, however, that KKC shall have ultimate decision-making authority and control over the content of the JP Commercialization Plan, subject to KKC under no circumstances conducting any Commercialization activities that would reasonably be expected to have a material adverse effect on the Commercialization of the Product in the U.S. From time to time, but at least [*CONFIDENTIAL*], KKC will update the JP Commercialization Plan and submit such updated plan to the JCC for review and discussion, and subsequent presentation to the JSC for review and discussion; provided, that, (i) the JP Commercialization Plan shall be consistent with, and not adversely affect, with respect to the Product, global brand positioning, global trademarks, or the U.S. Commercialization Plan, and (ii) if the terms of the JP Commercialization Plan contradict, or create actual or potential inconsistencies with, the terms of this Agreement, then the terms of this Agreement shall govern and KKC shall perform relevant activities in accordance with this Agreement and not the JP Commercialization Plan.

Confidential	EXECUTION VERSION

(b) JP - Commercial Diligence. KKC, directly and/or with or through Affiliates or, subject to Section 3.3 (Sublicense Rights), Sublicensees, shall use Commercially Reasonable Efforts to Commercialize, and optimize the commercial potential for, the Products that received Regulatory Approval in the Field in Japan. Without limiting the foregoing, in connection with the Commercialization of Products in the Field in Japan:

(i) KKC shall promote Products in a professional, diligent and honest manner in accordance with Applicable Law and industry standards;

(ii) KKC shall not (A) sell any Product as part of a bundle with any other products, (B) utilize deceptive, misleading or unethical business practices or (C) take any action or inaction that would reasonably be likely to prejudice the value of any Product;

(iii) KKC shall seek a daily NHI Price equal to or greater than [*CONFIDENTIAL*]; and

(iv) KKC shall undertake a First Commercial Sale within [*CONFIDENTIAL*] of the NHI Price listing for a Product in Japan.

(c) JP - Creation of Promotional Materials. KKC will create and develop materials for marketing, advertising and promoting the Products in the Field in Japan (“JP Promotional Materials”) in accordance with the Regulatory Approvals and Applicable Laws and at KKC’s sole cost and expense. To the extent KKC includes any MEI corporate trademarks in the JP Promotional Materials for Japan, KKC shall comply with MEI’s then current guidelines for trademark usage. KKC will review all JP Promotional Materials and programs in connection with the Commercialization of Products prior to use thereof to ensure that all are in accordance with the JP Commercialization Plan, the Regulatory Approvals and Applicable Laws. KKC shall provide MEI with copies of final versions of material JP Promotional Materials through the JCC which (i) are prepared in connection with the First Commercial Sale of the Product and that KKC is intending to use in connection with Commercialization the Products, or (ii) introduce any change to the key message(s) contained in such JP Promotional Materials.

5.3 JP – Financial Terms.

(a) JP - Upfront Payment. The Parties acknowledge and agree that KKC has satisfied its requirement under the JP Agreement to pay to MEI a one-time, non-refundable and non-creditable upfront payment of ten million Dollars ($10,000,000).

(b) JP - Milestone Payments. Within [*CONFIDENTIAL*] after the first achievement of each milestone event below by or on behalf of KKC or any of its Affiliates or Sublicensees, KKC shall notify MEI of the achievement of such milestone event. After receipt of such notice, MEI shall submit an invoice to KKC with respect to the corresponding milestone payment, and within [*CONFIDENTIAL*] after receipt of such invoice, KKC shall pay to MEI the applicable non-refundable, non-creditable milestone payment corresponding to such milestone event as shown below.

Confidential	EXECUTION VERSION

Milestone Events	Milestone Payments (in U.S. Dollars)
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

[*CONFIDENTIAL*].

*	[*CONFIDENTIAL*].

**	[*CONFIDENTIAL*].

***	[*CONFIDENTIAL*].

(c) JP - Commercial Milestones.

(i) Within [*CONFIDENTIAL*] after the annual Net Sales in Japan for a Calendar Year reach any threshold indicated in the milestone events listed below, KKC shall notify MEI of the achievement of such milestone event and pay to MEI the corresponding non-refundable, non-creditable milestone payment set forth below.

Annual Net Sales Milestone Events	Milestone Payments
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

(ii) For purposes of determining whether a Net Sales milestone event has been achieved, Net Sales of all Products in Japan shall be aggregated. For clarity, the annual Net Sales milestone payments set forth in this Section 5.3(c) (JP - Commercial Milestones) shall be payable only once for all Products with respect to Japan, upon the first achievement of the applicable milestone event.

(iii) If a Milestone Event in this Section 5.3(c) (JP - Commercial Milestones) is achieved and payment with respect to any previous milestone event has not been made, then such previous milestone event shall be deemed achieved, MEI shall invoice KKC for such unpaid previous milestone event(s) and KKC shall pay MEI such unpaid previous milestone payment(s) within [*CONFIDENTIAL*] of receipt of such invoice.

(d) JP - Royalty Payments.

Confidential	EXECUTION VERSION

(i) JP – Royalty Rates. KKC shall pay to MEI non-refundable, non-creditable royalties on aggregate annual Net Sales of all Products in Japan in each Calendar Year (“JP Aggregate Annual Net Sales”) at the applicable rate(s) set forth below, with such royalties to be calculated by multiplying the applicable incremental amount of JP Aggregate Annual Net Sales in such Calendar Year by the corresponding royalty rate set forth in the table below:

JP Aggregate Annual Calendar Year Net Sales of the Products	Royalty Rates
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

(ii) JP - Royalty Term. Royalties under this Section 5.3(d) (JP - Royalty Payments) shall be payable on a [*CONFIDENTIAL*] from the First Commercial Sale of such Product in Japan until the Expiration Date for such Product in Japan (the “JP Royalty Term” for such Product).

(iii) JP - Royalty Reports and Payment. KKC shall calculate all Royalty Payments payable to MEI pursuant to this Section 5.3(d) (JP - Royalty Payments) with respect to Net Sales at the end of each Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 8.3 (Currency Conversion). KKC shall pay to MEI the royalty payment due for Net Sales during a given Calendar Quarter within [*CONFIDENTIAL*] after the end of such Calendar Quarter. Each royalty payment due shall be accompanied by (A) a statement of the amount of Gross Sales of each Product during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), (B) an itemized calculation of Net Sales showing deductions from Gross Sales provided for in the definition of “Net Sales” during such Calendar Quarter, and (C) a statement of the prices and the number of units of Products sold. KKC shall be responsible for the proper accounting of Net Sales by or on behalf of its Affiliates and Sublicensees.

(e) JP - Royalty Adjustments. Except as otherwise set forth in this Agreement, royalties due hereunder with respect to Japan are subject to adjustment as set forth below (such adjustments to be prorated for the Calendar Quarter in which the adjustment becomes applicable), provided, however, that the royalties payable under Section 5.3(d)(i) (JP - Royalty Payments) shall not be reduced by more than [*CONFIDENTIAL*] of the amounts set forth in Section 5.3(d)(i) (JP - Royalty Payments) by any or all reasons of the adjustments set forth below.

(i) JP - Royalty Adjustment for Third Party License Payments. If a license to any Third Party Patent is entered under Section 9.5 (Third Party Intellectual Property Rights), then the amount of royalties payable under Section 5.3(d)(i) (JP - Royalty Payments) with respect to Japan shall be adjusted in accordance with Section 9.5 (Third Party Intellectual Property Rights).

(ii) JP - Royalty Adjustment for Generic Competition. If a Generic Product receives Regulatory Approval and is sold in Japan, then for so long as such Generic Product is being sold in Japan the royalties payable to MEI on the sales of such Product shall be reduced by [*CONFIDENTIAL*].

Confidential	EXECUTION VERSION

(iii) JP - Royalty Adjustment for Pricing. If the JP Royalty Term is continuing with respect to a given Product on or after the date that is [*CONFIDENTIAL*] after the date that the NHI Price is first listed for such Product in Japan, then the royalties payable to MEI on the sales of such Product shall be reduced by [*CONFIDENTIAL*].

(f) JP - Financial Adjustments. In case it appears likely that the [*CONFIDENTIAL*], the Parties shall discuss and negotiate in good faith regarding potential adjustments to [*CONFIDENTIAL*]; provided, that, in no event shall any such newly negotiated financial terms be less favorable to MEI in their totality and in no event shall either Party be obligated to agree to any such adjustments.

ARTICLE 6

RoW SPECIFIC TERMS

6.1 RoW – Development. Subject to the terms and conditions of this Agreement, KKC shall be responsible for the Development of the Compound and Products in the Field in the RoW, including conduct of preclinical studies and Clinical Trials that are required by Regulatory Authority in the RoW to support Regulatory Approval of the Compound and Products in the Field in the RoW.

(a) RoW - Development Plan. KKC shall conduct all Development of the Compound and Products in the Field in the RoW in accordance with a comprehensive development plan (as amended in accordance with this Agreement, the “RoW Development Plan”), including the timelines set forth therein, the initial version of which shall be generated by KKC and delivered to the JDC no later than [*CONFIDENTIAL*] after the Effective Date for review and discussion, and subsequently presented to the JSC for final approval. The RoW Development Plan shall be focused on efficiently obtaining Regulatory Approval for the Product in the Field in the RoW, while taking into consideration actual and potential Development, Regulatory Approval or commercial impacts on the Product outside of the RoW and/or the Field. During the Term, KKC will review the RoW Development Plan from time to time, not less than [*CONFIDENTIAL*], and amend such RoW Development Plan on an ongoing basis as necessary. Any such amendment to the RoW Development Plan will be reviewed and discussed by the JDC, and presented to the JSC for final approval; provided, that, (i) under no circumstances shall KKC conduct any Development activities as part of a RoW Development Plan that would reasonably be expected to have a material adverse safety effect on the Development or Commercialization of the Compound in the U.S. and (ii) if the terms of the RoW Development Plan contradict, or create actual or potential inconsistencies with, the terms of this Agreement, then the terms of this Agreement shall govern and KKC shall perform relevant activities in accordance with this Agreement and not the RoW Development Plan. The then-current RoW Development Plan will at all times contain at least that level of detail and cover at least the same matters (to the extent applicable) as the prior iteration of the RoW Development Plan.

(b) RoW - Development Diligence. KKC, directly and/or with or through Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop, and to obtain Regulatory Approval for the Compound and Product in the Field in [*CONFIDENTIAL*] in accordance with the then-current RoW Development

Confidential	EXECUTION VERSION

Plan for the Indications of [*CONFIDENTIAL*] shall be deemed to be a material breach (which, for clarity, shall be subject to the terms of Section 11.2(b) including the cure period thereunder) of this Agreement to the extent that there are no unexpected material delays in U.S. Global Studies conducted by MEI that affect KKC’s Development in [*CONFIDENTIAL*], as applicable.

(c) RoW - Development Costs. KKC shall be solely responsible for the cost for the Development of Compounds and Products in the Field in the RoW, including all of the costs in connection with seeking Regulatory Approval of the Product in the RoW and as otherwise set forth in Section 7.3(b) (JP and RoW – Supply) of this Agreement. For clarity, in the case of KKC joining [*CONFIDENTIAL*].

(d) RoW - Regulatory Responsibilities. KKC shall be responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval of Products in the Field in the RoW as the Marketing Authorization Holder; provided that [*CONFIDENTIAL*] and the Parties will cooperate to facilitate such activities. For clarity, Regulatory Materials relating to [*CONFIDENTIAL*]. KKC shall keep MEI informed of regulatory developments related to the Compound and Products in the Field in the RoW both via the JDC and KKC’s reports pursuant to Section 7.1(b) (Development Reports).

(e) RoW - Regulatory Materials. KKC shall prepare and submit all Regulatory Materials for Products in the Field in the countries within the RoW where KKC Develops or Commercializes and shall own all Regulatory Materials and Regulatory Approvals for Products in the Field in the RoW, subject to Section 6.1(d) (RoW – Regulatory Responsibilities). KKC shall timely notify MEI of all material submissions, filings with any Regulatory Authority and all material notices, correspondences, communications, or other filings received from any Regulatory Authority that are related to any Product in such countries. Moreover, with respect to submission of (i) Marketing Authorization Application, KKC will provide MEI with drafts of such filing and a reasonable English summary of such filing (which summary will include key information) not less [*CONFIDENTIAL*] prior to submission so that MEI may review and comment, and (ii) other Regulatory Materials to any Regulatory Authority, KKC will provide MEI with drafts of such submissions and reasonable English summaries of such submissions (which summaries will include key information) not [*CONFIDENTIAL*] (except in exigent circumstances) prior to document finalization so that MEI may review and comment on

Confidential	EXECUTION VERSION

them; provided, that (1) any failure by MEI to provide comments within the applicable review period shall not delay KKC’s submission date; and (2) any obligation by KKC to provide drafts of submissions to MEI pursuant to (i) and (ii) above shall apply to [*CONFIDENTIAL*], and KKC’s obligation pursuant to (i) and (ii) above with respect to [*CONFIDENTIAL*] shall be subject to prior discussion and mutual agreement under the JDC regarding the applicable countries for which KKC will provide MEI with such submissions. KKC shall consider all comments of MEI in good faith, taking into account the best interests of the Development and/or Commercialization of the Product. For clarity, such English summaries to be provided prior to document submission or finalization, as applicable, [*CONFIDENTIAL*]. Upon reasonable request by MEI, KKC shall also provide to MEI copies of the final submitted version of each Regulatory Material and each granted Regulatory Approval in the RoW and an English translation of such Regulatory Approval; provided that countries to provide such copies of Regulatory Materials and granted Regulatory Approvals [*CONFIDENTIAL*]. In addition, upon reasonable request by MEI, KKC shall also provide MEI with any Regulatory Material(s) not previously provided under this Section 6.1(e) (RoW - Regulatory Materials). Upon request by KKC, MEI shall, subject to the reasonable availability of MEI’s relevant personnel, assist KKC in seeking and obtaining Regulatory Approvals with respect to Product in the RoW, including through: [*CONFIDENTIAL*]. MEI will provide such support to assist KKC with respect to regulatory matters under this Section 6.1(e) (RoW – Regulatory Materials) or under Section 5.1(e) (JP - Regulatory Materials) at no cost for the [*CONFIDENTIAL*], and shall, subject to the reasonable availability of MEI’s relevant personnel, use Commercially Reasonable Efforts to provide additional support requested by KKC thereafter, at a rate of [*CONFIDENTIAL*] per hour in excess of such limit thereafter, payable by KKC to MEI.

(f) RoW - Regulatory Inspections. If a Regulatory Authority in RoW desires to conduct an inspection or audit of MEI’s facilities or facilities under contract with MEI with regard to Manufacturing of the Compound or Product, MEI shall cooperate with such Regulatory Authority during such inspection or audit and shall [*CONFIDENTIAL*] details of which shall be discussed under the JP and RoW Quality Agreement. KKC shall

Confidential	EXECUTION VERSION

reimburse MEI for any costs MEI incurs under this Section 6.1(f) (RoW - Regulatory Inspections) promptly following receipt of an invoice for any such costs. Notwithstanding anything to the contrary herein, and without limiting Section 13.5 (Special Indirect and Other Losses), MEI’s liability toward KKC caused by such a CMO’s failure to perform its obligation under this Section 6.1(f) (RoW - Regulatory Inspections) [*CONFIDENTIAL*]. For the avoidance of any doubt, this limitation of liability in the previous sentence shall not affect MEI’s liability toward KKC under any other Sections of this Agreement.

(g) RoW - Pricing Approval Information. KKC shall provide to MEI, KKC’s, its Affiliates’ and its Sublicensees’ pricing strategies related to Pricing Approvals of RoW through the JCC, provided that upon MEI’s reasonable request, from time-to-time, KKC will [*CONFIDENTIAL*], and shall discuss the same with MEI.

6.2 RoW – Commercialization. Subject to the terms and conditions of this Agreement, KKC shall be responsible for all aspects of the Commercialization of the Products in the Field in the RoW, including, solely with respect to the Products in the Field in the RoW: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Government Authorities in the RoW regarding the price and reimbursement status of the Products and obtaining and maintaining the Pricing Approvals; (c) marketing, medical affairs, and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Law relating to the marketing, detailing and promotion of Products in the Field in the RoW. As between the Parties, KKC shall be solely responsible for the costs and expenses of Commercialization of the Products in the Field in the RoW.

(a) RoW - Commercialization Plan. KKC shall conduct all Commercialization of Products in the Field in the RoW in accordance with a comprehensive commercialization plan that is consistent with this Agreement (as amended in accordance with this Agreement, the “RoW Commercialization Plan”), the initial version of which KKC will prepare and provide to the JCC for review and discussion, and subsequent presentation to the JSC for review, no later than [*CONFIDENTIAL*] after initial submission of the Marketing Authorization Application of Product in the Field in a first country in RoW, and such plan will include a pricing strategy for the Product; provided, however, that KKC shall have ultimate decision-making authority and control over the content of the RoW Commercialization Plan, subject to KKC under no circumstances conducting any Commercialization activities that would reasonably be expected to have a material adverse effect on the Commercialization of the Product in the U.S. From time to time, but at least once every [*CONFIDENTIAL*], KKC will update the RoW Commercialization Plan and submit such updated plan to the JCC for review and discussion, and subsequent presentation to the JSC for review and discussion; provided, that, (i)

Confidential	EXECUTION VERSION

the RoW Commercialization Plan shall be consistent with, and not adversely affect, with respect to the Product, global brand positioning, global trademarks, or the U.S. Commercialization Plan, and (ii) if the terms of the RoW Commercialization Plan contradict, or create actual or potential inconsistencies with, the terms of this Agreement, then the terms of this Agreement shall govern and KKC shall perform relevant activities in accordance with this Agreement and not the RoW Commercialization Plan

(b) RoW - Commercial Diligence. KKC, directly and/or with or through Affiliates or, subject to Section 3.3 (Sublicense Rights), Sublicensees, shall use Commercially Reasonable Efforts to Commercialize, and optimize the commercial potential for, the Products that received Regulatory Approval in the Field in the RoW in accordance with the RoW Commercialization Plan. Without limiting the foregoing, in connection with the Commercialization of Products in the Field in a country(ies) within the RoW:

(i) KKC shall promote Products in a professional, diligent and honest manner in accordance with Applicable Law and industry standards;

(ii) KKC shall not (A) sell any Product as part of a bundle with any other products, (B) utilize deceptive, misleading or unethical business practices or (C) take any action or inaction that would reasonably be likely to prejudice the value of any Product; and

(iii) KKC shall use Commercially Reasonable Effort to undertake a First Commercial Sale of a given Product in a country within [*CONFIDENTIAL*] of receipt of the first grant of any necessary Pricing Approvals for such Product in the applicable country, provided that in case of any delay in First Commercial Sale of such country, KKC shall promptly inform JCC on the reasons of such delay.

(c) RoW - Creation of Promotional Materials. KKC will create and develop materials for marketing, advertising and promoting the Products in the Field in the RoW (“RoW Promotional Materials”) in accordance with the Regulatory Approvals and Applicable Laws and at KKC’s sole cost and expense. To the extent KKC includes any MEI corporate trademarks in the RoW Promotional Materials for the RoW, KKC shall comply with MEI’s then current guidelines for trademark usage. KKC will review all RoW Promotional Materials and programs in connection with the Commercialization of Products prior to use thereof to ensure that all are in accordance with the RoW Commercialization Plan, the Regulatory Approvals and Applicable Laws. Upon MEI’s reasonable request, KKC shall provide MEI with copies of final versions of material RoW Promotional Materials through the JCC which (i) are prepared in connection with the First Commercial Sale of the Product and that KKC is intending to use in connection with Commercialization the Products, or (ii) introduce any change to the key message(s) contained in such RoW Promotional Materials.

6.3 RoW - Financial Terms.

(a) RoW - Milestone Payments. Within [*CONFIDENTIAL*] after the first achievement of each milestone event below by or on behalf of KKC or any of its Affiliates or Sublicensees, KKC shall notify MEI of the achievement of such milestone event. After receipt of such notice, MEI shall submit an invoice to KKC with respect to the corresponding milestone

Confidential	EXECUTION VERSION

payment, and within [*CONFIDENTIAL*] after receipt of such invoice, KKC shall pay to MEI the applicable non-refundable, non-creditable milestone payment corresponding to such milestone event as shown below.

Milestone Events	Milestone Payments (in U.S. Dollars)
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

[*CONFIDENTIAL*]

[*CONFIDENTIAL*] [*CONFIDENTIAL*]

(b) RoW - Commercial Milestones.

Within [*CONFIDENTIAL*] after the annual Net Sales in the RoW for a Calendar Year reach any threshold indicated in the milestone events listed below, KKC shall notify MEI of the achievement of such milestone event and pay to MEI the corresponding non-refundable, non-creditable milestone payment set forth below.

Annual Net Sales Milestone Events	Milestone Payments
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

(i) For purposes of determining whether a Net Sales milestone event has been achieved, Net Sales of all Products in the RoW shall be aggregated. For clarity, the annual Net Sales milestone payments set forth in this Section 6.3(b) (RoW - Commercial Milestones) shall be payable only once for all Products in the RoW, upon the first achievement of the applicable milestone event.

(ii) If a Milestone Event in this Section 6.3(b) (RoW - Commercial Milestones) is achieved and payment with respect to any previous milestone event has not been made, then such previous milestone event shall be deemed achieved, MEI shall invoice KKC for

Confidential	EXECUTION VERSION

such unpaid previous milestone event(s) and KKC shall pay MEI such unpaid previous milestone payment(s) within [*CONFIDENTIAL*] of receipt of such invoice.

(c) RoW - Royalty Payments.

(i) RoW – Royalty Rates. KKC shall pay to MEI non-refundable, non-creditable royalties on aggregate annual Net Sales of all Products in the RoW in each Calendar Year (“RoW Aggregate Annual Net Sales”) at the applicable rate(s) set forth below, with such royalties to be calculated by multiplying the applicable incremental amount of RoW Aggregate Annual Net Sales in such Calendar Year by the corresponding royalty rate set forth in the table below:

RoW Aggregate Annual Calendar Year Net Sales of the Products	Royalty Rates
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

(ii) RoW - Royalty Term. Royalties under this Section 6.3(c) (RoW - Royalty Payments) shall be payable on a Product-by-Product and country-by-country basis from the First Commercial Sale of such Product in a given country in the RoW until the Expiration Date for such Product in such country.

(iii) RoW - Royalty Reports and Payment. KKC shall calculate all Royalty Payments payable to MEI pursuant to this Section 6.3(c) (RoW - Royalty Payments) with respect to Net Sales at the end of each Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 8.3 (Currency Conversion). KKC shall pay to MEI the royalty payment due for Net Sales during a given Calendar Quarter within [*CONFIDENTIAL*]. Each royalty payment due shall be accompanied by (A) a statement of the amount of Gross Sales of each Product during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), (B) an itemized calculation of Net Sales showing deductions from Gross Sales provided for in the definition of “Net Sales” during such Calendar Quarter, and (C) a statement of the prices and the number of units of Products sold. KKC shall be responsible for the proper accounting of Net Sales by or on behalf of its Affiliates and Sublicensees.

(d) RoW - Royalty Adjustments. Except as otherwise set forth in this Agreement, royalties due hereunder with respect to RoW are subject to adjustment as set forth below (such adjustments to be prorated for the Calendar Quarter in which the adjustment becomes applicable), provided, however, that the royalties payable under Section 6.3(c)(i) (RoW - Royalty Rates) shall not be reduced by more than [*CONFIDENTIAL*] of the amounts set forth in Section 6.3(c)(i) (RoW - Royalty Rates) by any or all reasons of the adjustments set forth below.

(i) RoW - Royalty Adjustment for Third Party License Payments. If a license to any Third Party Patent is entered under Section 9.5 (Third Party Intellectual Property Rights), then the amount of royalties payable under Section 6.3(c)(i) (RoW - Royalty Rates) with

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respect to the RoW shall be adjusted in accordance with Section 9.5 (Third Party Intellectual Property Rights).

(ii) RoW - Royalty Adjustment for Generic Competition. On a country-by-country basis with respect to the RoW, if a Generic Product receives Regulatory Approval and is sold in such country, then the royalties payable to MEI on the sales of such Product shall be reduced by [*CONFIDENTIAL*] thereafter.

(iii) RoW - Sui Generis Royalty Adjustment. The Parties shall discuss in good faith a possible reduction of the royalty rates set forth in Section 6.3(c)(i) (RoW – Royalty Rates) for a country in the RoW if the Parties agree [*CONFIDENTIAL*].

ARTICLE 7

GENERAL DEVELOPMENT, REGULATORY, SUPPLY AND COMMERCIAL

PROVISIONS

7.1 Development.

(a) Development Records. Each Party shall, and shall cause its Affiliates and Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of the Compound and Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (i) be appropriate for patent and regulatory purposes, (ii) be in compliance with Applicable Law, (iii) properly reflect all work done and results achieved in the performance of Development activities hereunder, (iv) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement, and (v) be retained by each Party for at least [*CONFIDENTIAL*] after the expiration or termination of this Agreement or for such longer period as may be required by Applicable Law, and during such period, neither Party shall dispose of any such books and records without the prior written consent of the other Party. Both Parties shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Section 7.1(a) (Development Records), provided that requesting Party shall bear all the costs for such inspection.

(b) Development Reports. Without limiting Section 7.1(a) (Development Records), at least [*CONFIDENTIAL*] prior to each meeting of the JDC each Party shall provide the JDC with an update report of such Development activities it has performed, or caused to be performed, since the preceding report, its Development activities in process, and the future activities it expects to initiate during the following [*CONFIDENTIAL*] period (each an “Update Report”). In addition, within [*CONFIDENTIAL*] after the end of each Calendar Year, each Party shall provide the JDC with a detailed written report summarizing all Development activities it has undertaken in the preceding Calendar Year (each an “Annual Report”). Each

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such Update Report and Annual Report shall contain sufficient detail to enable the JDC to assess each Party’s compliance with its obligations set forth in Sections 4.1(a) (U.S. - Development Plan), 4.1(c) (U.S. - Development Diligence), 5.1(a) (JP - Development Plan), 5.1(b) (JP - Development Diligence), 6.1(a) (RoW - Development Plan), and 6.1(b) (RoW - Development Diligence), including: (i) each Party’s, or its Affiliates’ or Sublicensees’ activities with respect to achieving Regulatory Approvals of Products in the Territory; (ii) results of Clinical Trials and other Development activities not otherwise provided under subsection (i) above; and (iii) the Regulatory Approvals that the Parties or any of its Affiliates reasonably expect to make, seek or attempt to obtain in the Territory.

7.2 Regulatory.

(a) Cooperation for Regulatory Activities. Upon a reasonable request from the Party obligated to the regulatory activity in each Territory, the other Party shall cooperate in good faith to obtain and maintain Regulatory Approval of Products in the Field in the Territory; provided, that MEI’s obligations under this Section 7.2(a) shall be subject to, and performed in accordance with, Section 5.1(e) (JP – Regulatory Materials) and 6.1(e) (RoW – Regulatory Materials).

(b) Inspections for Improper Activities. If any Regulatory Authority (i) contacts a Party or any of its Affiliates or any Sublicensee with respect to the alleged improper Development, Packaging, Manufacture or Commercialization of any Product, (ii) conducts, or gives notice of its intent to conduct, an inspection at such Party’s or its Affiliate’s or a Sublicensee’s (including the facilities of any subcontractor(s) of any of the foregoing) facilities used in the Development, Packaging or Manufacturing of Products, or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of such Party or its Affiliates or a Sublicensee that could reasonably be expected to adversely affect any Development, Packaging, Manufacture or Commercialization activities with respect to the Product, then such Party will (A) promptly notify the other Party of such contact, inspection or notice and (B) provide copies of all reports and correspondence received from or provided to any such Regulatory Authority in connection with any of the matters identified in the foregoing clauses (i), (ii) or (iii). In addition, the other Party shall have the right to attend any such meetings or inspections to the extent not prohibited by such Regulatory Authority.

(c) Sharing of Regulatory Data and Filings.

(i) MEI. MEI shall make available MEI’s, its Affiliates’ and its Sublicensee’s material Regulatory Data and material Regulatory Materials to KKC, its Affiliates, and its Sublicensees, for no additional consideration, for use solely in the Development, Manufacturing, Packaging, and Commercialization of the Compound and the Products in the Field in the Territory. MEI shall ensure that all Sublicensees of MEI shall be required to provide such material Regulatory Data and material Regulatory Materials to MEI for use by KKC.

(ii) KKC. KKC shall make available KKC’s, its Affiliates’, and its Sublicensees’ material Regulatory Data and material Regulatory Materials to MEI, its Affiliates, and Sublicensees, for no additional consideration, for use solely in the Development, Manufacturing, Packaging, and Commercialization of the Compound and the Products. KKC shall

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ensure that all Sublicensees of KKC shall be required to provide such material Regulatory Data and material Regulatory Materials to KKC for use by MEI.

(iii) Maintenance. Each Party shall provide its Regulatory Data and Regulatory Materials, and each Party shall receive and maintain the other Party’s Regulatory Data and Regulatory Materials, in conformity with all Applicable Laws (including data privacy laws) and in a good scientific manner appropriate for patent and regulatory purposes. The Parties acknowledge and agree that it may be necessary to amend and supplement this Agreement, or to enter into one or more separate agreements, in order to facilitate compliance with applicable data privacy laws.

(d) Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Product may be subject to any recall, withdrawal, corrective action or other regulatory action with respect to the Product taken by virtue of Applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. KKC shall have the sole discretion with respect to any matters relating to any Remedial Action with respect to any Product in the Field in Japan and the RoW, including the decision to commence such Remedial Action and the control over the conduct of such Remedial Action, provided that KKC shall notify MEI prior to making any public disclosure of Remedial Action and shall keep MEI regularly informed regarding any such Remedial Action. KKC shall be solely responsible for the cost and expense of any such Remedial Action in the Field in Japan and the RoW. [*CONFIDENTIAL*] MEI and KKC shall be jointly responsible for the cost and expense of any such Remedial Action in the U.S. (including for Recall Expenses), which shall be borne [*CONFIDENTIAL*] in accordance with the Financial Exhibit to the extent applicable. Notwithstanding anything to the contrary in this Section 7.2(d) (Remedial Actions), (i) to the extent that the Remedial Action is caused by: (1) the negligence or willful misconduct of one of the Parties or its Affiliates; or (2) a breach by one of the Parties (or its Affiliates) of one or more of its obligations under this Agreement or related agreements, such Party shall bear all costs of such Remedial Action, and (ii) the Parties acknowledge and agree that supply and/or quality agreements between the Parties may vary and/or augment the rights and responsibilities of the Parties with respect to Remedial Actions.

7.3 Supply.

(a) U.S. - Supply. MEI shall [*CONFIDENTIAL*] the Product, Compound, placebo and other related materials (including empty capsules, empty bottles and caps for the bottles, reference standards and impurities) (collectively, “U.S. Supply Items”) for use in the Development and Commercialization of the Product in and for the U.S. In the event that MEI determines that it will be unable to timely supply the U.S., MEI shall notify KKC thereof as soon as practicable following MEI’s determination. Such notification shall include the reasons and the expected duration of MEI’s inability or anticipated inability to supply. Upon receipt of such

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notification, KKC shall use Commercially Reasonable Efforts to supply such U.S. Supply Items for Development and/or Commercialization in the U.S. in accordance with the back-up structure discussed and agreed upon by the JMC pursuant to Section 2.4(a)(viii) (Specific Responsibilities of the JMC).

(b) JP and RoW - Supply. MEI shall be [*CONFIDENTIAL*] for supplying to KKC the Product, Compound, placebo and other related materials (including empty capsules, empty bottles and caps for the bottles, reference standards and impurities) (collectively, “JP and RoW Supply Items”) in accordance with the JP and RoW Supply Agreement: (1) without further consideration and [*CONFIDENTIAL*] for KKC’s use in the Development of the Product in Japan; (2) at a price equal to MEI’s COGS plus [*CONFIDENTIAL*] for KKC’s use in the Development of the Product in the RoW and for use in the Commercialization of the Product in Japan and the RoW; and (3) for KKC’s use in the Manufacturing technology transfer of the Compound and Products in accordance with Section 3.7(c) (Technology Transfer to KKC), which JP and RoW Supply Items shall, for this subclause (3), (i) include the starting materials for the technology transfer of the Compound, and the Compound for technology transfer of the Product, and (ii) be supplied at a [*CONFIDENTIAL*]; provided, that the Parties intend (y) to transition responsibility for the Manufacture and supply of such JP and RoW Supply Items to KKC (or a Third Party Manufacturer in compliance with Section 7.3(b)(ii) (Third Party Manufacturer)) as soon as practicable, and (z) that KKC (or a Third Party Manufacturer in compliance with Section 7.3(b)(ii) (Third Party Manufacturer)) [*CONFIDENTIAL*], in each case, excluding any Compound or Product for use in U.S. Global Studies (which U.S. Global Study-supplies shall be supplied by MEI).

(i) JP and RoW – Supply Terms. Within [*CONFIDENTIAL*] after the Effective Date, the Parties shall amend and restate the JP Clinical Supply Agreement to include customary provisions to address the forecasting, order, delivery, and other customary provisions applicable to the supply of the JP and RoW Supply Items for Development and Commercialization purposes in Japan and the RoW (the “JP and RoW Supply Agreement”); provided, that the Parties acknowledge and agree that the JP and RoW Supply Agreement may need to be further revised or replaced in conjunction with transitioning from Development to Commercialization. At the same time that the Parties enter into the Japan and RoW Supply Agreement, the Parties shall enter into a new quality agreement which shall include customary provisions to address the quality of the Product and related regulatory issues, Parties’ audit rights relating thereto, product specifications and other customary provisions applicable to the supply of the pharmaceuticals for Japan and the RoW (the “JP and RoW Quality Agreement”), which shall supersede the JP Clinical Quality Agreement, and which JP Clinical Quality Agreement shall therefrom be deemed terminated; provided, that the Parties acknowledge and agree that the JP and RoW Quality Agreement may need to be further revised or replaced in conjunction with transitioning from Development to Commercialization. Prior to such time as KKC (or a Third Party Manufacturer in compliance with Section 7.3(b)(ii) (Third Party Manufacturer)) assumes responsibility for Manufacturing and supply of such JP and RoW Supply Items, MEI shall [*CONFIDENTIAL*] the JP and RoW Supply Items to KKC with the amounts and in the forms, and on the timing set forth in JP and RoW Supply Agreement, which KKC agrees to accept in accordance with the JP

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and RoW Quality Agreement. MEI shall [*CONFIDENTIAL*] Supply Items with appropriate documentation (i.e., appropriate certificates of analysis and/or compliance, as applicable in accordance with the JP and RoW Quality Agreement) following receipt of a written request therefor from KKC that specifies the quantities and forms desired.

(ii) Third Party Manufacturer. After Manufacturing technology transfer in accordance with Section 3.7(c) (Technology Transfer to KKC) and KKC’s CMO completes Process Validation, KKC shall be responsible for [*CONFIDENTIAL*] and at the election of KKC, KKC may subcontract such activities to CMO(s) reasonably acceptable to MEI; provided that [*CONFIDENTIAL*]. For clarity, the Parties acknowledge and agree that [*CONFIDENTIAL*].

(iii) JP and RoW - Packaging; Certain Other Manufacturing Activities. KKC or its designated Third Party shall be responsible (at its sole cost and expense) for all final Product Packaging (with respect to Japan and the RoW). For clarity, KKC’s Packaging responsibilities apply to the Product supplied by MEI under the JP and RoW Supply Agreement. KKC or its designated Third Party shall ensure that all such Packaging complies with Applicable Laws and the Regulatory Approvals for the Product. To the extent that a Third Party is involved in Packaging or other activities described in this Section 7.3(b)(iii) (JP and RoW - Packaging; Certain Other Manufacturing Activities), KKC shall be wholly responsible for, and bear [*CONFIDENTIAL*] of the costs related to, qualifying such Third Party to perform such activities. Notwithstanding the foregoing, MEI shall be responsible for the physical performance of Packaging for U.S. Global Studies, including the portion of any such Clinical Trials in Japan or the RoW; provided, that KKC shall be responsible [*CONFIDENTIAL*].

(iv) JP and RoW - Back-Up Manufacturer. After [*CONFIDENTIAL*] and in the event that KKC determines that it will be unable to [*CONFIDENTIAL*], KKC shall notify MEI thereof as soon as practicable following KKC’s determination. Such notification shall include the reasons and the expected duration of KKC’s inability or anticipated inability to supply. Upon receipt of such notification, MEI shall use Commercially Reasonable Efforts to supply such JP and RoW Supply Items for Development and/or Commercialization in Japan or RoW in accordance with the back-up structure discussed and agreed upon by the JMC pursuant to Section 2.4(a)(viii) (Specific Responsibilities of the JMC).

7.4 Commercial.

(a) Commercialization Reports. [*CONFIDENTIAL*], commencing upon a Party’s, any of its Affiliates’ or any Sublicensee’s first filing for Marketing Authorization

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Application of a Product in such country and thereafter, (i) KKC for Japan or countries in the RoW, or (ii) both Parties for the U.S., shall provide to the JCC with detailed written reports of such Commercialization activities it, any of its Affiliates or any Sublicensee has performed, or caused to be performed, since the preceding report and the future activities it expects to initiate during the following [*CONFIDENTIAL*] period. Each such report shall contain sufficient detail to enable the JCC to assess the applicable Party’s compliance with its obligations set forth in Sections 4.2(a) (U.S. - Commercialization Plan), 4.2(c) (U.S. - Commercial Diligence), 5.2(a) (JP - Commercialization Plan), 5.2(b) (JP - Commercial Diligence), 6.2(a) (RoW - Commercialization Plan), and 6.2(b) (RoW - Commercial Diligence).

(b) Compliance with Applicable Law. With respect to (i) Japan and the RoW, KKC, and (ii) the U.S., each Party, shall, and shall ensure that its Affiliates and Sublicensees shall, in all material respects conform their practices and procedures relating to the Commercialization of the Products in the Territory and educating the medical community in the Territory with respect to the Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and Applicable Law.

(c) Training. KKC shall be solely responsible for training, and all costs associated with such training, its employees and representatives engaged in activities under this Agreement with respect to Japan and the RoW. Such training shall be in accordance with Applicable Laws, including with respect to timely reporting of any adverse events with respect to the Products. Training for U.S. Commercialization shall be governed under Co-Promotion Agreement set forth under Section 4.3 (Co-Promotion Agreement).

7.5 Pharmacovigilance. As soon as practicable, but in any case within [*CONFIDENTIAL*] from the Effective Date, the Parties shall define and finalize the actions that the Parties shall employ with respect to Development of the Compound and Products to protect patients and promote their well-being in the U.S., Japan, and RoW, by amending the Safety Data Exchange Agreement [*CONFIDENTIAL*], which was entered into by the Parties pursuant to the JP Agreement (the “Pharmacovigilance Agreement”), with MEI (or its designee) as the global safety database holder. Absent the amendment and execution of a Pharmacovigilance Agreement, MEI shall not ship Product to any clinical study site in Japan or the RoW. The Parties acknowledge and agree that such Pharmacovigilance Agreement shall be further amended by the Parties prior to commercial launch of the Product, to define and finalize the actions that the Parties shall employ with respect to Commercialization of the Compound and Products to protect patients and promote their well-being in the U.S., Japan, and RoW, with MEI (or its designee) as the global safety database holder. The Pharmacovigilance Agreement shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports and any other information concerning the safety of the Compound and Products and shall ensure that adverse event associated with the Products and other safety information is exchanged according to a schedule that will permit each Party (and its designees) to comply with Applicable Laws and regulatory requirements in applicable Territories. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws and regulations.

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ARTICLE 8

GENERAL PAYMENT PROVISIONS

8.1 Upfront Payment. Within [*CONFIDENTIAL*] after receipt of an invoice therefor, KKC shall pay to MEI a one-time, non-refundable and non-creditable upfront payment of [*CONFIDENTIAL*] subject to Section 8.5(c); provided that, if MEI desires for KKC to reduce applicable withholding taxes to be withheld by KKC, then such invoice shall be accompanied by any Tax forms that may be reasonably necessary in order for KKC not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty in accordance with Section 8.5(d).

8.2 Blended Royalty. KKC acknowledges that (i) the MEI Know-How and the information included in MEI’s Regulatory Materials licensed to KKC are proprietary and valuable and that without the MEI Know-How and such information, KKC would not be able to obtain and maintain Regulatory Approvals with respect to the Products, (ii) such Regulatory Approvals will allow KKC to obtain and maintain Regulatory Exclusivity with respect to the Products in the Field in Japan and the RoW, (iii) access to the MEI Know-How and the rights with respect to the MEI’s Regulatory Materials will have provided KKC with a competitive advantage in the marketplace beyond the exclusivity afforded by the MEI Patents and Regulatory Exclusivity and (iv) the upfront payment and royalties set forth in Sections 8.1 (Upfront Payment), 5.3(a) (JP - Upfront Payment), 5.3(d) (JP - Royalty Payments), and 6.3(c) (RoW – Royalty Payments), respectively, are, in part, intended to compensate MEI for such exclusivity and such competitive advantage. The Parties agree that the royalty rate set forth in Section 5.3(d) (JP - Royalty Payments) and Section 6.3(c) (RoW – Royalty Payments) each reflects an efficient and reasonable blended allocation of the value provided by MEI to KKC.

8.3 Currency Conversion. All payments hereunder shall be made in United States Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), any amount expressed in a foreign currency shall be converted into Dollars in a manner consistent with Payor’s normal practices used to prepare its audited financial statements for external reporting purposes, in accordance with GAAP, consistently applied, or by using the Wall Street Journal or Reuters, at Payor’s discretion.

8.4 Late Payments. Any amount required to be paid by Payor hereunder which is not paid on the date due shall accrue interest from the date due at the rate of the one-month Secured Overnight Financing Rate as quoted by the Federal Reserve Bank of New York (or if it no longer exists, similarly authoritative source) plus [*CONFIDENTIAL*]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Payee from exercising any other rights it may have as a consequence of the lateness of any payment. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

8.5 Taxes and Withholding.

(a) Taxes on Income. Notwithstanding anything else set forth in this Section 8.5 (Taxes and Withholding), each Party shall solely bear and pay all Taxes imposed on

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such Party’s net income (however denominated) franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Party being organized under the laws of, or having an permanent establishment or office located in, the jurisdiction imposing such Tax (or any political subdivision thereof).

(b) VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that any value added Tax or similar payment (“VAT”) in respect of any payments made by Payor to Payee under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement; provided, that the Parties further agree that as of the Effective Date it is not anticipated that VAT will apply in connection with payments under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Payor shall pay such VAT, and (i) if such VAT is owing as a result of any action by Payor, including any assignment or sublicense (including assignment to, or payment hereunder by, a Payor-related entity or Affiliate), or any failure on the part of Payor or its Affiliates to comply with applicable Tax laws or filing or record retention requirements, that has the effect of modifying the Tax treatment of the Parties hereto, then the payment in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that Payee receives a sum equal to the sum which it would have received had such VAT not been due or (ii) otherwise, such payment shall be made after deduction of such VAT. In the event that any deducted VAT is later recovered by Payor, Payor shall promptly reimburse Payee for the deducted amount. For the sake of clarity, any increase in payments to Payee under this Section 8.5(b) (VAT) shall reflect only the incremental increase in VAT directly resulting from clause (i) above. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Payee will provide to Payor Tax invoices showing the correct amount of VAT in respect of such payments hereunder.

(c) Withholding Tax Matters. If Payor is required to make a payment to Payee subject to a deduction of Tax or withholding Tax, the sum payable by Payor (in respect of which such deduction or withholding is required to be made) shall be made to Payee after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted to the appropriate Governmental Authority in accordance with Applicable Laws. Any such withholding Taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by Payee.

(d) Tax Cooperation. To the extent Payor is required to deduct and withhold Taxes on any payments to Payee, Payor shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to Payee an official Tax certificate or other evidence of such withholding reasonably sufficient to enable Payee to claim such payments of Taxes. At Payee’s discretion, Payee shall provide to Payor any Tax forms that may be reasonably necessary in order for Payor not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. Payee shall use reasonable efforts to provide any such Tax forms to Payor at least [*CONFIDENTIAL*] prior to the due date for any payments for which the Payee desires that Payor apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery or reduction, as permitted by Applicable Laws, of withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or VAT.

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8.6 Financial Records and Audit. Each Party shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all royalty payments and other amounts due to MEI hereunder (including records of Net Sales), Development Costs, U.S. Commercialization Costs, Net Profit or Loss, and the other elements thereof required to prepare the reports or calculate payments required under this Agreement and the Reconciliation Procedures, and any other payments under this Agreement, during the Term and for [*CONFIDENTIAL*] thereafter or such longer period as required by Applicable Laws. Each Party shall have a right to request [*CONFIDENTIAL*] audit of the other Party [*CONFIDENTIAL*] throughout the Term in order to confirm the accuracy of the foregoing (an “Audit”); provided, that, such [*CONFIDENTIAL*] audit per Calendar Year limitation shall not apply in the event of any subsequent “for cause” audit. Upon the written request by a Party to Audit the other Party, such auditing Party shall have the right to engage an independent, internationally recognized accounting firm reasonably acceptable to the other Party and which will be subject to appropriate written obligations of confidentiality, to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the Calendar Year(s) requested by such auditing Party. The audited Party, shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. The accountants shall deliver a copy of their findings to each of the Parties within [*CONFIDENTIAL*] of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by a Party shall be paid to the other Party within [*CONFIDENTIAL*] of notification of the results of such Audit. Any overpayments made by a Party shall be refunded by the other Party within [*CONFIDENTIAL*] of notification of the results of such Audit. The cost of the accountants shall be the responsibility of the auditing Party unless the accountants’ calculation shows that the actual royalties payable, Net Sales and/or any other applicable amount Audited hereunder (in the aggregate with respect to the entire period audited) to be different, by more than [*CONFIDENTIAL*], than the amounts as paid and reported by the audited Party for the period subject to the Audit, in which case the audited Party shall bear the costs of the accountants. Any information obtained during such audit shall be treated as Confidential Information of the audited Party. In the event that a Party has a good faith basis, which shall be shared with the other Party, for believing that a Sublicensee of such other Party is not accurately reporting Net Sales (and thus that such other Party is not making appropriate royalty payments hereunder), then at the inquiring Party’s request, the other Party shall enforce its audit rights with respect to any such Sublicensee and such other Party shall report back to the inquiring Party regarding the outcome of any such audit.

ARTICLE 9

INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership.

(a) Data. All data generated in connection with any Development, Manufacturing, Commercialization or Packaging activities with respect to any Compound or Product conducted by or on behalf of MEI or its Affiliates, Direct Licensees, or Sublicensees without the involvement of KKC (the “MEI Data”) shall be the sole and exclusive property of

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MEI or of its Affiliates, Direct Licensees, or Sublicensees, as applicable. All data generated in connection with any Development, Manufacturing, Commercialization or Packaging activities with respect to any Compound or Product conducted by or on behalf of KKC or its Affiliates or Sublicensees without the involvement of MEI (the “KKC Data”) shall be the sole and exclusive property of KKC or of its Affiliates or Sublicensees, as applicable. All data generated in connection with any Development, Manufacturing, Commercialization or Packaging activities with respect to any Compound or Product conducted by or on behalf of both (i) MEI or its Affiliates, Direct Licensees, or Sublicensees, and (ii) KKC or its Affiliates or Sublicensees shall be the joint property of MEI and KKC (or of their respective Affiliates or Sublicensees (or Direct Licensees with respect to MEI), as applicable).

(b) Ownership of Inventions. Ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its or its Affiliates’ employees, agents or independent contractors (“Sole Inventions”). The Parties shall jointly own any Inventions that are made jointly by employees, agents or independent contractors of one Party or its Affiliates together with employees, agents or independent contractors of the other Party or its Affiliates (“Joint Inventions”). All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party, and each Party hereby waives any right it may have under the laws of any country to require any such accounting or consent.

(c) Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Sole Inventions of such Party and all Joint Inventions, including any invention disclosures or other similar documents submitted to such Party by its employees, agents or independent contractors describing such Inventions, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.

9.2 Patent Prosecution and Maintenance.

(a) MEI Patents and Joint Patents.

(i) MEI shall have the first right, but not the obligation, to control the preparation, filing (including any filing relating to patent term extension), prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all MEI Patents and Joint Patents by counsel of its own choice; provided that MEI shall be solely responsible for the cost and expense of all MEI Patents [*CONFIDENTIAL*]. MEI shall consult with KKC and keep KKC reasonably informed of the status of such Patents and shall promptly provide KKC with all material correspondence received from any patent authority in connection therewith. In addition, MEI shall promptly provide KKC with drafts of all proposed material filings and correspondence to any patent authority with respect to such Joint Patents in the U.S., Japan, the European Union and United Kingdom. Upon KKC’s request, MEI shall promptly notify KKC of

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the latest status of any material filings and correspondences for countries other than those listed above, and KKC shall have the opportunity to review and comment prior to the submission of such proposed filings and correspondences. MEI shall confer with KKC and consider in good faith KKC’s comments prior to submitting such filings and correspondence, provided that KKC provides such comments within [*CONFIDENTIAL*] of receiving the draft filings and correspondence from MEI.

(ii) In the event that MEI desires to abandon or cease prosecution or maintenance of any MEI Patent or any Joint Patent, MEI shall provide reasonable prior written notice to KKC of such intention to abandon (which notice shall be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon KKC’s written election provided no later than [*CONFIDENTIAL*] after such notice from MEI, KKC shall have the right to [*CONFIDENTIAL*]. If KKC does not provide such election during such [*CONFIDENTIAL*] period, MEI may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.

(b) KKC Patents.

(i) KKC shall have the first right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all KKC Patents, at its sole cost and expense and by counsel of its own choice; provided that the Parties shall be jointly responsible for the cost and expense of all KKC Patents in the U.S., [*CONFIDENTIAL*]. KKC shall consult with MEI and keep MEI reasonably informed of the status of such Patents and shall promptly provide MEI with all material correspondence received from any patent authority in connection therewith. KKC shall confer with MEI and consider in good faith MEI’s comments prior to submitting such filings and correspondence, provided that MEI provides such comments within [*CONFIDENTIAL*] of receiving the draft filings and correspondence from KKC.

(ii) In the event that KKC desires to abandon or cease prosecution or maintenance of any KKC Patent, KKC shall provide reasonable prior written notice to MEI of such intention to abandon (which notice shall be given no later [*CONFIDENTIAL*] prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon MEI’s written election provided no later [*CONFIDENTIAL*] after such notice from KKC, MEI shall have the right to [*CONFIDENTIAL*]. If MEI does not provide such election within [*CONFIDENTIAL*] after such notice from KKC, KKC may, in its sole discretion, continue prosecution and maintenance of such KKC Patent or discontinue prosecution and maintenance of such KKC Patent.

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9.3 Cooperation of the Parties. Each Party agrees to reasonably cooperate in the preparation, filing, prosecution and maintenance of Patents under Section 9.2 (Patent Prosecution and Maintenance), at its own cost, and such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2 (Patent Prosecution and Maintenance); and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

9.4 Infringement by Third Parties.

(a) Notice. In the event that either MEI or KKC becomes aware of any infringement or threatened infringement by a Third Party of any MEI Patent, KKC Patent or Joint Patent, or the submission to a Party or a Regulatory Authority in any Territory of an application for a product referencing a Product, or any declaratory judgment or equivalent action challenging any MEI Patent, KKC Patent or Joint Patent in any Territory in connection with any such infringement (each, a “Product Infringement”), it will promptly notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party.

(b) Enforcement of MEI Patents, KKC Patents and Joint Patents.

(i) MEI shall have the first right, as between KKC and MEI, but not the obligation, to bring an appropriate suit or take other action against any Person engaged in, or to defend against, a Product Infringement in the Field of any MEI Patent or Joint Patent, at its own expense and by counsel of its own choice. KKC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and KKC and its counsel will reasonably cooperate with MEI and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If MEI fails to bring an action or proceeding with respect to such Product Infringement of any MEI Patent or Joint Patent within (A) [*CONFIDENTIAL*] following the notice of alleged infringement or declaratory judgment or (B) [*CONFIDENTIAL*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, KKC shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and MEI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice and MEI and its counsel will reasonably cooperate with KKC and its counsel in strategizing, preparing and prosecuting any such action or proceeding.

(ii) KKC shall have the first right, as between KKC and MEI, but not the obligation, to bring an appropriate suit or take other action against any Person engaged in, or to defend against, a Product Infringement in the Field of any KKC Patent, at its own expense and by counsel of its own choice. MEI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and MEI and its counsel will reasonably cooperate with KKC and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If KKC fails to bring an action or proceeding with respect to such Product Infringement of any KKC Patent within [*CONFIDENTIAL*] following the notice of alleged infringement or declaratory judgment or [*CONFIDENTIAL*] before the time limit, if any, set forth in the

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appropriate laws and regulations for the filing of such actions, whichever comes first, MEI shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and KKC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice and KKC and its counsel will reasonably cooperate with MEI and its counsel in strategizing, preparing and prosecuting any such action or proceeding.

(iii) Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Product Infringement of any MEI Patent, KKC Patent or Joint Patent shall be used first to reimburse the Parties’ documented out-of-pocket (i.e., paid to Third Parties) legal expenses relating to the action or proceeding, and any remaining damages relating to Product Infringement of a MEI Patent or Joint Patent (including lost sales or lost profits) shall be allocated as follows: [*CONFIDENTIAL*].

(c) Cooperation. In the event a Party brings an action in accordance with this Section 9.4 (Infringement by Third Parties), the other Party shall reasonably cooperate, including, if required to bring such action, being named as a party to such action; provided, that if a Party is required by Applicable Laws to be named as a party, then the other Party shall bear such Party’s costs in connection with being so named.

9.5 Third Party Intellectual Property Rights.

(a) Each Party shall promptly notify the other in writing of any allegation by a Third Party that the Packaging, Commercialization, Manufacture, Development, or use of the Compound or Product infringes or may infringe the intellectual property rights of a Third Party (an “Infringement Claim”).

(b) In the case of any Infringement Claim in any Territory, the Parties shall, subject to Section 9.5(c) (Third Party Intellectual Property Rights), promptly, and within [*CONFIDENTIAL*] after written notice from either Party to the other thereof, discuss which Party shall control the response to such Infringement Claim, and if the Parties do not mutually agree upon which Party shall control, the Party with respect to which the Infringement Claim was brought shall control the defense and response to such Infringement Claim and, if both Parties are named, then [*CONFIDENTIAL*] shall have the right to control the defense and response to such Infringement Claim. For clarity, if Section 9.5(c) (Third Party Intellectual Property Rights) applies to any such Infringement Claim, then Section 9.5(c) (Third Party Intellectual Property Rights) shall control the process related to responding to such Infringement Claim in lieu of this Section 9.5(b) (Third Party Intellectual Property Rights). With respect to any Infringement Claim, each Party shall bear [*CONFIDENTIAL*] of the damages or recovery obtained by the Third Party asserting such Infringement Claim, by settlement or otherwise; provided, that, the Party with respect to which the Infringement Claim was brought had performed the allegedly infringing Packaging, Development, Manufacture or Commercialization of a Compound or Product in accordance with this Agreement; in all other cases, the Party with respect to which the Infringement Claim was brought shall bear [*CONFIDENTIAL*] of such damages or recovery. The Out-of-Pocket Costs in defending, and providing requested assistance in the defense of, such Infringement Claim shall be [*CONFIDENTIAL*]; unless the Party with respect to which the Infringement Claim was brought had not performed the allegedly

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infringing Packaging, Development, Manufacture or Commercialization of a Compound or Product in accordance with this Agreement, in which case all Out-of-Pocket Costs of both Parties in defending, and providing requested assistance in the defense of, such Infringement Claim shall be paid by [*CONFIDENTIAL*]. Notwithstanding the foregoing, the Parties’ rights and obligations under this Section 9.5 (Third Party Intellectual Property Rights), including payment obligations, will be subject to the terms of Article 13 (Indemnification; Liability).

(c) Notwithstanding Section 9.5(b) (Third Party Intellectual Property Rights), with respect to Infringement Claims pertaining to [*CONFIDENTIAL*] and the specific subject matter described in this Section 9.5(c) (Third Party Intellectual Property Rights), if:

(i) the (A) Development, use, or Commercialization of the dosage form, as of the Effective Date, of the Product in [*CONFIDENTIAL*], or (B) Manufacture of the Compound or the dosage form, as of the Effective Date, of the Product in the Territory for Development or Commercialization infringes an issued Valid Claim (as defined in Section 1.186(a) (Valid Claim) but not 1.186(b) (Valid Claim) above) of a Third Party’s Patent (“Third Party Patent”), then:

(1) MEI shall use Commercially Reasonable Efforts to either (y) procure the right to continue the activities described in subclauses (A) or (B) of Section 9.5(c)(i) (Third Party Intellectual Property Rights), as applicable, free of any liability from such Infringement Claim (e.g., through obtaining a license to practice such Third Party Patent or through invalidating such Third Party Patent), or (z) replace or modify Product or Compound, or the Development, use, Commercialization, or Manufacture thereof, as applicable, with a non-infringing substitute, and MEI shall be responsible for [*CONFIDENTIAL*] of any payments due in connection with implementing the foregoing subclauses (y) or (z) (including, to the extent applicable, payments due in connection with such Third Party Patents for sales or activities [*CONFIDENTIAL*]); and

(2) if MEI is unable to implement one of the options set forth in subclauses (y) or (z) of Section 9.5(c)(i)(1) (Third Party Intellectual Property Rights), then, solely with respect to [*CONFIDENTIAL*], KKC shall have a right, but not an obligation, to implement one of such options, at KKC’s expense; provided, that if KKC elects to obtain a license to such Third Party Patent(s), then KKC’s royalty payment for such license shall be [*CONFIDENTIAL*].

(ii) the use of the Product in [*CONFIDENTIAL*], infringes an issued Valid Claim (as defined in Section 1.186(a) (Valid Claim) but not 1.186(b) (Valid Claim) above) of a Third Party’s Patent in [*CONFIDENTIAL*] (also, a “Third Party Patent”), then:

(1) MEI shall have the first right to either (y) procure the right to continue the use of such combination for such indication free of any liability from such Infringement Claim (e.g., through obtaining a license to practice such Third Party Patent or through

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invalidating such Third Party Patent), or (z) replace or modify such Product or such [*CONFIDENTIAL*], or the use thereof, as applicable, with a non-infringing substitute, the details of which shall be notified to KKC in writing prior to undertaking any such action. MEI shall keep KKC informed of the progress of such action;

(2) if MEI does not desire to implement one of the options set forth in subclauses (y) or (z) of Section 9.5(c)(ii)(1) (Third Party Intellectual Property Rights), then, solely with respect to [*CONFIDENTIAL*], KKC shall have a right, but not an obligation, to undertake one of such options, the details of which shall be notified to MEI in writing prior to undertaking any such action. KKC shall keep MEI informed of the progress of such action; and

(3) In either approach (MEI or KKC undertaking such options set forth in subclauses (y) or (z) of Section 9.5(c)(ii)(1) (Third Party Intellectual Property Rights)), no license to a Third Party Patent may be entered under this Section 9.5(c)(ii) (Third Party Intellectual Property Rights) without the other Party’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any expenses or payments incurred in implementing one of such options (including payments due to a Third Party in connection with sales or activities, subject to a reasonable allocation of any upfront or general payments to the Territory in the case of a broader license taken by MEI) shall be:

I. with respect to [*CONFIDENTIAL*],

II. with respect to [*CONFIDENTIAL*]; provided that, (1) if KKC obtains a license to such Third Party Patent(s), then KKC shall have the right to receive from MEI [*CONFIDENTIAL*] of any upfront or general payments and to reduce its quarterly royalty payments to MEI by [*CONFIDENTIAL*] of any royalty payments to such a Third Party, subject to KKC’s royalty payments to MEI not being reduced to less than [*CONFIDENTIAL*] of the amounts that would have otherwise been due to MEI for such Calendar Quarter; or (2) if MEI obtains such license from Third Party, then (A) KKC shall reimburse [*CONFIDENTIAL*] of the reasonable allocation of any upfront or general payments and [*CONFIDENTIAL*] of any royalty payments to such Third Party, subject to KKC’s royalty payment not exceeding [*CONFIDENTIAL*] of the amounts that would have otherwise been due to MEI for such Calendar Quarter, and (B) payments associated with [*CONFIDENTIAL*] shall be appropriate and proportional to other amounts due under any such agreement, and

III. In either approach (MEI or KKC undertaking such options set forth in subclauses (y) or (z) of Section 9.5(c)(ii)(1) (Third Party Intellectual Property Rights)), if the procured right to continue the use of such combination for such indication free of any liability from such Infringement Claim or replacement or modification is not secured with terms acceptable to both Parties, then neither Party is obligated to [*CONFIDENTIAL*].

(d) Each Party expressly agrees and acknowledges that (A) the rights granted to such Party under this Agreement, as and to the extent applicable, shall in all cases be subject to

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the terms and conditions of any applicable license agreement related to any Third Party Patent, and (B) it shall comply with the terms and conditions of any such agreements (and shall take no action or omit to take any action, that may cause a breach of either of any such agreements). In furtherance of the foregoing, a copy of any such agreements shall be provided by the executing Party to the other Party.

(e) The Parties acknowledge and agree that a defense action commenced under Section 9.5(a) (Third Party Intellectual Property Rights) may lead to [*CONFIDENTIAL*] negotiating an agreement under Section 9.5(c) (Third Party Intellectual Property Rights).

(f) Upon the request of the Party controlling the response to the Infringement Claim, the other Party shall reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim, including by providing full access to documents, information and witnesses as reasonably requested by the Party controlling the response to the Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation.

9.6 Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 9 (Intellectual Property Rights) that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement, or rights otherwise with respect to Product, without the prior written consent of such other Party, which shall not be unreasonably withheld. Notwithstanding the above, KKC shall not enter into any settlement of any such claim without the prior written consent of MEI if such settlement would require MEI to be subject to an injunction or to make any monetary payment to KKC or any Third Party, or admit any wrongful conduct by MEI or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patents Controlled by MEI.

9.7 Patent Extensions. The Parties shall jointly agree regarding, and each shall reasonably cooperate with the other in obtaining, patent term restoration, supplemental protection certificates or their equivalents, and Patent Term Extensions with respect to the Products where applicable. The Party responsible for controlling the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of Patents under Section 9.2 (Patent Prosecution and Maintenance) shall file applications for such extensions at its own cost and the other Party shall provide such responsible Party any necessary documents and information for filing and prosecuting the Patent Term Extension application at such other Party’s own cost.

9.8 Trademarks.

(a) MEI Trademarks. The Parties shall Develop, Package and Commercialize the Products in the Field in the U.S. under MEI Trademarks in accordance with the U.S. Commercialization Plan; provided, that MEI may not include in any such trademarks any corporate names or any reference to any products of KKC or any of its Affiliates or Sublicensees without the prior written consent of KKC. During the applicable Term, (i) MEI grants to KKC an exclusive, royalty-free license to use MEI Trademarks and MEI’s name and logo (to the extent

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necessary) solely for the purpose of conducting co-promotion activities in the Field in the U.S. in accordance with the terms of this Agreement and the Co-Promotion Agreement, provided that KKC shall comply with MEI’s internal rules which are submitted to KKC in advance, and KKC shall provide MEI with any materials in which the MEI Trademarks and MEI’s name and logo is used in advance for MEI’s review and approval, and (ii) KKC grants to MEI a non-exclusive, royalty-free license to use the KKC name and logo (to the extent necessary) solely for the purpose of Developing, Packaging, and/or Commercializing the Products in the Field in the U.S. in accordance with the terms of this Agreement, provided that MEI shall comply with KKC’s internal rules which are submitted to MEI in advance and, upon the request of KKC, MEI shall provide KKC with any sample in which the KKC name and logo is used.

(b) KKC Trademarks. KKC shall have the right to Develop, Package and Commercialize the Products in the Field in Japan and the RoW under trademarks of its choice that it registers in accordance with the JP Commercialization Plan and RoW Commercialization Plan, respectively (“KKC Trademarks”); provided, that KKC may not include in any such trademarks any corporate names or any reference to any products of MEI or any of its Affiliates, Direct Licensees, or Sublicensees without the prior written consent of MEI. MEI shall cooperate with KKC, at KKC’s reasonable request and expense, in KKC’s registration of the KKC Trademarks. In addition, KKC shall have an option to select MEI Trademarks for use with the Product and MEI shall grant KKC an exclusive (even as to MEI), royalty-free, fully-paid, license, with the right to grant sublicenses through multiple tiers, to use such trademarks in connection with Developing, Packaging or Commercializing Products in Japan and the RoW during the applicable Term. In connection with the foregoing, upon KKC’s reasonable request from time-to-time, MEI shall provide KKC a list of MEI Trademarks (and not including the “MEI” corporate mark or other marks that are not exclusively used in connection with Products) including registration number, class and product/service. If KKC decides to be licensed MEI Trademarks to Develop, Package and Commercialize the Product in the Field in Japan and the RoW, KKC shall provide a notice to MEI it wishes to be licensed such MEI Trademarks. MEI shall use Commercially Reasonable Efforts to have MEI Trademarks and its local transliterations registered, filed, maintained and renewed in Japan and the RoW at MEI’s cost upon KKC’s request, and shall keep KKC reasonably informed of the completion of such registration process and provide KKC with updated list of registration numbers for such MEI Trademarks in Japan and the RoW (e.g., with respect to Japan, KATAKANA character trademark). In addition, notwithstanding anything to the contrary herein, MEI will have the right to use the KKC Trademark to the extent necessary to perform its obligations under this Agreement.

(c) In the event that either MEI or KKC becomes aware of any infringement or threatened infringement by a Third Party of any MEI Trademark or KKC Trademark (“Trademark Infringement”), it will promptly notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party.

(i) MEI shall have the right, as between KKC and MEI, but not the obligation, to bring an appropriate suit or take other action against any Person engaged in, or to defend against, a Trademark Infringement in the Field of any MEI Trademarks, at its own expense and by counsel of its own choice. KKC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and KKC and its counsel will reasonably cooperate

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with MEI and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If MEI fails to bring an action or proceeding with respect to such Trademark Infringement of any MEI Trademark in Japan or the RoW, the Parties shall discuss possible action against the Trademark Infringement.

(ii) KKC shall have the right, as between KKC and MEI, but not the obligation, to bring an appropriate suit or take other action against any Person engaged in, or to defend against, a Trademark Infringement in the Field of any KKC Trademarks, at its own expense and by counsel of its own choice. MEI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and MEI and its counsel will reasonably cooperate with KKC and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If KKC fails to bring an action or proceeding with respect to such Trademark Infringement of any KKC Trademark in Japan or the RoW, the Parties shall discuss possible action against the Trademark Infringement.

ARTICLE 10

CONFIDENTIALITY; PUBLICATION

10.1 Duty of Confidence. Subject to the other provisions of this Article 10 (Confidentiality; Publication):

(a) all Confidential Information disclosed by or on behalf of a Party (the “Disclosing Party”) or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party (the “Receiving Party”) and its Affiliates using at least the same standard of care as the Receiving Party uses to protect its own proprietary or Confidential Information (but in no event less than reasonable care for the industry); and

(b) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement, including, for clarity, inclusion in Regulatory Materials.

10.2 Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate by competent written evidence that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as shown by contemporaneous written documents of the Receiving Party;

(b) is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of, or breach of this Agreement by, the Receiving Party or any individuals to whom the Receiving Party disclosed such Confidential Information as permitted by this Agreement;

(c) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

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(d) is developed by the Receiving Party independently and without use of or access to any Confidential Information disclosed to it by or on behalf of the Disclosing Party, as shown by contemporaneous written documents of the Receiving Party.

10.3 Authorized Disclosures. Notwithstanding the obligations set forth in Section 10.1 (Duty of Confidence), the Receiving Party may disclose Confidential Information of the Disclosing Party and the terms of this Agreement to the extent such disclosure is reasonably necessary in the following instances:

(a) enforcing the Receiving Party’s rights under this Agreement or performing the Receiving Party’s obligations under this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) preparing and submitting Regulatory Materials;

(d) to the Receiving Party’s employees, directors, officers, Affiliates, actual or potential Sublicensees (or actual or potential Direct Licensees with respect to MEI), commercial partners, independent contractors, consultants, advisors, agents, attorneys, independent accountants or financial advisors who, in each case, have a need to know such Confidential Information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Person agrees to be bound by terms of confidentiality and non-use (or, in the case of the Receiving Party’s attorneys and independent accountants, such Person is obligated by applicable professional or ethical obligations) at least as restrictive as those set forth in this Article 10 (Confidentiality; Publication);

(e) to actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by written terms of confidentiality and non-use (or, in the case of the Receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry); and

(f) such disclosure is required by court order, judicial or administrative process or Applicable Law, provided that in such event the Receiving Party shall promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as required by court order, judicial or administrative process or Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10 (Confidentiality; Publication), and the Receiving Party shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

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Each Party shall be responsible for any breach of this Agreement by any Person to which Confidential Information of the other Party has been disclosed by or on behalf of such Party under this Agreement.

10.4 Publication.

(a) Subject to the International Committee of Medical Journal Editors Uniform Requirements for Manuscripts Submitted to Biomedical Journals and applicable legal requirements, the JDC or JCC, as applicable, will determine the overall strategy for publishing and presenting results of studies pertaining to the Compound and Products and the JDC or JCC, as applicable, shall approve all publications in the Territory prior to publication.

(b) Neither Party shall publicly present or publish (i) results of studies carried out under this Agreement or (ii) information that otherwise pertains to the Product (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Laws. The JDC will establish a process for both Parties to submit and jointly review publications for consideration by the JDC. Notwithstanding the foregoing, MEI shall not have the right to publish or present KKC’s Confidential Information without KKC’s prior written consent, and KKC shall not have the right to publish or present MEI’s Confidential Information without MEI’s prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.

10.5 Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 10 (Confidentiality and Publications), that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between MEI and KKC, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the MEI Patents, KKC Patents and Joint Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense or common interest agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 10.5 (Privileged Communications), nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to this Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 10.5 (Privileged Communications).

10.6 Publicity/Use of Names. Subject to the remainder of this Section 10.6 (Publicity/Use of Names), no disclosure of the existence, or the terms, of this Agreement may be

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made by either Party or its Affiliates, and neither Party shall use the name, corporate trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law. Notwithstanding the above, (i) each Party and its Affiliates may disclose on its website and in its promotional materials that the other Party is a development partner of such Party for the Products and may use the other Party’s name and logo in conjunction with such disclosure and (ii) KKC shall ensure that MEI is appropriately identified as the licensor of the Product in the Territory as and to the extent appropriate for the industry.

(a) In the event KKC proposes to file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law a registration statement or any other disclosure document which describes or refers to this Agreement, including filing a copy of this Agreement itself, KKC shall notify MEI of such intention and shall provide MEI with a copy of relevant portions of the proposed filing not less than [*CONFIDENTIAL*] prior to such filing (unless exigent circumstances do not permit such review period and then KKC will provide relevant portions of the proposed filing as reasonably in advance as is possible), and shall use Commercially Reasonable Efforts to obtain confidential treatment of any information concerning MEI that MEI requests be kept confidential, consistent with KKC’s disclosure obligations under applicable securities laws. MEI may, at its discretion, file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law a registration statement or any other disclosure document which describes or refers to this Agreement, including filing a copy of this Agreement itself. MEI shall provide KKC with a copy of relevant portions of the proposed filing not less than [*CONFIDENTIAL*] prior to such filing (unless exigent circumstances do not permit such review period and then MEI will provide relevant portions of the proposed filing as reasonably in advance as is possible), and shall use Commercially Reasonable Efforts to obtain confidential treatment of any information concerning KKC that KKC reasonably requests be kept confidential, consistent with MEI’s disclosure obligations under applicable securities laws. For clarity, in no event shall MEI be obligated to delay or withhold such a filing in order to comply with the foregoing sentence if such compliance would result in MEI being in violation of any Applicable Law.

(b) The Parties agree to issue the joint press release attached here as Schedule 10.6 contemporaneously with the execution of this Agreement. If either Party desires to issue a subsequent press release or make a public announcement concerning the material terms of this Agreement or the Development or Commercialization of the Product under this Agreement, such as the achievement of Regulatory Approvals of the Product, such Party shall provide the other Party with the proposed text of such announcement for prior review and, except to the extent such press release or public announcement is permitted by subsection (a) or (b) above, approval by such other Party.

(c) The Parties agree that after a public disclosure has been made or a press release or other public announcement has been issued in compliance with subsection (a), (b) or (c) hereof, each Party may make subsequent public disclosures or issue press releases or other public

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announcements disclosing the same content without having to obtain the other Party’s prior consent and approval.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. Unless earlier terminated as permitted by this Agreement, the term of this Agreement will commence upon the Effective Date and continue in full force and effect, on a country-by-country and Product-by-Product basis, until the Expiration Date for such Product and such country (the “Term”).

(a) With respect to the U.S., if this Agreement naturally expires, then MEI shall have [*CONFIDENTIAL*], fully paid-up, royalty-free and perpetual license to Develop, Package, Manufacture and Commercialize the Product in or for the U.S.; provided, that MEI shall pay (for so long as MEI continues to sell such Product) to KKC (i) [*CONFIDENTIAL*] of Net Sales of such Product in the U.S. in the first year following expiration of this Agreement, (ii) [*CONFIDENTIAL*] of Net Sales of such Product in the U.S. [*CONFIDENTIAL*], and (iii) [*CONFIDENTIAL*] of Net Sales of such Product in the U.S. [*CONFIDENTIAL*]. For clarity, MEI’s payment obligation described in this Section 11.1(a) (Term) shall [*CONFIDENTIAL*] after the expiration of this Agreement.

(b) With respect to Japan or a given country in the RoW, if this Agreement naturally expires, then KKC shall have [*CONFIDENTIAL*], fully paid-up, royalty-free and perpetual license to Develop, Package, Manufacture and Commercialize the Product in such country; provided, that, in consideration for KKC’s ongoing use of MEI Trademarks, and the global safety database for Products (other than in connection with a Generic Product, which use with a Generic Product is prohibited), KKC shall pay [*CONFIDENTIAL*] of Net Sales in such country except Japan for KKC’s use of the global safety database for Products. For clarity, MEI shall be responsible for maintenance of any MEI Trademark, in all cases subject to the terms and conditions of a trademark use agreement to be negotiated in good faith by the Parties upon one Party’s request to the other therefor. Pending execution of such a trademark use agreement, with respect to Japan, Sections 5.3(d) (JP – Royalty Payments), 5.3(e) (JP – Royalty Adjustments), and Article 8 (General Payment Provisions), and with respect to the RoW, 6.3(c) (RoW – Royalty Payments) 6.3(d) (RoW – Royalty Adjustments), and Article 8 (General Payment Provisions) shall apply mutatis mutandis with respect to the payments due under this Section 11.1(b) (Term). Further, for clarity, MEI shall be responsible for maintenance of the global safety database for Products; provided that prior to the Expiration Date for a Product in the U.S., Out-of-Pocket Costs identifiable to establishing, updating and maintaining a global safety database for such Product shall be deemed to be a U.S. Development Cost, and after the Expiration Date for such Product in the U.S., MEI shall maintain such global safety database at its cost and expense, for so long as KKC continues to sell such Product and to pay the foregoing payment specified in subclause (ii) of Section 11.1(b) (Term).

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11.2 Termination.

(a) Termination by KKC for Convenience. At any time, KKC may terminate this Agreement in its entirety at its sole discretion and for any reason or no reason, by providing written notice of termination to MEI, which notice includes an effective date of termination [*CONFIDENTIAL*] after the date of the notice if the notice is given. During such [*CONFIDENTIAL*], the Parties shall transition those activities being performed by KKC under this Agreement as soon as reasonably practicable, pursuant to a transition services agreement to be agreed upon by the Parties in good faith, and KKC shall otherwise continue to perform all of its obligations and shall continue to be responsible for all costs incurred under this Agreement to be borne by KKC according to this Agreement during such [*CONFIDENTIAL*].

(b) Termination for Cause. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [*CONFIDENTIAL*] ([*CONFIDENTIAL*] in the case of a payment-related breach) to cure such breach from the receipt of the notice. If MEI (as the allegedly breaching Party) fails to cure that breach within the applicable period set forth above, then KKC may, at its election, terminate this Agreement either in whole or in part under a Partial Termination solely with respect to a Territory (i.e., the U.S., Japan, or RoW, but not individual countries within the RoW) in which such breach occurred on written notice of termination specifying KKC’s election to terminate the Agreement in whole or with respect to the applicable Territory that is the Terminated Jurisdiction. If KKC (as the allegedly breaching Party) fails to cure a breach within the applicable period set forth above, then MEI may, at its election, terminate this Agreement either in whole or with respect to a Terminated Jurisdiction on written notice of termination specifying MEI’s election to terminate the Agreement in whole or with respect to a Terminated Jurisdiction. Any right to terminate this Agreement under this Section 11.2(b) (Termination for Cause) shall be stayed for up to a period of [*CONFIDENTIAL*] and the applicable cure period tolled in the event that, during such cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 14.12 (Dispute Resolution) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 14.12 (Dispute Resolution) but in any event no longer than [*CONFIDENTIAL*] from the date that the Party alleged to have been in material breach initiates dispute resolution proceeding under Section 14.12 (Dispute Resolution). If a Party is determined to be in material breach of this Agreement, the other Party may terminate this Agreement if the breaching Party fails to cure the breach within [*CONFIDENTIAL*] ([*CONFIDENTIAL*] in the case of a payment-related breach) after the conclusion of the dispute resolution procedure (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party).

(c) Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, MEI may terminate this Agreement immediately upon written notice to KKC if KKC or its Affiliates or Sublicensees, individually or in association with any other Person, commences a legal action challenging the validity or enforceability of any MEI Patent.

(d) Termination for Bankruptcy. This Agreement may be terminated at any time during the Term by either Party upon the other Party’s filing or institution of bankruptcy,

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reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*CONFIDENTIAL*] after the filing thereof.

(e) Automatic Termination for Nonpayment. If KKC fails to pay MEI the upfront payment in accordance with, and as set forth in Section 8.1 (Upfront Payment), this Agreement will automatically and immediately terminate.

(f) Termination for Force Majeure. At any time after the third anniversary of the Effective Date, if an event of force majeure (in accordance with Section 14.9 (Force Majeure)) prevents, prohibits, or otherwise inhibits a Party from performing its obligations hereunder for a [*CONFIDENTIAL*] or more, the other Party shall have the right to terminate this Agreement in part under a Partial Termination solely with respect to the country(ies) in which such Party’s performance of its obligations is prevented, prohibited or otherwise inhibited, upon written notice to such Party. For clarity, nothing in this Section 11.2(f) (Termination for Force Majeure) shall be deemed to modify or otherwise create, with respect to the entire RoW, any rights or obligations in a given country in the RoW.

(g) Termination Related to GDPR Agreement. If KKC’s ability to meet the obligations and assurances as set out under (i) the Existing Data Agreement prior to the execution of the GDPR Agreement (to the extent applicable), or (ii) the GDPR Agreement after the execution of the GDPR Agreement, in each case, cannot be restored by reasonable and appropriate means following KKC’s notice of such inability as required by the Existing Data Agreement in Section 7(f) of that agreement, and as will be required under the GDPR Agreement, then MEI shall have the right to terminate (1) this Agreement in part under a Partial Termination solely with respect to Japan prior to the execution of the GDPR Agreement, and (2) this Agreement in its entirety after the execution of the GDPR Agreement, in each case, upon written notice to KKC.

11.3 Effect of Termination. Upon termination of this Agreement by KKC pursuant to Sections 11.2(a) (Termination by KKC for Convenience) or 11.2(f) (Termination for Force Majeure), or termination of this Agreement by MEI pursuant to Sections 11.2(b) (Termination for Cause), 11.2(c) (Termination for Patent Challenge), 11.2(d) (Termination for Bankruptcy), 11.2(e) (Automatic Termination for Nonpayment), 11.2(f) (Termination for Force Majeure), or 11.2(g) (Termination Related to GDPR Agreement), the following consequences shall apply (in the case of a Partial Termination, solely for that corresponding Terminated Jurisdiction) and shall be effective as of the effective date of such termination:

(a) KKC’s license under Section 3.1 (Licenses to KKC), shall become [*CONFIDENTIAL*] upon receipt of a notice of termination and shall terminate upon the effective date of termination except to the extent necessary to perform any surviving obligations as expressly provided in this Agreement (provided, however, that in the event of a Partial Termination, only those licenses for the corresponding Terminated Jurisdiction shall terminate);

(b) KKC hereby assigns to MEI the KKC Technology relating solely to the Compound or Product (and, in the event of a Partial Termination, used solely in the corresponding

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Terminated Jurisdiction); provided that, to the extent such assignment is prohibited by Applicable Law, or certain KKC Technology does not relate solely to the Compound or Product, subject to MEI’s payment of reasonable royalties as set forth below, KKC hereby grants to MEI, [*CONFIDENTIAL*], royalty-bearing, worldwide (or, in the event of a Partial Termination, limited to the corresponding Terminated Jurisdiction), perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under all such KKC Technology that is not assigned to MEI, to research, develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export and otherwise commercialize the Compound and Products. KKC shall execute such documents as MEI reasonably requests in order to further memorialize the foregoing assignment (or license). The Parties shall agree in good faith to [*CONFIDENTIAL*], provided further that, if the Parties are unable to agree on [*CONFIDENTIAL*] within [*CONFIDENTIAL*] of beginning discussions with respect thereto, then either Party may refer such matter for arbitration in accordance with Section 14.12 (Dispute Resolution). For clarity, at any time, MEI shall have the right to [*CONFIDENTIAL*].

(c) KKC shall return to MEI or destroy, at MEI’s election, all Confidential Information (or, in case of a Partial Termination, Confidential Information relating solely to the corresponding Terminated Jurisdiction) of MEI, including all copies thereof and all materials, substances and compositions delivered or provided by MEI to KKC, provided that KKC shall have the right to retain [*CONFIDENTIAL*] copy thereof, which may be retained by KKC solely for legal archiving purposes;

(d) KKC shall, where permitted under Applicable Law, as promptly as reasonably practical, assign to MEI all Regulatory Materials and Regulatory Approvals for any Compound and Product in the Territory (and, in the event of a Partial Termination, in the corresponding Terminated Jurisdiction only) and provide MEI with all correspondence with Regulatory Authorities related to such Regulatory Materials and Regulatory Approval;

(e) KKC shall disclose to MEI all KKC Know-How, KKC’s Sole Inventions and all Joint Inventions to the extent not already known to MEI, which may be necessary or reasonably useful for MEI to continue to Develop, Package, Manufacture and Commercialize Compounds and Products in the Field in the Territory (and, in the event of a Partial Termination, in the corresponding Terminated Jurisdiction only). In addition, KKC shall, at MEI’s request, provide reasonable technical assistance and transfer all KKC Know-How, KKC’s Sole Inventions and Joint Inventions necessary to Package or Manufacture Compounds and Products to MEI or its designee;

(f) KKC shall, to the extent that MEI does not provide written notice that it does not want to receive the benefit thereof in part or in whole, transfer sponsorship and control to MEI of all Clinical Trials of the Product being conducted as of the effective date of termination in the Territory (and, in the event of a Partial Termination, in the corresponding Terminated Jurisdiction only), provided, that, if MEI does not desire to take over control of any given ongoing

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Clinical Trial(s), then KKC shall be responsible for winding-down such trials as soon as possible in accordance with Applicable Law and industry standards.

(g) KKC shall, and shall cause its Affiliates and its and their Sublicensees to, as promptly as reasonably practicable, provide a copy to MEI of all agreements related to the Development, Packaging, Manufacture, use or Commercialization of the Compound or Product (“Product Agreements”) in the Territory (or, in the case of a Partial Termination, Product Agreements relating solely to the corresponding Terminated Jurisdiction), including all Sublicenses, and, to the extent requested by MEI in writing, assign to MEI any Product Agreement, unless, with respect to any such Product Agreement, such Product Agreement expressly prohibits such assignment, in which case KKC (or such Affiliate or Sublicensee, as applicable) shall co-operate with MEI and use Commercially Reasonable Efforts to secure the consent of the applicable Third Party to such assignment, at KKC’s expense, and if any such consent cannot be obtained with respect to a Product Agreement, KKC shall, and shall cause its Affiliates and its and their Sublicensees to, to the extent requested by MEI in writing, facilitate discussions between MEI and such Third Parties to assist MEI in entering into a direct agreement with such Third Parties;

(h) KKC shall transfer to MEI all units of Compound and Product in its possession which are intended for sale, Development or use in the Territory (and, in the event of a Partial Termination, in the corresponding Terminated Jurisdiction only) at no cost; and

(i) KKC shall, if applicable, and hereby does, effective on such termination, assign to MEI [*CONFIDENTIAL*] (and, in the event of a Partial Termination, in the corresponding Terminated Jurisdiction only) in connection with its Development, Packaging, or Commercialization of Products [*CONFIDENTIAL*], including all goodwill therein, and KKC shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment.

11.4 Effect of Termination for Cause by KKC. If KKC is entitled to terminate this Agreement under Section 11.2(b) (Termination for Cause) as a result of an uncured material breach by MEI, KKC may elect to terminate or continue this Agreement. If KKC elects to continue this Agreement, the rights and licenses granted by MEI to KKC under this Agreement shall continue, subject to KKC’s related obligation under this Agreement. If KKC elects to terminate this Agreement under Sections 11.2(b) (Termination for Cause) either in whole or with respect to a Terminated Jurisdiction, or 11.2(d) (Termination for Bankruptcy), the following consequences shall apply (and, in case of a Partial Termination, solely for that corresponding Terminated Jurisdiction) and shall be effective as of the effective date of such termination:

(a) MEI shall compensate KKC any costs and expenses incurred by KKC, or its Affiliates in connection with performing any of the activities contemplated under this Section 11.4 (Effect of Termination for Cause by KKC).

(b) KKC’s license under Section 3.1 (Licenses to KKC) shall terminate (provided, however, that in the event of a Partial Termination, only those licenses for the Terminated Jurisdiction shall terminate);

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(c) The Receiving Party shall return to the Disclosing Party or destroy, at the Disclosing Party’s election, all Confidential Information (or, in case a Partial Termination, Confidential Information relating solely to the corresponding Terminated Jurisdiction) of the Disclosing Party, including all copies thereof and all materials, substances and compositions delivered or provided by the Disclosing Party to the Receiving Party, provided that the Receiving Party shall have the right to retain one (1) copy thereof, which may be retained by the Receiving Party solely for legal archiving purposes, and provided further, that MEI shall have no obligation to return KKC’s Confidential Information to the extent such Confidential Information is KKC Technology specifically related to Compound and Product, subject to Article 10 (Confidentiality; Publication);

(d) KKC shall, at KKC’s election, withdraw Regulatory Approvals for any Compound and Product in the Territory (or, in the case of a Partial Termination, in the corresponding Terminated Jurisdiction only) or, with MEI’s prior written consent, assign to MEI all such Regulatory Materials and Regulatory Approvals for any Compound and Product and provide MEI with copies of all correspondence with Regulatory Authorities relating to such Regulatory Materials and Regulatory Approval; and

(e) KKC shall transfer to MEI and MEI shall purchase all units of Compound and Product which are intended for sale, Development or use in the Territory (or, in the case of a Partial Termination, in the corresponding Terminated Jurisdiction only) at a price equal to KKC’s or its Affiliate’s fully burdened costs for such inventory with shipment costs reimbursed by MEI.

11.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the provisions of Articles 1 (Definitions) (to the extent necessary to give effect to other surviving provisions), 8 (General Payment Provisions) (with respect to amounts incurred or otherwise due or accruing on or prior to expiration or termination), 10 (Confidentiality; Publication) (but not Sections 10.4 (Publication) or 10.5 (Privileged Communications)), 13 (Indemnification; Liability) (but not Section 13.6 (Insurance)), and 14 (General Provisions), and Sections 3.6 (No Implied Licenses; Negative Covenant), 7.1(a), 7.2(b) (Inspections for Improper Activities), 9.1 (Ownership), 11.3 (Effect of Termination) and 11.4 (Effect of Termination for Cause by KKC) as applicable, 11.5 (Survival), 11.6 (Termination Not Sole Remedy), and with respect to amounts incurred or otherwise due or accruing on or prior to expiration or termination, Sections 4.1(e) (U.S. – Development Costs), 4.2(c) (U.S. – Commercialization Costs), 4.4 (U.S. – Financial Terms), 5.1(c) (JP – Development Costs), 5.3 (JP – Financial Terms) (but not Section 5.3(f) (JP - Financial Adjustments)), 6.1(c) (RoW – Development Costs), and 6.3 (RoW – Financial Terms), hereof shall survive the expiration or termination of this Agreement.

11.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

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ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder, and no approval from any governmental authority is required of such Party; and

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not and will not conflict with any agreement, instrument or understanding, oral or written, to which it is or becomes a party or by which it is or may become be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2 Mutual Covenants.

(a) Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform any activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to the Compound or Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c) Compliance. Each Party covenants as follows:

(i) In the performance of its obligations and the exercise of its rights under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, including all export control, anti-corruption and anti-bribery laws and regulations, and shall not cause such other Party’s Indemnitees to be in violation of any Applicable Laws or otherwise cause any reputational harm to such other Party.

(ii) Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to

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any Government Authority or representative thereof or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including either Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Government Authority or representative thereof or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

(iii) Such Party and its and its Affiliates’ employees and contractors shall have complied and will comply with all Anti-Corruption Laws and industry codes dealing with government procurement, conflicts of interest, corruption or bribery.

Each Party shall have the right to suspend or terminate this Agreement, upon written notice to the other Party, in its entirety where there is a credible finding, after a reasonable investigation, that the other Party, in connection with performance of such other Party’s obligations under this Agreement, has violated any Anti-Corruption Laws.

(d) No Challenge. Each Party covenants that it shall not, and shall ensure that its Affiliates and Sublicensees, individually or in association with any other Person does not, challenge the validity, patentability, or enforceability of any claims within the Joint Patents.

12.3 Representations and Warranties by MEI. MEI represents and warrants to KKC as of the Effective Date that:

(a) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in MEI Technology in a manner that is inconsistent with the licenses granted to KKC under Section 3.1 (Licenses to KKC);

(b) MEI has not received any notice from a Third Party that the Development of any Compound or Product conducted by MEI prior to the Effective Date has infringed any Patents of any Third Party or misappropriated any other intellectual property of any Third Party and is not aware of any imminent or likely threat from a Third Party of such infringement or misappropriation;

(c) MEI’s (and its Affiliates, Sublicensees and subcontractors) compensation programs for their respective sales representatives in connection with the Commercialization of Products do not, and will not, provide financial incentives for the promotion, sales, and marketing of Products in violation of any Applicable Laws or any professional requirements;

(d) MEI has no knowledge as of the Effective Date of any Third Party that is infringing or misappropriating any of the MEI Technology in the Territory;

(e) no claim or action has been brought or, to MEI’s knowledge, threatened in writing by any Third Party alleging that the MEI Patents are invalid or unenforceable, and no MEI Patent is the subject of any interference, opposition, cancellation or other protest proceeding; and

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(f) the patents and patent applications listed on Schedule 1.112 constitute all existing MEI Patents as of the Effective Date.

12.4 Representations and Warranties by KKC. KKC represents and warrants to MEI as of the Effective Date that:

(a) KKC has received satisfactory responses from MEI to each specific written request for information, in connection with the execution of this Agreement, made by KKC prior to the Effective Date;

(b) KKC’s (and its Affiliates, Sublicensees and subcontractors) compensation programs for their respective sales representatives in connection with the Commercialization of Products do not, and will not, provide financial incentives for the promotion, sales, and marketing of Products in violation of any Applicable Laws or any professional requirements;

(c) All Products Commercialized, Packaged or Manufactured by, or under authority of, KKC shall be:

(i) packaged, labeled, handled, stored and shipped in accordance with, and shall conform to, applicable specifications; and

(ii) packaged, labeled, handled, stored and shipped in compliance with all Applicable Laws.

12.5 Disclaimer. KKC understands that the Compound and Product are the subject of ongoing clinical research and development and that MEI cannot ensure the safety or usefulness of the Compound or Product or that the Product will receive Regulatory Approvals.

12.6 No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

ARTICLE 13

INDEMNIFICATION; LIABILITY

13.1 Indemnification by MEI. MEI shall indemnify and hold KKC, its Affiliates and Sublicensees, and their respective officers, directors, agents and employees (“KKC Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a) a Manufacturing defect in the Compound or Product supplied by or on behalf of MEI (other than by any KKC Indemnitees) or any of its Affiliates or Third Party Sublicensees to KKC for use in Japan or RoW (except in connection with a U.S. Global Study),

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except to the extent any such Claim arises or results from KKC’s failure or delay in taking appropriate action after having become aware of such Manufacturing defect;

(b) the gross negligence or willful misconduct of any of the MEI Indemnitees; and

(c) any material breach by MEI of this Agreement.

except in each case, to the extent such Claims result from the material breach by KKC of any covenant, representation, warranty or other agreement made by KKC in this Agreement or the negligence or willful misconduct of any KKC Indemnitee. Notwithstanding the above, MEI will have no obligation to defend or indemnify KKC or its Affiliates for any claim brought by a shareholder or a class of shareholders of KKC or its Affiliates including, securities fraud claims, shareholder direct claims, and shareholder derivative claims, except to the extent resulting from the gross negligence or willful misconduct on the part of MEI or any Affiliate.

13.2 Indemnification by KKC. KKC shall indemnify and hold MEI, its Affiliates, Direct Licensees, and Sublicensees, and their respective officers, directors, agents and employees (“MEI Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a) a Manufacturing defect in the Compound or Product supplied by or on behalf of KKC (other than by any MEI Indemnitees) or any of its Affiliates or Third Party Sublicensees to MEI for use in the U.S. (except in connection with a U.S. Global Study), except to the extent any such Claim arises or results from MEI’s failure or delay in taking appropriate action after having become aware of such Manufacturing defect;

(b) except in connection with a U.S. Global Study, the use, Development, Packaging, Commercialization, handling, storage or other disposition by or on behalf of KKC or any of its Affiliates or Sublicensees of any Compound or Product in the Field in or for Japan or the RoW, including any Product Liability Claim in Japan or the RoW, except to the extent any such Claims are subject to MEI’s indemnification obligations under Section 13.1(a) (Indemnification by MEI); or

(c) the gross negligence or willful misconduct of any of the KKC Indemnitees; or

(d) the material breach by KKC of this Agreement;

except in each case, to the extent such Claims result from the material breach by MEI of any covenant, representation, warranty or other agreement made by MEI in this Agreement or the negligence or willful misconduct of any MEI Indemnitee. Notwithstanding the above, KKC will have no obligation to defend or indemnify MEI or its Affiliates for any claim brought by a shareholder or a class of shareholders of MEI or its Affiliates including, securities fraud claims, shareholder direct claims, and shareholder derivative claims, except to the extent resulting from the gross negligence or willful misconduct on the part of KKC or any Affiliate.

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13.3 Indemnification Procedure. If either Party is seeking indemnification under Sections 13.1 (Indemnification by MEI) or 13.2 (Indemnification by KKC) (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without such Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 13.1 (Indemnification by MEI) or 13.2 (Indemnification by KKC) as to any claim, pending resolution of the dispute pursuant to Section 14.12 (Dispute Resolution), the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 (Indemnification by MEI) or 13.2 (Indemnification by KKC) upon resolution of the underlying claim. For clarity, the Financial Exhibit addresses the treatment and allocation of Collaboration Losses for which the Parties will share liability, including Product Liability Claims in the U.S.

13.4 Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take reasonable steps and actions to mitigate any Claims (or potential losses or damages) under this Article 13 (Indemnification; Liability). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5 Special, Indirect and Other Losses. EXCEPT IN THE EVENT OF A PARTY’S BREACH OF Article 10 (CONFIDENTIALITY; PUBLICATION) OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST REVENUES OR LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 13.5 (Special, Indirect and Other Losses) shall not be construed to limit [*CONFIDENTIAL*].

13.6 Insurance. Each Party, at its own expense, shall maintain Product Liability and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 14

GENERAL PROVISIONS

14.1 Non-Compete.

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(a) During the Term of this Agreement (i.e., this Agreement has not been terminated in its entirety) and for an additional period of [*CONFIDENTIAL*] thereafter with respect to the U.S. and RoW, and, with respect to Japan, [*CONFIDENTIAL*] thereafter, in each case following: (i) the early termination of this Agreement [*CONFIDENTIAL*] (provided, for clarity, that no such additional period shall apply in the case of the natural expiration of this Agreement), each Party shall not, and shall ensure that its Affiliates and its Sublicensees do not, directly or indirectly, conduct, have conducted, exploit, or fund any activity that involves the conduct of, [*CONFIDENTIAL*] any compound or product in or for Japan that is intended [*CONFIDENTIAL*] other than, in each case of (1) and (2), the Compound and Product in accordance with this Agreement and any applicable supply agreement between the Parties. For clarity, the Parties agree that the scopes of restrictions with respect to subsections (1) and (2) shall be independent of each other, and accordingly that any restrictions set forth in subsection (2) with respect to the U.S. and RoW above will not, and are not intended to, result in any substantive expansion or modification to the scope of restrictions under the subsection (1) with respect to Japan. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 14.1 (Non-Compete) be enforced to the fullest extent permissible under Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. KKC and MEI believe that the restrictive covenants in this Section 14.1 (Non-Compete) are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, provided that such amendment shall apply only with respect to the operation of such provision of this Section 14.1 (Non-Compete) in the particular jurisdiction in which such declaration is made.

(b) Notwithstanding Section 14.1(a) (Non-Compete), if during the relevant time period under Section 14.1(a) (Non-Compete), a Party (such Party, the “Acquiring Party”) or any of its Affiliates (as applicable) merges or consolidates with, or otherwise acquires, or is acquired by, a Third Party wherein such Third Party is engaged in activities that would otherwise constitute a breach of Section 14.1(a) (Non-Compete) (a “Competitive Program”), unless the Parties agree otherwise in writing, the Acquiring Party shall, within [*CONFIDENTIAL*] after the closing date of the merger, consolidation or acquisition, notify the other Party in writing that it intends to either (i) [*CONFIDENTIAL*] or (ii) [*CONFIDENTIAL*]. If the Acquiring Party notifies the other Party that it:

(i) intends [*CONFIDENTIAL*], then the Acquiring Party or its Affiliate [*CONFIDENTIAL*] as quickly as possible (and in any event, subject to Applicable Law, within [*CONFIDENTIAL*] of the date of such written notice); or

(ii) intends [*CONFIDENTIAL*], then the Acquiring Party or its relevant Affiliate shall use all reasonable efforts to effect [*CONFIDENTIAL*] quickly as possible (and in any event within [*CONFIDENTIAL*] of the date of such written notice); provided, that, if the Acquiring Party or its relevant Affiliate fails to complete

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[*CONFIDENTIAL*] within such [*CONFIDENTIAL*], but can demonstrate to the other Party’s reasonable satisfaction that it used all reasonable efforts [*CONFIDENTIAL*] within such [*CONFIDENTIAL*], then, unless otherwise required by Applicable Law, [*CONFIDENTIAL*] shall be extended for such additional reasonable period thereafter as is necessary to enable such Competitive Program [*CONFIDENTIAL*], not to exceed an additional [*CONFIDENTIAL*]; provided, further, however, that all times periods under this Section 14.1(b) (Non-Compete) shall be extended for such period as is necessary to obtain any governmental or Regulatory Approvals required to complete [*CONFIDENTIAL*] for so long as the Acquiring Party or its relevant Affiliate is using good faith efforts to obtain such approvals.

14.2 Personally-Identifiable Data / GDPR Compliance. The Parties will negotiate in good faith and enter into a Joint Controller and Onward Transfer Agreement [*CONFIDENTIAL*] of the Effective Date (“GDPR Agreement”). Upon the execution of such GDPR Agreement, the Existing Data Agreement will automatically terminate and be superseded and replaced by the GDPR Agreement. All Confidential Information containing personally-identifiable data or personal data (as defined in the General Data Protection Regulation (EU) 2016/679 (“GDPR”)) shall be processed by each Party and its Affiliates, Sublicensees, and processors and sub-processors in accordance with all data protection and privacy laws, rules and regulations applicable to such data, and in accordance with the (a) the Existing Data Agreement prior to the execution of the GDPR Agreement (to the extent applicable), and (b) the GDPR Agreement after the execution of the GDPR Agreement. In addition, the Parties will execute other appropriate agreements and provide the other Party full and timely cooperation and support that is reasonably required to achieve or to ensure full GDPR compliance and/or compliance of either Party with national laws and regulations for such personally-identifiable data or personal data.

14.3 Subcontractor. Without limiting Section 3.3 (Sublicense Rights), to the extent applicable, each Party shall have the right to engage subcontractors for the performance of its obligations under this Agreement; provided, however, that such Party shall remain responsible for and be guarantor of the performance by its Affiliates and Third Party subcontractors and shall cause its Affiliates and Third Party subcontractors to comply with the provisions of this Agreement in connection with such performance, including obligations of confidentiality and non-use of the other Party’s Confidential Information and invention assignment consistent with those contained herein. Each Party shall remain responsible and liable for the performance any such subcontractor(s) and such Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate or a Third Party subcontractor, for any obligation or performance hereunder prior to proceeding directly against it.

14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law; provided, that, the Existing Data Agreement and the GDPR Agreement shall be governed by and construed in accordance with the laws identified therein.

14.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement

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and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party to which this Agreement relates to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) and its Affiliates existing prior to the transaction shall not be included in the technology licensed hereunder; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such assignee. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 14.5 (Assignment) shall be null and void.

14.6 Entire Agreement; Modification; JP Agreement and Prior CDA.

(a) This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

(b) As of the Effective Date, each of the JP Agreement and Prior CDA shall be deemed to be terminated in their respective entirety (including any provisions that would otherwise survive termination), and of no further force or effect, notwithstanding anything to the contrary contained in the JP Agreement or the Prior CDA; provided that, notwithstanding anything to the contrary herein, the Existing Data Agreement shall survive the termination of the JP Agreement and continue in full force and effect until the execution of the GDPR Agreement. This Agreement will be deemed to satisfy any requirement that any amendment to the JP Agreement or the Prior CDA be in writing and executed by the Parties.

14.7 Relationship Between the Parties. The Parties’ relationship with one another, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party. Neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.8 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

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14.9 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Government Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

14.10 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.11 Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by air mail (postage prepaid) requiring return receipt, (c) by overnight courier, or (d) by e-mail with delivery and return receipts requested and confirmation of delivery thereafter, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five (5) days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (iv) if sent by e-mail, the date of confirmation of receipt.

If to MEI:

MEI Pharma, Inc.

3611 Valley Centre Drive STE 500

San Diego, CA 92130

[*CONFIDENTIAL*]

[*CONFIDENTIAL*]

If to KKC:

Kyowa Kirin Co., Ltd.

1-9-2 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan

[*CONFIDENTIAL*]

[*CONFIDENTIAL*]

14.12 Dispute Resolution.

(a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. Subject to Section 14.12(h) (Dispute Resolution), in the event the Parties cannot resolve such dispute, controversy or claim within a period of [*CONFIDENTIAL*], then the matter shall be

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referred to the Chief Executive Officer of KKC (or his or her designee) and the Chief Executive Officer of MEI (or his or her designee) (collectively, the “Executive Officers”), who shall use good faith efforts to resolve promptly such matter, which good faith efforts shall include at least [*CONFIDENTIAL*] between such Executive Officers within [*CONFIDENTIAL*] after the submission of such matter to them.

(b) Except as expressly set forth in Section 14.12(h) (Dispute Resolution), if, after going through the procedure above in Section 14.12(a) (Dispute Resolution), the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 14.12(g) (Dispute Resolution)) shall be finally resolved, at either Party’s request, by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the arbitration rules then in effect.

(c) The arbitration shall be conducted by a panel of three (3) neutral arbitrators experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates or any Sublicensee. Within [*CONFIDENTIAL*] after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third (3rd) arbitrator within [*CONFIDENTIAL*] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed by AAA. The place of arbitration shall be San Francisco, California, and all proceedings and communications shall be in English. The arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. The award rendered by the arbitrators shall be final, binding and non-appealable (except in the event of gross error or fraud), and judgment may be entered upon it in any court of competent jurisdiction.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators’ authority to award punitive or any other type of damages not measured by a Party’s compensatory damages shall be subject to the limitation set forth in Section 13.5 (Special, Indirect and Other Losses). Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by law, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

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(g) As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright.

(h) Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright, and no such claim shall be subject to arbitration pursuant to subsections (b) and (c) of this Section 14.12 (Dispute Resolution). In the event that injunctive or other equitable relief is granted by a court, no bond or other security will need to be posted.

14.13 Performance by Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.14 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

14.15 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.16 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, or Schedules shall be construed to refer to Articles, Sections, or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other

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written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding electronic mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the terms “or” and “and/or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

14.17 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to require to be taken on the next occurring Business Day.

14.18 Offset Rights. Except as expressly permitted in this Agreement, neither Party may, at any time or for any reason, offset any payments due to the other Party or its Affiliates under this Agreement.

14.19 English Language. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

14.20 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall prepare such counterpart by electronically transmitting a signed copy of this Agreement (e.g., by portable document format), which counterpart shall be deemed an original and fully valid and binding on the Party whose name is contained therein. Without limitation to the foregoing, each Party agrees to, as soon as reasonably practicable, execute and deliver to the other Party physical signed copies of the Agreement upon request by the other Party.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

KYOWA KIRIN CO., LTD.		MEI PHARMA, INC.

By:	/s/ Masashi Miyamoto	By:	/s/ Daniel P. Gold

Name:	Masashi Miyamoto, Ph.D.	Name:	Daniel P. Gold, Ph.D.

Title:	President & Chief Executive Officer	Title:	President & Chief Executive Officer

Date:	April 13, 2020	Date:	April 13, 2020

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Schedule 1.35

Compound Structure

[ONE PAGE HAS BEEN REDACTED]

[*CONFIDENTIAL*]

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Schedule 1.59

Financial Exhibit

Net Profit or Loss shall exclude all of the payments set forth in Sections 8.1 (Upfront Payment), 4.4(a) (U.S. –Milestone Payments), 5.3 (JP – Financial Terms), 6.3 (RoW – Financial Terms), all Development Costs and capital expenditures, and any other cost not specifically included in U.S. Commercialization Costs, including costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other overhead activities. For the sake of clarity, cost items included in components of Net Profit or Loss shall not be double counted and shall not be included in Development Costs.

Calculation of Net Profit or Loss

Net Profit or Loss shall be calculated for each Calendar Quarter by determining the Net Sales of Products in the U.S., adding any Other Income and subtracting the sum of the U.S. Commercialization Costs incurred with regard to Products in the U.S. during such Calendar Quarter. Notwithstanding the foregoing, on a Calendar Year-to-date basis, U.S. Commercialization Costs shall not be included in such calculation if such expenses are in excess of the amounts allocated for such Calendar Year-to-date period, in the applicable U.S. Commercialization Budget and each Party will be solely responsible for U.S. Commercialization Costs it incurs in excess of the amounts set forth in the U.S. Commercialization Budget; provided, however, that U.S. Commercialization Costs in excess of the applicable U.S. Commercialization Budget shall be included in the calculation of Net Profit or Loss (i) if the JSC approves such excess U.S. Commercialization Costs (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent the U.S. Commercialization Costs in excess of the applicable U.S. Commercialization Budget were not within the reasonable control of the Party (or Party’s Affiliate) incurring such expense, (ii) to the extent such excess does not exceed by more than [*CONFIDENTIAL*] of the total U.S. Commercialization Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the applicable U.S. Commercialization Budget for such Calendar Year, or (iii) if such U.S. Commercialization Cost is a Product Liability-related cost which were not anticipated at the time the applicable Budget was established for a Calendar Year, in which case such Product Liability-related costs shall not be included for determining whether the Parties have exceeded the amounts budgeted to be incurred by such Parties in such Calendar Year for U.S. Commercialization Costs. Notwithstanding the foregoing, for clarity, Product Liability-related costs that are entitled to indemnification under Article 13 (Indemnification; Liability) shall be solely borne by the relevant Indemnifying Party, and shall not be shared hereunder.

General Principles.

Each Party shall provide financial statements in such reporting format as the JFC may establish for use by the Parties.

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All calculations to be made pursuant to this Financial Exhibit shall be made in accordance with (i) the applicable definitions and terms set forth in this Financial Exhibit and in the Agreement in a manner consistent with the methodologies used for the applicable U.S. Commercialization Budget (first priority), (ii) the specific accounting policies as may be established by JFC (second priority) and (iii) GAAP (third priority). All undefined terms shall be construed in accordance with GAAP, but only to the extent consistent with the other express terms and definitions in this Financial Exhibit and the Agreement and specific accounting policies established by the JFC.

For the avoidance of doubt, income and withholding Taxes imposed on either of the Parties or their Affiliates hereunder will not be included in the calculation of Net Profit or Loss.

Losses from Third Party Claims; Exclusion of Costs Subject to Indemnification under Section 13.1 (Indemnification by MEI) or Section 13.2 (Indemnification by KKC)

The Parties agree that any Collaboration Losses will be charged to the Net Profit or Loss; provided, that Net Profit or Loss will not include Collaboration Losses of a Party or its Affiliate that are subject to indemnification by such Party pursuant Section 13.1 (Indemnification by MEI) or Section 13.2 (Indemnification by KKC) (and for clarity, if a Third Party makes a Third Party Claim (other than a Product Liability Claim for which the costs are shared) directly against MEI (or any of its Affiliates) or KKC (or any of its Affiliates), respectively, that would otherwise be indemnified by MEI or KKC, respectively, if such Third Party Claim had been made against the other Party (or any of its Affiliates), then costs incurred by MEI or KKC in connection with such direct Third Party Claim will not be included in the calculation of Net Profit or Loss).

Reconciliations

The JFC will coordinate to resolve any differences in or disputes regarding the calculation of Net Profit or Loss, or any component thereof and escalate any unresolved differences for resolution to the JSC.

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Schedule 1.98

● KKC Patents

[*CONFIDENTIAL*]

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Schedule 1.112

MEI Patents

[4 PAGES HAVE BEEN REDACTED]

[*CONFIDENTIAL*]

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Schedule 3.7(c)

Manufacturing Technology Transfer Plan

The Parties shall conduct Manufacturing technology transfer of the Compound and the Products in accordance with this Manufacturing Technology Transfer Plan and Section 3.7(c) (Technology Transfer to KKC) of the Agreement. MEI will provide subject matter expertise including making appropriate employees available at reasonably agreed times and frequency, for the purpose of enabling KKC’s CMO to Manufacture the Compound and the Product and supply the JP and RoW Supply Items.

[*CONFIDENTIAL*]

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Schedule 4.1(a)

U.S. Development Plan

[*CONFIDENTIAL*] [8 PAGES HAVE BEEN REDACTED]

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Schedule 4.3

Co-Promotion Terms

[*CONFIDENTIAL*] [5 PAGES HAVE BEEN REDACTED]

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Schedule 5.1(a)

JP Development Plan

[*CONFIDENTIAL*] [4 PAGES HAVE BEEN REDACTED]

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Schedule 10.6

Joint Press Release

MEI Pharma and Kyowa Kirin Announce Global License, Development and Commercialization

Agreement for ME-401

•	MEI Pharma and Kyowa Kirin will co-develop and co-promote ME-401 in the U.S.; MEI to book U.S. sales on 50-50 profit and cost sharing

•	Kyowa Kirin obtains exclusive commercialization rights ex-U.S.; MEI to receive escalating tiered royalty payments on ex-U.S. sales

•

MEI to receive $100 million in an upfront cash payment and is eligible to receive up to an additional $582.5 million based on the achievement of specified development, regulatory and commerical milestones

•	MEI to host conference call on April 15 at 8:00 a.m. ET

SAN DIEGO, and TOKYO, April 15, 2020 – MEI Pharma, Inc. (NASDAQ: MEIP) and Kyowa Kirin Co., Ltd. (Kyowa Kirin, TSE: 4151) today jointly announced that the companies have entered into a global license, development and commercialization agreement to further develop and commercialize MEI’s ME-401, an oral, once-daily, investigational drug-candidate, selective for phosphatidylinositol 3-kinase delta (PI3Kd), in clinical development for the treatment of B-cell malignancies. MEI and Kyowa Kirin will co-develop and co-promote ME-401 in the U.S., with MEI booking all revenue from U.S. sales. Kyowa Kirin has exclusive commercialization rights outside of the U.S.

ME-401 is being studied in the ongoing Phase 2 TIDAL clinical trial evaluating patients with relapsed or refractory follicular lymphoma which, subject to results, may support an accelerated approval of a marketing application with the U.S. Food and Drug Administration (FDA). An ongoing Phase 1b study is evaluating ME-401 as a monotherapy and in combination with rituximab (Rituxan®) or zanubrutinib (Brukinsa™) in patients with B-cell malignancies. Also, a Phase 1 study was initiated in 2019 evaluating ME-401 as a monotherapy in patients with indolent B-cell malignancy in Japan.

“This global partnership with Kyowa Kirin is a key step to achieving our goal of broadly developing and commercializing ME-401, optimizing the opportunity to benefit patients across multiple B-cell malignancies inside and outside the U.S., and also building value for our shareholders,” said David M. Urso, J.D., chief operating officer & general counsel of MEI Pharma. “The decision to expand our alliance with Kyowa Kirin is based on the successful relationship we’ve built working together to date under our 2018 Japan license agreement, and the respect we have for Kyowa Kirin and their ability to jointly execute our shared vision of ME-401 in the U.S. and around the world.”

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“I am delighted to expand our agreement with MEI Pharma for the development and commercialization of ME-401 all over the world,” said Tomohiro Sudo, Executive Officer, Director of Strategic Product Planning Department for Kyowa Kirin. “We believe that ME-401 may be an important new treatment option for patients and further enhances our global oncology pipeline.

About the Global License, Development and Commercialization Agreement

Under the terms of the agreement, which substantially retains and consolidates the terms of the 2018 license agreement between MEI and Kyowa Kirin to develop and commercialize ME-401 in Japan, MEI will receive a $100 million upfront payment from Kyowa Kirin. MEI is also eligible to receive up to $582.5 million in additional payments from Kyowa Kirin depending on the achievement of certain U.S. and ex-U.S. development, regulatory and commercial milestones.

If approved by FDA in the U.S., MEI and Kyowa Kirin will co-promote ME-401, with MEI booking all revenue from sales. MEI and Kyowa Kirin will share U.S. profits and costs (including development costs) on a 50-50 basis.

Outside the U.S., Kyowa Kirin will have exclusive commercialization rights, lead commercialization and book all revenues from sales of ME-401. Kyowa Kirin will pay MEI escalating tiered royalties on ex-U.S. sales starting in the teens. Kyowa Kirin will be responsible for all incremental ex-U.S. clinical development costs and all ex-U.S. regulatory, CMC and commercial costs.

The companies have agreed to a development plan designed to broadly evaluate ME-401 in patients with various B-cell malignancies, including in combination with other agents.

Conference Call & Webcast Information (Conducted by MEI)

When: April, 15, 2020, 8:00 a.m. ET

Dial-in:

Conference ID:

Please join the conference call at least 10 minutes early to register. You can access the live webcast under the investor relations section of MEI’s website at: www.meipharma.com. A replay of the conference call will be archived under events and webcasts for at least 30 days after the call.

About ME-401

MEI-401 is an investigational treatment and not approved by the U.S. Food and Drug Administration (FDA) or other Health Authorities. Clinical development of ME-401 as an oral, once-daily, selective PI3Kd inhibitor for the treatment of B-cell malignancies is ongoing. The U.S. FDA recently granted ME-401 Fast Track designation.

MEI is currently conducting two ongoing studies evaluating ME-401. The first is a Phase 2 clinical trial evaluating ME-401 as a monotherapy for the treatment of adults with relapsed or refractory follicular lymphoma after failure of at least two prior systemic therapies including chemotherapy and an anti-CD20 antibody. Subject to the results, upon completion of the Phase 2 clinical trial, ME-401 is planned to be submitted with the FDA to support an accelerated approval of a marketing application under 21 CFR Part 314.500, Subpart H. The second study is a multi-arm, open-label, Phase 1b dose escalation and expansion trial evaluating ME-401 as a monotherapy and in combination with other therapies or investigational agents in patients with relapsed or refractory B-cell malignancies. Additionally, a Phase 1 study was initiated by Kyowa Kirin in 2019 evaluating ME-401 as a monotherapy in patients with indolent B-cell malignancy in Japan.

Confidential	EXECUTION VERSION

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a late-stage pharmaceutical company focused on developing potential new therapies for cancer. Our portfolio of drug candidates contains four clinical-stage assets, including one candidate in an ongoing global registration trial and another candidate in a Phase 2 clinical trial which may support an accelerated approval marketing application with the U.S. Food and Drug Administration. Each of our pipeline candidates leverages a different mechanism of action with the objective of developing therapeutic options that are: (1) differentiated, (2) address unmet medical needs and (3) deliver improved benefit to patients either as standalone treatments or in combination with other therapeutic options. For more information, please visit www.meipharma.com.

About Kyowa Kirin

Kyowa Kirin commits to innovative drug discovery driven by state-of-the-art technologies. The company focuses on creating new value in the four therapeutic areas: nephrology, oncology, immunology/allergy and neurology. Under the Kyowa Kirin brand, employees from 36 group companies across North America, EMEA and Asia/Oceania unite to champion the interests of patients and their caregivers by discovering solutions to address unmet medical needs. You can learn more about the business of Kyowa Kirin at www.kyowakirin.com.

Forward-Looking Statements

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; the impact of the COVID-19 pandemic on our industry and individual companies, including on our counterparties, the supply chain, the execution of our clinical development programs, our access to financing and the allocation of government resources; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts for MEI Pharma, Inc.:

David A. Walsey

VP of IR and Corporate Communications

Tel: +1-858-369-7104

investor@meipharma.com

Confidential	EXECUTION VERSION

Jason I. Spark

Canale Communications for MEI

Tel: +1-619-849-6005

jason@canalecomm.com

Contacts for Kyowa Kirin Co., Ltd.:

Media

Hiroki Nakamura

+81-3-5205-7205

Email: media@kyowakirin.com